                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:
/X/  Preliminary proxy statement                                        / / Confidential, For Use of the Commission
/ /  Definitive proxy statement                                             only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              EQUITRAC CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                              EQUITRAC CORPORATION
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
       / /  No fee required.

       /X/ Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)      Title of each class of securities to which transaction applies:

            Common Stock, par value $.01 per share ("Common Stock"), of Equitrac Corporation.

   (2)      Aggregate number of securities to which transaction applies:

            3,375,338 shares of Common Stock and 297,982 options to purchase shares of Common Stock (based on the terms of the original recapitalization agreement and plan of merger)

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

            $25.25 per share in cash-out merger plus the difference between $25.25 and the exercise price of each share subject to an option (based on the terms of the original recapitalization agreement and plan of merger)

   (4)      Proposed maximum aggregate value of transaction:
            $89,077,045. (based on the terms of the original recapitalization agreement and plan of merger)


   (5)      Total fee paid:
            $17,815.40 (previously paid on March 17, 1999).

 / /        Fee paid previously with preliminary materials:

 / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount previously paid:

            (2) Form, schedule or registration statement no.:

            (3) Filing party:

            (4) Date Filed:

                              EQUITRAC CORPORATION
                          836 PONCE DE LEON BOULEVARD
                          CORAL GABLES, FLORIDA 33134


                                                                   June   , 1999


Dear Shareholders:


     You are cordially invited to attend a special meeting of shareholders of
Equitrac Corporation to be held on July 27, 1999 at              local time at
             .



     At this special meeting, you will be asked to consider and vote to approve the Amended and Restated Recapitalization Agreement and Plan of Merger among Equitrac, Chargeback Acquisition Corp., a corporation newly formed by Cornerstone Equity Investors IV, L.P., John T. Kane and George P. Wilson. Pursuant to the recapitalization agreement and plan of merger, Equitrac will be recapitalized and an investor group led by Cornerstone, together with members of Equitrac's senior management, will acquire all of the capital stock of Equitrac in a merger. As a result of the merger, Equitrac's shareholders will be entitled to receive $21.00 in cash for each of their shares of common stock. Members of Equitrac's senior management who will be part of the investor group acquiring Equitrac will be entitled to receive an equity interest in Equitrac following the merger in exchange for a portion of their shares of Equitrac common stock and stock options. These members of Equitrac's senior management will also be entitled to receive cash merger consideration based on a value of $21.00 per share for the remaining portion of their shares and stock options.



     The recapitalization and merger cannot be completed unless the recapitalization agreement and plan of merger is approved by shareholders holding a majority of the outstanding shares of Equitrac common stock. Some of the executive officers of Equitrac, who beneficially own approximately 33% of the outstanding shares of Equitrac common stock entitled to vote at the special meeting, have agreed to vote their shares of Equitrac common stock in favor of the recapitalization agreement and plan of merger. Therefore, holders of only an additional 17% of the outstanding shares of Equitrac common stock need to vote in favor of the recapitalization and the merger for these transactions to be approved. Equitrac's shareholders are not entitled under Florida law or Equitrac's articles of incorporation to exercise dissenters' appraisal rights in connection with the recapitalization or the merger.



     Completion of the transactions is also subject to the satisfaction of several other conditions, including the surviving corporation obtaining the necessary financing under existing commitments that have been obtained on its behalf. Accordingly, if shareholders approve the recapitalization and merger, there can be no assurance these transactions will be completed. If the merger is completed, the receipt of the cash merger consideration by you for your Equitrac common stock will be a taxable transaction for federal income tax purposes.



     The recapitalization agreement and plan of merger has been unanimously approved by Equitrac's Board of Directors, acting on the unanimous recommendation of an independent special committee of the Board of Directors. In connection with their evaluation of this agreement, the Board of Directors on behalf of the special committee engaged Prudential Securities Incorporated to act as financial advisor to the special committee. Prudential Securities has rendered a fairness opinion dated June 3, 1999 to the special committee to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash consideration of $21.00 per share to be received by Equitrac's shareholders (other than members of Equitrac's senior management who will be part of the investor group acquiring Equitrac) in the merger is fair from a financial point of view to such shareholders. Prudential Securities' opinion is attached as Appendix B to the accompanying proxy statement. We recommend that you read Prudential Securities' opinion in its entirety.


     In February 1999, Equitrac and Cornerstone entered into a definitive recapitalization agreement and plan of merger, pursuant to which Cornerstone would acquire all of the outstanding shares of common stock of Equitrac, other than certain shares held by John Kane, George Wilson and certain other members of senior management, for $25.25 per share in cash. For the reasons described in the accompanying proxy statement, the agreement has been revised to reduce to $21.00 the per share cash payment that Equitrac's shareholder will be entitled to receive for their Equitrac common stock. Except for the reduction in the cash merger consideration, the terms and conditions of the amended and restated recapitalization agreement and plan of merger are substantially identical to those of the original agreement.



     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE AMENDED AND RESTATED RECAPITALIZATION AGREEMENT AND PLAN OF MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF EQUITRAC'S SHAREHOLDERS (OTHER THAN MEMBERS OF EQUITRAC'S SENIOR MANAGEMENT WHO WILL BE PART OF THE INVESTOR GROUP ACQUIRING EQUITRAC) AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS APPROVE AND ADOPT THE AMENDED AND RESTATED RECAPITALIZATION AGREEMENT AND PLAN OF MERGER.



     The accompanying proxy statement explains the amended and restated recapitalization agreement and plan of merger and the proposed recapitalization and merger and provides specific information about the parties involved and their interests. Please read this document carefully.



     PLEASE GIVE ALL THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE RECAPITALIZATION AND MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.


                                                Sincerely,

                                                John T. Kane
                                                Chairman of the Board of
                                                Directors

                              EQUITRAC CORPORATION
                          836 PONCE DE LEON BOULEVARD
                          CORAL GABLES, FLORIDA 33134

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 27, 1999


                           -------------------------


     A special meeting of shareholders of Equitrac Corporation, a Florida
corporation, will be held on July 27, 1999 at              , local time, at
               , for the following purposes:



          1. To consider and vote upon a proposal to approve the Amended and Restated Recapitalization Agreement and Plan of Merger (the "Merger Agreement") dated June 4, 1999 among Equitrac, Chargeback Acquisition Corp. ("Merger Sub"), a Florida corporation formed by Cornerstone Equity Investors IV, L.P. ("Cornerstone"), and John T. Kane and George P. Wilson. Pursuant to the Merger Agreement:



        - Equitrac will undergo a recapitalization whereby: (1) Equitrac will amend its Articles of Incorporation to create and authorize the issuance of preferred stock, (2) Cornerstone, its affiliates and other investors will make an approximately $24.9 million equity contribution to Equitrac in exchange for preferred stock, and (3) members of Equitrac's management, including Messrs. Kane and Wilson, will exchange some of their shares of Equitrac common stock and stock options for preferred stock; and then



        - Merger Sub will be merged with and into Equitrac pursuant to which:
          (1) the holders of Equitrac common stock will be entitled to receive $21.00 in cash for each of their shares of Equitrac common stock outstanding at the time of the merger, and (2) the holders of Equitrac preferred stock as a result of the recapitalization will be entitled to receive preferred stock and common stock in the surviving corporation for each of their shares of Equitrac preferred stock outstanding at the time of the merger. A copy of the Merger Agreement is attached as Annex A to and is described in the accompanying proxy statement.


          2. To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

     Shareholders of record of Equitrac common stock at the close of business on June 18, 1999, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of shareholders will be available for inspection for ten days preceding the special meeting at the office of the Secretary of Equitrac, 836 Ponce de Leon Boulevard, Coral Gables, Florida, and will be available for inspection at the meeting itself. Approval of the Merger Agreement and the transactions contemplated thereby, including the recapitalization and merger, will require the affirmative vote of the holders of a majority of the shares of Equitrac common stock outstanding on the record date. A form of proxy and a proxy statement containing more detailed information about the matters to be considered at the special meeting accompany and form a part of this notice.


                                                By order of the Board of
                                                Directors,

                                                Sharon Jones
                                                Secretary

Coral Gables, Florida

June   , 1999



     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                     PRELIMINARY COPY, DATED JUNE 17, 1999


                              EQUITRAC CORPORATION
                          836 PONCE DE LEON BOULEVARD
                          CORAL GABLES, FLORIDA 33134

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 27, 1999



     This proxy statement is furnished to shareholders of Equitrac Corporation, a Florida corporation, in connection with the solicitation of proxies by the Board of Directors of Equitrac for use at the special meeting of shareholders to
be held on July 27, 1999 at              , local time, at              , and at
any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the special meeting, if properly executed, returned to Equitrac prior to the meeting and not revoked. This proxy statement and the enclosed proxy card
are first being mailed to shareholders of Equitrac on or about June   , 1999.



     At the special meeting, holders of Equitrac common stock will be asked to consider and vote upon a proposal to approve the Amended and Restated Recapitalization Agreement and Plan of Merger (the "Merger Agreement") dated June 4, 1999 among Equitrac, Chargeback Acquisition Corp. ("Merger Sub"), a Florida corporation formed by Cornerstone Equity Investors IV, L.P. ("Cornerstone"), and John T. Kane and George P. Wilson. Pursuant to the Merger
Agreement:



     - Equitrac will undergo a recapitalization (the "Recapitalization") pursuant to which: (1) Equitrac will amend its Articles of Incorporation to create and authorize the issuance of preferred stock, (2) Cornerstone, its affiliates, and other investors will make an approximately $24.9 million equity contribution to Equitrac in exchange for preferred stock, and (3) members of Equitrac's management, including Messrs. Kane and Wilson, will exchange some of their shares of Equitrac common stock and/or stock options for preferred stock; and then



     - Merger Sub will be merged with and into Equitrac (the "Merger") pursuant to which: (1) the holders of Equitrac common stock will be entitled to receive $21.00 in cash for each of their shares of Equitrac common stock outstanding at the time of the Merger, and (2) the holders of Equitrac preferred stock as a result of the Recapitalization will be entitled to receive preferred stock and common stock in the surviving corporation for each of their shares of Equitrac preferred stock outstanding at the time of the Merger.


     In this document, we refer to the Recapitalization and the Merger and the other transactions contemplated by the Merger Agreement collectively as the "Transactions." A copy of the Merger Agreement is attached as Appendix A to and is described in this proxy statement.


     The Transactions cannot be completed unless the Merger Agreement is approved by the holders of a majority of the shares of Equitrac common stock. Some of the executive officers of Equitrac, who beneficially own approximately 33% of the outstanding shares of Equitrac common stock entitled to vote at the special meeting, have agreed to vote their shares of Equitrac common stock at the special meeting in favor of the Merger Agreement. Therefore, holders of only an additional 17% of the outstanding shares of

Equitrac common stock need to vote in favor of the Merger Agreement for the Transactions to be approved. Completion of the Transactions is also subject to the satisfaction of several other conditions, including the surviving corporation obtaining the necessary financing under existing commitments that have been obtained on its behalf. Accordingly, even if shareholders approve and adopt the Merger Agreement, there can be no assurance that the Transactions will be completed.


     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for adoption and approval of the Merger Agreement and
(ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is properly brought before the special meeting, the proxy holders may vote the proxies in their discretion. The Board of Directors does not know of any such other matter or business.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EQUITRAC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



     THE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers about the Recapitalization and
  Merger....................................................    i
Who Can Help Answer Your Questions..........................   vi
Cautionary Statement Concerning Forward-Looking
  Information...............................................  vii
Summary.....................................................    1
  The Companies.............................................    1
  The Recapitalization and Merger...........................    1
  The Special Meeting.......................................    2
  Record Date; Voting Power; Quorum.........................    2
  Vote Required; Security Ownership of Management...........    3
  Voting Agreement; Irrevocable Proxy.......................    3
  Recommendations of the Board of Directors and Special
     Committee..............................................    3
  Opinion of Financial Advisor..............................    4
  Conflicts of Interest.....................................    4
  Treatment of Outstanding Stock Options....................    5
  Indemnification...........................................    5
  Federal Income Tax Consequences...........................    5
  Accounting Treatment......................................    6
  Dissenters' Appraisal Rights..............................    6
  Financing of the Merger...................................    6
  The Merger Agreement......................................    6
  Regulatory Approvals......................................    9
  Legal Proceedings.........................................    9
Market Prices for Common Stock and Dividends................    9
Summary Financial Information...............................   11
  Certain Projections of Future Operating Results...........   11
Special Factors.............................................   12
  Background of the Merger..................................   12
  Recommendations of the Special Committee and Board of
     Directors..............................................   19
  Equity Investors' Purpose and Reasons for the
     Recapitalization and Merger............................   25
  Opinion of Financial Advisor..............................   25
  Conflicts of Interest.....................................   29
The Special Meeting.........................................   32
  Date, Time and Place......................................   32
  Record Date; Voting Power; Quorum.........................   32
  Vote Required; Security Ownership of Management...........   32
  Voting Agreement; Irrevocable Proxy.......................   33
  Proxies...................................................   33
  Solicitation of Proxies...................................   34
The Recapitalization and Merger.............................   34
  Financing.................................................   35
  Federal Income Tax Consequences...........................   36
  Accounting Treatment......................................   38
  Dissenters' Appraisal Rights..............................   38
  Delisting and Deregistration of Common Stock..............   38
  Regulatory Approvals......................................   38
  Legal Proceedings.........................................   38

                                                              PAGE
                                                              ----
The Merger Agreement........................................   38
  Overview..................................................   38
  Exchange of Certificates Representing Common Stock........   39
  Treatment of Outstanding Stock Options....................   40
  Representations and Warranties............................   40
  Cornerstone's Guarantee...................................   41
  Conduct of Business Pending the Merger....................   41
  No Solicitation...........................................   41
  Indemnification...........................................   42
  Directors' and Officers' Liability Insurance..............   42
  Conditions to the Merger..................................   43
  Termination of Merger Agreement...........................   44
  Fees and Expenses.........................................   44
  Estimated Fees and Expenses of the Merger.................   45
Certain Information Concerning Merger Sub and The Equity
  Investors.................................................   45
Beneficial Ownership of Common Stock........................   48
Independent Public Accountants..............................   49
Documents Incorporated By Reference.........................   49
Available Information.......................................   50
APPENDIX A -- Recapitalization Agreement and Plan of
  Merger....................................................  A-1
APPENDIX B -- Opinion of Prudential Securities
  Incorporated..............................................  B-1
APPENDIX C -- Amendment to Equitrac's Articles of
  Incorporation.............................................  C-1
APPENDIX D -- Transactions involving Equitrac's Common Stock effected by members of the Management Group
              since March 1, 1997...........................  D-1

                          QUESTIONS AND ANSWERS ABOUT
                        THE RECAPITALIZATION AND MERGER

Q:   WHAT WILL HAPPEN IN THE RECAPITALIZATION?


A: In the Recapitalization, two events will occur. First, by voting to approve the Merger Agreement, shareholders will be approving an amendment to Equitrac's Articles of Incorporation to authorize the issuance of preferred stock. This Amendment to Equitrac's Articles of Incorporation is attached as Appendix C to this proxy statement. Second, Equitrac will issue shares of preferred stock to Cornerstone, its affiliates and other investors in exchange for a cash equity contribution of approximately $24.9 million, and to Messrs. Kane and Wilson and other members of Equitrac's senior management in exchange for some of their shares of Equitrac common stock and stock options.


Q:   WHAT WILL HAPPEN IN THE MERGER?


A: Immediately after the Recapitalizaton, Merger Sub will be merged with and into Equitrac, with Equitrac continuing as the surviving corporation. As a result of the Merger, all of your shares of common stock will be automatically converted into the right to receive a cash payment of $21.00 per share. In addition, the shares and stock options held by Equitrac's senior management that are not otherwise exchanged for preferred stock in the Recapitalization will be converted into the right to receive cash payments based on a value of $21.00 per share. All shares of preferred stock held at the effective time by Cornerstone, its affiliates and other investors and members of Equitrac's management as a result of the Recapitalization will be automatically converted into the right to receive shares of common stock and preferred stock of Equitrac as the surviving corporation.



Q:   WHY WAS IT NECESSARY TO AMEND AND RESTATE THE ORIGINAL
     AGREEMENT AND REDUCE THE CASH CONSIDERATION TO $21.00 FROM $25.25?



A: In February 1999, Equitrac and Cornerstone entered into a definitive recapitalization agreement and plan of merger, pursuant to which Cornerstone would acquire all of the outstanding shares of common stock of Equitrac, other than certain shares held by John Kane, George Wilson and certain other members of senior management, for $25.25 per share in cash. Prior to entering into the original merger agreement, Equitrac had provided Cornerstone various financial projections, including projections for the fourth quarter of the fiscal year ending February 28, 1999 and for the fiscal year ending February 29, 2000. The terms and conditions of the original merger agreement had been based upon these various projections. In early April, Equitrac provided Cornerstone its preliminary financial results for the fourth quarter of fiscal 1999 and its preliminary fiscal 2000 budget, both of which differed from Equitrac's prior projections. On April 12, 1999, Equitrac received notice from Cornerstone that, based upon a review of the preliminary fourth quarter results and the preliminary fiscal 2000 budget, Cornerstone believed that Equitrac had suffered an "adverse change" under the original merger agreement. Cornerstone also indicated that as a result of this "adverse change" the financing commitments necessary to complete the Transactions were no longer available. On April 21, 1999, Cornerstone advised Equitrac that it would be willing to proceed with the Transactions on substantially the same terms under the original agreement but at a revised price of $21.00 per share. Prior to accepting Cornerstone's revised proposal, the special committee and the Board considered a number of alternatives, including terminating the original merger agreement or seeking a higher price per share from another party. The special committee and the Board ultimately decided that it was in the best interest of Equitrac and its shareholders (other than members of Equitrac's senior management who will be part of the investor group acquiring Equitrac) to proceed with the Transactions at $21.00 per share and enter into the Merger Agreement. For a further discussion of the rationale underlying the decision to proceed with the Transactions at a lower price, please see "Special Factors -- Background of the Merger" beginning on page 12.



Q:   HOW DO OUR FISCAL 1999 FOURTH QUARTER RESULTS AND
     EXPECTED FISCAL 2000 RESULTS DIFFER FROM OUR PRIOR PROJECTIONS?



A: Our fiscal 1999 fourth quarter results for operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and EBITDA less capital expenditures were approximately 19%, 7% and 67%, respectively, lower than anticipated in our prior fourth quarter projections. Our current expectations are that our fiscal 2000 revenues, operating income, EBITDA and EBITDA less capital expenditures will be approximately 7%, 48%, 34% and 52%, respectively, lower than anticipated in our prior fiscal 2000 projections. In addition, while information previously provided to Cornerstone estimated that we would have approximately $14 million of cash on hand at closing, we currently estimate that we will have approximately $9.5 million of cash on hand at closing.



Q:   WHY DIDN'T THE SPECIAL COMMITTEE AND BOARD SEEK A HIGHER
     PER SHARE OFFER FROM ANOTHER PARTY AFTER CORNERSTONE REDUCED ITS OFFER TO $21.00?



A: The original merger agreement prohibited Equitrac from soliciting competing transactions. Therefore, the special committee and Board, based on the advice of counsel, believed that unless either Equitrac or Cornerstone terminated the original merger agreement, soliciting a higher offer from another party may have been in breach of the agreement and could have resulted in a claim by Cornerstone for damages. Although the special committee and Board considered whether Equitrac should seek to terminate the agreement to be able to solicit other offers, the special committee and Board believed, based on the advice of counsel, that there was uncertainty as to whether Equitrac had the legal right to do so and that Cornerstone would contest any attempted termination. The special committee and Board also believed that it was unlikely, based on the financial information that prompted Cornerstone to lower its price, that another party would make a significantly higher offer that would justify the risks associated with attempting to terminate the agreement. The original agreement also permitted Equitrac, without terminating the agreement, to consider unsolicited offers that the Board determined were more favorable from a financial point of view to Equitrac's unaffiliated shareholders. However, the agreement provided that if Equitrac accepted a competing offer, it would be required to pay Cornerstone a $2.5 million termination fee and reimburse

     Cornerstone for its costs and expenses. A similar provision is contained in the Merger Agreement, although the required termination fee has been reduced to $2.3 million.


Q:   WHO WILL OWN EQUITRAC AFTER THE MERGER?

A: After the Merger, Equitrac will become a privately held company owned by an affiliate of Cornerstone and a related investor (the "Cornerstone Group") and the members of Equitrac's senior management (the "Management Group"), whose members are:


                    John T. Kane

                    George P. Wilson

                    Chris Rickborn

                    Steve Smith
                    Patrick J. Raftery
                    Cid Yousefi
                    John P. Jones

     Certain other employees of Equitrac may also become members of the Management Group. In this document, we refer to the Cornerstone Group and the Management Group as the "Equity Investors."


Q:   WHY HAS THE MANAGEMENT GROUP DECIDED TO RETAIN AN
     OWNERSHIP INTEREST IN EQUITRAC FOLLOWING THE MERGER?



A: As a condition to completing the Transactions, Messrs. Kane and Wilson are required under the terms of the Merger Agreement to retain a portion of their current ownership interest in Equitrac. Because Messrs. Kane and Wilson have been integral to Equitrac's success in the past and Cornerstone believes that their involvement is integral to Equitrac's success in the future, Cornerstone wants to ensure that Messrs. Kane and Wilson have a financial interest in the continued success of Equitrac. The other members of the Management Group have decided to retain an ownership interest in Equitrac so they can participate as both employees and shareholders in any success that Equitrac may achieve after the Merger.



Q:   WHY WAS THE SPECIAL COMMITTEE FORMED?



A: Because of the potential conflicts of interests of Messrs. Kane and Wilson by virtue of their being members of both the Equitrac Board and the Management Group, the Board established a special committee to act on behalf of the unaffiliated shareholders of Equitrac for the purpose of negotiating the price and other terms of the Transactions with the Equity Investors and evaluating the fairness of the Merger Agreement and the Transactions. The special committee is composed of Peter Marx and Marc Watson, both of whom are independent directors. If the Transactions are completed, Messrs. Marx and Watson will receive cash payments of $192,625 and $590,925, respectively, based on a value of $21.00 per share as a result of the termination of stock options held by them. All other holders of stock options will also be entitled to receive cash payments based upon a value of $21.00 per share as a result of the termination of their stock options upon completion of the Transactions.



Q:   WHY IS EQUITRAC BEING ACQUIRED?



A: The Board of Directors of Equitrac and the Equity Investors each believe that the acquisition is in the best interest of the shareholders of Equitrac (other than members of the Management Group). The Equity Investors believe that as a private company and with their active participation, Equitrac will have greater operating flexibility to enhance its future business prospects. In addition, the Equity Investors believe that the higher debt-to-equity ratio of Equitrac following the Transactions may allow the value of Equitrac's equity to increase more rapidly on a percentage basis than would the value of the equity in an otherwise identical corporation with a lower debt-to-equity ratio. To review the background and reasons for the Transactions in greater detail, please see "Special Factors -- Background of Merger" beginning on page 12.



Q:   WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE
     TRANSACTIONS TO ME?



A: You will receive an immediate cash premium for your shares of Equitrac common stock that you may not otherwise receive in the future. You will not have the opportunity to participate in Equitrac's future earnings and growth, but you will not bear the risk of any decrease in Equitrac's value.



Q:   WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE
     TRANSACTIONS TO THE EQUITY INVESTORS?



A: Upon completion of the Transactions, the Cornerstone Group will own approximately 79% of Equitrac for a cash investment of approximately $24.9 million. The Management Group will own approximately 21% of Equitrac for an investment of approximately $6.7 million consisting of their equity contribution in the Recapitalization. Like you, the Management Group will also receive an immediate cash premium for their equity interests in Equitrac that are not otherwise contributed in the Recapitalization. The Equity Investors will have the opportunity to participate in Equitrac's future earnings and growth, but they will bear the risk of any decrease in Equitrac's value. As a result of the Transactions, Equitrac will have significant amounts of indebtedness that may reduce the future value of Equitrac. The Equity Investors expect that Equitrac will be able to repay this indebtedness with cash generated from its operations, although it may not be able to do so.


Q:   BY VOTING IN FAVOR OF THE MERGER AGREEMENT, WHAT AM I
     APPROVING?

A: If you vote in favor of the Merger Agreement, you will be directly approving both the Recapitalization, including the amendment to Equitrac's Articles of Incorporation to authorize the issuance of preferred stock, and the Merger of Merger Sub with and into Equitrac.

Q:   WHAT WILL I RECEIVE IN THE MERGER?


A: You will receive $21.00 in cash, without interest, for each share of your Equitrac common stock. This is the "Cash Merger Consideration." For example: If you own 100 shares of Equitrac common stock, upon completion of the Merger you will receive $2,100 in cash.


Q:   HOW MANY VOTES ARE REQUIRED TO APPROVE AND ADOPT THE
     MERGER AGREEMENT?

A: Approval of the Merger Agreement requires the affirmative vote of a majority of the shares of Equitrac common stock outstanding as of the record date. Therefore, a failure to vote or a vote to abstain will have the same effect as a vote against the

     Merger Agreement. Messrs. Kane and Wilson, who beneficially own approximately 33% of the outstanding shares of Equitrac common stock entitled to vote at the special meeting, have agreed to vote their shares in favor of the Merger Agreement. Therefore, holders of only an additional 17% of the outstanding shares of Equitrac common stock need to vote in favor of the Merger Agreement for the Transactions to be approved.


Q:   WHEN AND WHERE IS THE SPECIAL MEETING?


A:   The special meeting will take place on July 27, 1999, at              local
     time, at              .


Q:   WHY IS THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS
     RECOMMENDING THAT I VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT?


A: The special committee and the Board of Directors, based on the recommendation of the special committee, believe that the terms and provisions of the Merger Agreement and Transactions are fair to and in the best interest of Equitrac's shareholders (other than the Management Group). To review the background and reasons for the Recapitalization and Merger in greater detail, see pages 12 through 25.


Q:   WHEN DO YOU EXPECT THE RECAPITALIZATION AND MERGER TO BE
     COMPLETED?


A: We are working to complete the Recapitalization and Merger by the end of July 1999.


Q:   WHAT ARE THE TAX CONSEQUENCES OF THE RECAPITALIZATION AND
     MERGER TO ME?


A: There will be no tax consequences of the Recapitalization to you. There will be tax consequences of the Merger to you. The receipt of the cash merger consideration by you for your Equitrac common stock will be a taxable transaction for federal income tax purposes. To review your potential tax consequences in greater detail, see pages 36 through 38.



     The tax consequences of the Merger will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.


Q:   WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote for the Merger Agreement. If you fail to return your proxy card or to vote at the special meeting, the effect will be a vote against the Merger Agreement.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL
     MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Equitrac common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will not be counted as votes against the Merger Agreement. However, the effect of not voting your shares will be a vote against the Merger Agreement.

Q:   CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE
     MAILED MY SIGNED PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to Equitrac. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:   No.   After the Merger is completed, we will send you written instructions for exchanging your common stock certificates for the cash merger consideration.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you would like additional copies of this document, or if you would like to ask any additional questions about the Recapitalization and/or Merger, you should contact Equitrac's information agent:

                    Corporate Investor Communications, Inc.
                                 (201) 896-1900
                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION


     THIS PROXY STATEMENT AND OTHER STATEMENTS MADE FROM TIME TO TIME BY EQUITRAC CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF, OR CURRENT EXPECTATIONS OF EQUITRAC, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO THE MANAGEMENT OF EQUITRAC THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED HEREIN AND: (I) COMPETITIVE PRESSURES IN THE COST RECOVERY, EXPENSE MANAGEMENT PRODUCTS AND WIRELESS COPIER METER READING INDUSTRIES; (II) THE IMPACT IN CHANGES OF NEED FOR EQUITRAC'S PRODUCTS; (III) THE ABILITY OF EQUITRAC TO DEVELOP, DEPLOY AND MARKET NEW PRODUCTS; (IV) EQUITRAC'S BUSINESS AND GROWTH STRATEGIES; AND (V) GENERAL ECONOMIC CONDITIONS. EXCEPT FOR ITS ONGOING OBLIGATIONS TO DISCLOSE MATERIAL INFORMATION AS REQUIRED BY THE FEDERAL SECURITIES LAWS, EQUITRAC DOES NOT UNDERTAKE AN OBLIGATION TO UPDATE OR REVISE FORWARD-LOOKING STATEMENTS TO REFLECT CHANGES IN ASSUMPTIONS, THE OCCURRENCE OF UNANTICIPATED EVENTS, OR CHANGES IN FUTURE OPERATING RESULTS OVER TIME.

                                    SUMMARY


     This summary highlights selected information from the Proxy Statement but may not contain all of the information that is important to you. To understand the Merger Agreement and the Recapitalization and the Merger fully, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Available Information" on page 50. The Merger Agreement is attached as Appendix A to this Proxy Statement. We encourage you to read the Merger Agreement as it is the legal document that governs the Recapitalization and the Merger. We have included page references parenthetically, where applicable, to direct you to a more complete description of the topics in this summary.



THE COMPANIES


Equitrac Corporation
836 Ponce de Leon Boulevard
Coral Gables, Florida 33134
(305) 442-2060

     Equitrac is a leading provider of computer system solutions to manage office equipment resources. Equitrac's products are designed to allow users to automatically track, record and report usage of office equipment. Equitrac's wireless meter-reading products provide an automated system for copier dealers and manufacturers to collect meter readings for photocopier lease and maintenance programs based on cost per copy contracts.

Chargeback Acquisition Corp. ("Merger Sub")
c/o Cornerstone Equity Investors IV, L.P.
717 Fifth Avenue
New York, New York 10022
(212) 753-0901

     Merger Sub was organized by Cornerstone Equity Investors IV, L.P., a member of the Cornerstone Group, for the sole purpose of effecting the Merger. The Equity Investors, comprised of the Cornerstone Group and the Management Group, will acquire Equitrac in the Merger.


     The membership of the Cornerstone Group and the Management Group is set forth in "Questions and Answers about the Merger -- Who will own Equitrac after the Merger?" on page (iii). For further information about the Equity Investors, see "Certain Information concerning Merger Sub and the Equity Investors" beginning on page 45.



THE RECAPITALIZATION AND MERGER (PAGE 34)


     Mechanics of the Recapitalization.  In the Recapitalization:

     - Equitrac will amend its Articles of Incorporation to create and authorize the issuance of preferred stock; and


     - the Cornerstone Group will make an approximately $24.9 million equity contribution to Equitrac in exchange for preferred stock, and the Management Group will exchange some of their shares of Equitrac common stock and stock options for preferred stock.

     Mechanics of the Merger.  In the Merger:

     - Merger Sub will be merged into Equitrac with Equitrac continuing as the surviving corporation (the "Surviving Corporation");


     - each share of Equitrac's common stock will be converted into the right to receive $21.00 in cash, without interest; and


     - each share of Equitrac's preferred stock held by the Equity Investors as a result of the Recapitalization will be converted into the right to receive preferred stock and common stock of the Surviving Corporation.

     Consequences of the Recapitalization and Merger. As a result of the Recapitalization and Merger:

     - the entire equity interest in Equitrac will be owned by the Equity Investors (consisting of the Cornerstone Group and the Management Group);

     - the unaffiliated shareholders of Equitrac will no longer have any interest in, and will not be shareholders of Equitrac, and therefore will not participate in its future earnings and growth.;

     - Equitrac will incur significant amounts of indebtedness;

     - the Equity Investors will have the opportunity to benefit from any earnings and growth of Equitrac, and will bear the risk of any decrease in Equitrac's value; and

     - Equitrac's common stock will no longer be traded on The Nasdaq National Market, price quotations will no longer be available and the registration of Equitrac's common stock under the Exchange Act, will be terminated. After such registration is terminated, Equitrac will no longer be required to file periodic reports with the Commission.


THE SPECIAL MEETING (PAGE 32)



     The special meeting will be held on July 27, 1999, at              a.m.,
local time, at              . At the special meeting, the shareholders of
Equitrac will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Transactions.



RECORD DATE; VOTING POWER; QUORUM (PAGE 32)



     Shareholders of record of Equitrac common stock at the close of business on June 18, 1999 are entitled to notice of and to vote at the special meeting. As
of the record date, there were              shares of Equitrac common stock
issued and outstanding held by approximately              holders of record.


     Holders of record of Equitrac common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Equitrac common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT (PAGE 33)


     Under Florida law, the affirmative vote of the holders of a majority of the shares of Equitrac common stock outstanding on the record date for the special meeting is required to approve the Merger Agreement. For purposes of determining whether the Merger Agreement has received a majority vote, abstentions and broker non-votes (shares held in "street name" through a broker or other nominee as to which voting instructions with regards to the Merger Agreement have not been received from the beneficial owners and such broker or other nominee is not permitted to exercise voting discretion with regards to the Merger Agreement) will not be included in the vote total, although an abstention and a broker non-vote will have the effect of a vote against the Merger Agreement. Abstentions and broker non-votes will, however, be counted for determining whether there is a quorum.


     As of the record date for the special meeting, Equitrac's executive officers and directors owned, in the aggregate, 1,197,464 shares of Equitrac common stock or 33.8% of the shares of Equitrac common stock then outstanding. Of such shares, 1,176,864 are held by Messrs. Kane and Wilson, both of whom have granted Merger Sub an irrevocable proxy under a voting agreement to vote these shares in favor of the Merger Agreement. Merger Sub intends to vote these shares represented by the proxy in favor of the Merger Agreement and the Transactions. Therefore, holders of only an additional 17% of the outstanding shares of Equitrac common stock need to vote in favor of the Merger Agreement for the Transactions to be approved. For a description of the voting agreement and irrevocable proxy, see "-- Voting Agreement; Irrevocable Proxy" below. Equitrac's other executive officers and directors have indicated that they will vote their shares in favor of the Merger Agreement and the Transactions.



VOTING AGREEMENT; IRREVOCABLE PROXY (PAGE 33)



     Messrs. Kane and Wilson have entered into a Voting Agreement (the "Voting Agreement") dated as of February 17, 1999, as amended, whereby they have agreed to: (i) vote (or cause to be voted) their shares of Equitrac common stock at the special meeting in favor of the Merger Agreement and the Transactions; and (ii) vote (or cause to be voted) their shares of Equitrac common stock against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone, or attempt to discourage the Transactions, such as the adoption by Equitrac of a proposal regarding the acquisition of Equitrac by a third party by merger, tender offer or otherwise. Under the Voting Agreement, Messrs. Kane and Wilson also granted an irrevocable proxy to Merger Sub to vote their shares at the special meeting in favor of the Merger Agreement and the Transactions. The shares beneficially owned by Messrs. Kane and Wilson represent approximately 33% of the outstanding shares of Equitrac common stock entitled to vote at the special meeting. Merger Sub intends to vote the shares represented by such proxy in favor of approval of the Merger Agreement and the Transactions.



RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS (PAGE 19)


     Because of the potential conflicts of interests of two members of the Board of Directors of Equitrac who are members of the Management Group, the Board established a special committee to act on behalf of the unaffiliated shareholders of Equitrac for the purpose of negotiating the price and other terms of the transactions with the Equity Investors and evaluating the fairness of the Merger Agreement and the Transactions. The special committee is composed of Peter Marx and Marc Watson, both of whom are independent directors.


     The special committee and the Board of Directors, based on the special committee's recommendation, have each determined that the terms of the Merger Agreement, which were established through arm's-length negotiations with Cornerstone, and the Transactions, are fair to, and in the best interests of, Equitrac and its shareholders (other than the Management Group). Accordingly, the special committee and the Board of Directors have unanimously approved the Merger Agreement and unanimously recommend that Equitrac's shareholders vote for approval and adoption of the Merger Agreement and the Transactions.



OPINION OF FINANCIAL ADVISOR (PAGE 25)



     Prudential Securities Incorporated has delivered its written opinion to the special committee to the effect that, as of June 3, 1999, the cash merger consideration is fair, from a financial point of view, to Equitrac's shareholders (other than the Management Group).


     A copy of Prudential Securities' opinion, setting forth the assumptions made, procedures followed, matters considered, and limitations on and scope of the review by Prudential Securities, is attached as Appendix B to this proxy statement. You are encouraged to read such opinion in its entirety.


CONFLICTS OF INTEREST (PAGE 29)


     In considering the recommendations of the special committee and the Board of Directors, shareholders should be aware that Messrs. Kane and Wilson, who are members of the Board of Directors, have interests in the Merger that are different from the interests of Equitrac shareholders generally and which may create potential conflicts of interest.


  Equity Investment and Cash Payments (Page 29)



     Pursuant to the Recapitalization, some of the shares of common stock and stock options of Equitrac held by members of the Management Group will be converted into shares of preferred stock of Equitrac. The Recapitalization will occur immediately prior to the Merger. At the effective time of the Merger, the shares of the preferred stock held by the Management Group will be converted into shares of common stock and preferred stock (the "Converted Shares") of the Surviving Corporation. In addition, members of the Management Group will be granted options to purchase shares of the Surviving Corporation's common stock with an exercise price equal to or greater than fair market value at the effective time (the "New Options"), which options will be subject to time and performance vesting criteria. The Management Group currently is expected to consist of 7 members of Equitrac's management, John T. Kane, Chairman of the Board, George P. Wilson, President and Chief Executive Officer, Chris Rickborn, Senior Vice President -- Marketing and Technology, Steve Smith, Vice
President -- Business Technology Division, Patrick J. Raftery, Senior Vice President, U.S. Professional Division, Cid Yousefi, Vice President -- Product Development, and John P. Jones, Vice President -- Sales, International Division. It is currently expected that the Management Group will invest an aggregate of approximately $6.7 million in the Surviving Corporation, consisting of the fair value of their Converted Shares. A significant number of shares of common stock and options held by members of the Management Group will not be exchanged in the Recapitalization but will be converted in the Merger into the right to receive cash merger consideration in the aggregate amount of approximately $22 million.



     Following the Merger, it is expected that the Management Group will own, in the aggregate, Converted Shares representing approximately 21% of each of the Surviving Corporation's outstanding common stock and preferred stock on a fully-diluted basis and New Options representing approximately 5% of the Surviving Corporation's common stock on a fully-diluted basis. The opportunity to obtain an equity interest in the Surviving Corporation may have presented the members of the Management Group with actual or potential conflicts of interest in connection with the Merger.



  Employment and Consulting Agreements (Page 31)


     George P. Wilson has agreed to terminate his existing employment agreement with Equitrac upon completion of the Merger and to enter into a one-year employment agreement, subject to automatic renewals, with the Surviving Corporation pursuant to which he will serve as President and Chief Executive Officer of the Surviving Corporation. The terms and conditions of Mr. Wilson's employment agreement with the Surviving Corporation will be substantially similar to those of his current employment agreement with Equitrac, except for the calculation of Mr. Wilson's annual bonus, the reduction of retirement benefits to which he is entitled and the elimination of certain benefits to which he is entitled upon a change of control of Equitrac. John T. Kane has agreed to terminate his existing employment agreement with Equitrac upon completion of the Merger and to enter into a one-year consulting agreement, subject to automatic renewals, with the Surviving Corporation which provides for an annual consulting fee of $24,000 and certain healthcare benefits. As a result of the termination of Mr. Kane's employment agreement, he will receive a cash payment of approximately $120,000 that otherwise would have been payable following his retirement.


TREATMENT OF OUTSTANDING STOCK OPTIONS (PAGE 40)



     Under the terms of the Merger Agreement, each holder of outstanding options (other than those converted into preferred stock by members of the Management Group in the Recapitalization), whether or not such options are exercisable, will be entitled to receive an amount in cash equal to the product of (1) the difference between $21.00 and the weighted average exercise price of such options and (2) the number of shares of Equitrac common stock subject to such options. The directors and executive officers of Equitrac who own options will receive this option consideration as a result of the Merger for all of their options other than those converted into preferred stock by members of the Management Group in the Recapitalization.



INDEMNIFICATION (PAGE 42)


     The Merger Agreement provides for indemnification and liability insurance arrangements for the current officers and directors of Equitrac.


FEDERAL INCOME TAX CONSEQUENCES (PAGE 36)


     There will be no tax consequences of the Recapitalization to the holders of Equitrac common stock. There will be tax consequences of the Merger to the holders of Equitrac common stock. The receipt of cash by a shareholder in exchange for his or her shares of Equitrac common stock pursuant to the Merger will constitute a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a shareholder will recognize gain or loss equal to the difference between $21.00 per share and such shareholder's adjusted tax basis in the shares exchanged.



     All shareholders should read carefully the tax discussion in "The Recapitalization and Merger -- Federal Income Tax Consequences" beginning on page 36. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.



ACCOUNTING TREATMENT (PAGE 38)



     Equitrac expects that the Merger will be treated as a recapitalization for accounting purposes. As a result, the historical cost basis of Equitrac's assets and liabilities will not change. The aggregate cost of repurchasing the common stock will be accounted for as a charge to shareholders' equity.



DISSENTERS' APPRAISAL RIGHTS (PAGE 38)


     Equitrac shareholders are not entitled under Florida law or Equitrac's articles of incorporation to exercise dissenters' appraisal rights in connection with the Transactions.


FINANCING OF THE MERGER (PAGE 35)



     The total amount of funds necessary to fund the Merger and related transactions is expected to be approximately $85.1 million. These funds are expected to come from the following sources, although the actual amounts attributable to these sources may differ at closing:



     - an equity investment made by the Cornerstone Group of approximately $24.9 million;



     - an equity investment on the part of the Management Group of approximately $6.7 million, consisting of their Converted Shares (valued at $21.00 per share);



     - cash of Equitrac on hand at the Effective Time of approximately $9.5 million; and



     - borrowings by the Surviving Corporation totaling approximately $44.0 million under a senior secured credit facility and senior subordinated notes.


     Cornerstone has received a financing commitment letter from Fleet National Bank to provide the senior secured credit facility and a financing commitment letter from Mainsail Capital, an affiliate of Fleet ("Mainsail"), to purchase senior subordinated notes.


THE MERGER AGREEMENT (PAGE 38)



  Conditions to the Merger (Page 43)


     Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived. The most significant conditions to consummating the Merger include:

     - approval and adoption of the Merger Agreement by the holders of a majority of the shares of Equitrac common stock;

     - receipt by the Surviving Corporation of sufficient financing pursuant to Cornerstone's existing financing commitments from Fleet and Mainsail;


     - absence of a material adverse change in the business or financial condition of Equitrac, except that any change that is substantially consistent with certain of the financial information provided by Equitrac to Cornerstone and Merger Sub or their representatives before June 4, 1999 shall not be deemed to constitute a material adverse change in the business or financial condition of Equitrac; and


     - the termination or expiration of any applicable waiting period under federal antitrust laws relating to the Merger.


  No Solicitation (Page 41)


     The Merger Agreement prohibits Messrs. Kane and Wilson, Equitrac, its subsidiaries, and any of Equitrac's or its subsidiaries' directors, officers, employees, agents or representatives from directly or indirectly:

     - initiating, soliciting, or encouraging any inquiries, discussions or making any proposal with a third party with respect to any merger, consolidation or other business combination involving Equitrac or any acquisition of any kind of a material portion of the assets or capital stock of Equitrac or its subsidiaries (a "Competing Transaction"); or

     - negotiating, exploring or otherwise communicating in any way with any third party with respect to any Competing Transaction or entering into or consummating any agreement arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger.


     The Merger Agreement permits Equitrac, prior to the special meeting, to consider an unsolicited Competing Transaction and to enter into a Competing Transaction if the following conditions are met: (a) the Equitrac Board determines in good faith by a majority vote based upon the advice of its outside counsel that the Board is required to do so by its fiduciary obligations, (b) Merger Sub has been notified of the Competing Transaction and has been provided a ten business day period to submit to Equitrac a proposal adjusting the terms and conditions of the Merger Agreement, but after receiving such proposal, if any, the Board determines, in its business judgment, that the Competing Transaction is more favorable to Equitrac's unaffiliated shareholders from a financial point of view than Merger Sub's revised proposal; and (c) Equitrac pays Merger Sub a termination fee of $2.3 million plus an amount equal to Merger Sub's out-of-pocket expenses and costs.



  Cornerstone's Guarantee (Page 41)



     Cornerstone has guaranteed to Equitrac the performance by Merger Sub of its obligations under the Merger Agreement subject to a maximum liability of $24.9 million.

  Termination (Page 44)


     The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval by Equitrac's shareholders, by:

     - the mutual written consent of Equitrac and Merger Sub;


     - either Merger Sub or Equitrac if the Merger has not been consummated by September 30, 1999, unless the failure by the terminating party to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the Merger to be consummated by September 30, 1999;


     - Merger Sub if Equitrac's Board of Directors or any committee thereof (a) withdraws or modifies or refrains from giving its approval or recommendation of the Merger Agreement or Merger, or (b) approves or recommends a Competing Transaction;

     - Equitrac or Merger Sub if the Equitrac shareholders do not approve the Merger Agreement at the special meeting;

     - Equitrac or Merger Sub if the other party breaches any of its representations, warranties and agreements under the Merger Agreement and such breach is not cured within 30 days of notice; or

     - Equitrac if it enters into a definitive agreement for a Competing Transaction after satisfying the conditions described above under "No Solicitation".


  Fees and Expenses (Page 44)



     Equitrac and Merger Sub will pay their own fees, costs and expenses incurred in connection with the Merger Agreement (except that Equitrac will bear all expenses incurred in connection with this proxy statement, and Equitrac and Merger Sub shall share equally all expenses incurred by them in connection with filings made under federal anti-trust laws with the Federal Trade Commission and Department of Justice). However, Equitrac will pay Merger Sub a termination fee of $2.3 million plus an amount equal to Merger Sub's costs and expenses if Equitrac approves, enters into or consummates a Competing Transaction, or if the Board or the special committee recommends a Competing Transaction or withdraws its recommendation of the Merger Agreement.


     Equitrac also will reimburse Merger Sub for its reasonable costs and out-of-pocket expenses if the Merger Agreement is terminated because:


     - the Merger is not completed by September 30, 1999, unless the failure to complete the Merger by such date is caused by Merger Sub's failure to fulfill any obligation under the Merger Agreement;


     - the Merger Agreement is not approved by Equitrac's shareholders; or

     - there is a breach by Equitrac of a representation, warranty or agreement under the Merger Agreement that is not cured within 30 days notice.

     Merger Sub will reimburse Equitrac for its reasonable costs and out-of-pocket expenses if the Merger Agreement is terminated because of a breach by Merger Sub of a material representation, warranty or agreement under the Merger Agreement and such breach is not cured within 30 days of notice.


REGULATORY APPROVALS (PAGE 38)


     Equitrac is not aware of any material governmental or regulatory approvals, other than federal antitrust clearance, which are required for consummation of the Transactions.


LEGAL PROCEEDINGS (PAGE 38)



     Equitrac's counsel was recently notified that a stockholder class action complaint has been filed in a Florida court by a stockholder purporting to act individually and on behalf of all public shareholders of Equitrac, other than the defendants, who are similarly situated. The defendants named in the case are Equitrac, George P. Wilson, John T. Kane, Marc M. Watson, Peter A. Marx, Scott Modist, Sharon Jones and James F. Courbier. The plaintiff alleges breach of fiduciary duties, unjust enrichment and other matters relating to the defendants' actions in connection with the Transactions. The plaintiff seeks to have the court certify the complaint as a class action, enjoin consummation of the Transactions, and award the plaintiff and other alleged class members compensatory damages and attorneys' fees and other costs. Equitrac believes that the lawsuit is without merit and intends to vigorously defend the action.


                  MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

     Equitrac's common stock is traded on The Nasdaq National Market under the symbol "ETRC." The following table sets forth for the fiscal quarter indicated the high and low closing prices per share of Equitrac's common stock as reported by Nasdaq:


                                                      HIGH        LOW
                                                     ------      ------
Fiscal Year Ended February 28, 1998
  First Quarter....................................  $14.63      $11.50
  Second Quarter...................................  $16.50      $12.88
  Third Quarter....................................  $17.75      $14.38
  Fourth Quarter...................................  $19.63      $16.63
Fiscal Year ended February 28, 1999
  First Quarter....................................  $24.00      $17.00
  Second Quarter...................................  $20.75      $18.00
  Third Quarter....................................  $22.00      $16.50
  Fourth Quarter...................................  $24.50      $16.50
Fiscal Year ended February 29, 2000
  First Quarter....................................  $24.00      $15.50
  Second Quarter (through June  , 1999)............



     On February 16, 1999, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Equitrac's
common stock as reported by Nasdaq was $20.13. On June   , 1999, the last
trading day prior to the date of this proxy statement, the closing price per
share of Equitrac's common stock as reported by Nasdaq was $          .


     Equitrac has never paid cash dividends on its common stock.

     During fiscal 1998 and fiscal 1999, Equitrac repurchased 40,000 and 60,100 shares of its common stock at an aggregate cost of $534,000 and $1,190,000, respectively.


     On the record date for the special meeting, there were           holders of
record of Equitrac's common stock.

     Shareholders should obtain current market price quotations for Equitrac's common stock in connection with voting their shares of common stock.

                         SUMMARY FINANCIAL INFORMATION


     The following tables set forth selected financial information for Equitrac for each of the five fiscal years in the period ended February 28, 1999. Such information should be read in conjunction with the historical financial statements of Equitrac and the notes thereto which are incorporated by reference into this proxy statement.



                                                                                        YEAR ENDED
                                                         ------------------------------------------------------------------------
                                                         FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,
                                                             1995           1996           1997           1998           1999
                                                         ------------   ------------   ------------   ------------   ------------
                                                                        (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Total revenues.........................................    $31,224        $33,718        $41,901        $49,784        $55,690
Operating income.......................................      1,754          2,805          3,729          4,487          6,284
Net income.............................................      1,287          1,882          2,614          3,158          4,913
Earnings per common share:
 Basic.................................................    $  0.35        $  0.54        $  0.77        $  0.91        $  1.39
 Diluted...............................................       0.34           0.53           0.73           0.85           1.29
Number of shares used in per share computations:
 Basic.................................................      3,694          3,481          3,412          3,485          3,531
 Diluted...............................................      3,777          3,549          3,583          3,730          3,798
Balance Sheet Data (End of Year):
Cash, cash equivalents and investments.................    $ 7,383        $10,423        $10,902        $13,524        $11,119
Working capital........................................     12,343         12,366         13,159         15,413         17,792
Total assets...........................................     25,436         25,646         30,682         35,114         39,743
Total current liabilities..............................      3,535          3,671          5,907          6,935          6,682
Long-term debt, net of current portion.................         --             --             --             --             --
Total stockholders' equity.............................    $21,491        $21,824        $24,775        $28,179        $33,061



                                                                      YEAR ENDED
                                                              ---------------------------
                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  1998           1999
                                                              ------------   ------------
Book value per common share.................................       $8.04          $9.34
Common shares outstanding...................................   3,506,300      3,539,600


CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS


     In connection with Cornerstone's due diligence review of Equitrac, Equitrac provided Cornerstone with certain non-public business and financial information. The non-public information provided by Equitrac included projections of Equitrac's future operating performance with regard to its well-established Professional Market cost recovery products and its newer Business Technology Commercial Market products. Except as otherwise indicated below, these projections did not give effect to the Recapitalization, the Merger or the financing of the Merger.



     Equitrac does not as a matter of course publicly disclose projections as to future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in the proxy statement only because such information was made available to Cornerstone. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The projections were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, and were not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In addition, the projections were not reviewed by an independent public accounting firm.



     These forward-looking statements reflect numerous assumptions made by Equitrac's management especially with respect to Equitrac's Business Technology Commercial Market products which are still in the early stages of development and deployment. In addition, factors such as industry performance, market acceptance of new products, changes in customer preferences, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. See "Cautionary Statement Concerning Forward-Looking Information" on page vii.



     The inclusion of the projections herein should not be regarded as an indication that Cornerstone or Equitrac or their respective financial advisors considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Equitrac does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.



     In connection with Cornerstone's revised proposal of $21.00 per share, Equitrac provided to Cornerstone its fiscal 2000 budget, which included the following projections:



                                                                 FEBRUARY 29,
                                                                     2000
                                                              ------------------
                                                                (IN THOUSANDS)
Total revenues..............................................       $60,877
Operating income............................................         7,567
EBITDA......................................................        11,900
EBITDA-capital expenditures.................................         7,200



The foregoing projections include approximately $675,000 of cost savings relating to public company expenses and certain employment and consulting agreements that management believes would be achieved as a result of the Transactions.



     The material assumptions underlying these projections are as follows:



     - For Professional Market cost recovery products an increase in revenue of approximately 10% for the fiscal year ending February 29, 2000.



     - For the newer Business Technology Commercial Market products (1) digital print tracking product sales of approximately $2.2 million for the fiscal year ending February 29, 2000 (2) OEM Sales of Pitney Bowes AccuTrac Mail Accounting products of approximately $3.5 million for the fiscal year ending February 29, 2000 and (3) sales of TelemeTrac of approximately $1.5 million for the fiscal year ending February 29, 2000.



     Subsequent to providing the foregoing projections to Cornerstone, Equitrac informed Cornerstone that (i) its first quarter revenue and operating income would be approximately $511,000 and $290,000, respectively, lower than anticipated in the fiscal 2000 budget, and (ii) its second quarter revenue and operating income would be approximately $430,000 and $337,000, respectively, lower than aniticipated in the fiscal 2000 budget. Further, Equitrac informed Cornerstone that its Business Technology division may not achieve its corporate print log sales budget of $1.8 million for fiscal 2000.



     Cornerstone took this information, together with its own analysis, into account in determining to enter into the Merger Agreement.



                                SPECIAL FACTORS


BACKGROUND OF THE MERGER

     During the late Spring of 1998, Equitrac's senior management began to consider whether the company should seek the advice of an investment banking firm on alternative strategies for the company's future. Messrs. Kane and Wilson were interested in selling a portion of their Equitrac shareholdings. However, they felt that selling their shares in the stock market was not an attractive option because, in their opinion, the stock market did not appropriately value Equitrac's shares. They attributed this, in large part, to two reasons. First, there were no Wall Street analysts that followed Equitrac, which meant there was no source of independent analysis available to potential investors. Second, although Equitrac's shares were listed on The Nasdaq National Market, because of the large stockholdings of management and several institutions, the trading market for the shares was relatively inactive.

     Equitrac's senior management believed that a sale of all or part of the company might be a desirable means of providing Equitrac's shareholders a better return on their investment in the common stock than they could achieve in the stock market. During May and June 1998, senior management met informally with Prudential Securities on several occasions to discuss alternative strategies available to Equitrac, including the possible sale of the company to a strategic or financial buyer. During this period, Equitrac's senior management also negotiated with Prudential Securities the terms and conditions on which Prudential Securities would be willing to act as a financial advisor to Equitrac. On July 6, 1998, Equitrac formally engaged Prudential Securities to act as its financial advisor in connection with a possible sale of the company.

     During August and early September 1998, Equitrac's management prepared a confidential offering memorandum concerning Equitrac that would be used by Prudential Securities, on behalf of Equitrac, to market the company to potential buyers. The confidential offering memorandum contained a description of Equitrac's product and services, and historical and projected financial information.

     In the middle of September 1998, Prudential Securities, on behalf of Equitrac, began contacting parties which they and management believed might have an interest in acquiring Equitrac. Prudential Securities first contacted a select number of potential strategic buyers (i.e., companies that might be interested in acquiring Equitrac to consolidate its products, services and business organization with their own), offering them an opportunity to effect a transaction with Equitrac on an exclusive basis. When none of these companies expressed an interest in exploring a transaction with Equitrac, Prudential Securities broadened its marketing effort to include both other potential strategic buyers and financial buyers (private equity funds and investment companies that might be interested in acquiring Equitrac as a portfolio company primarily for financial considerations).

     Prudential Securities contacted a total of thirteen potential strategic buyers and twenty-nine potential financial buyers. Of the strategic buyers contacted, three requested a confidential offering memorandum, and none expressed further interest in exploring a transaction with Equitrac. Of the financial buyers contacted, twenty-four requested a confidential offering memorandum, and many indicated further interest in exploring a transaction.

     Once the lack of interest from strategic buyers became clear and it became apparent that any transaction would likely involve a financial buyer, Messrs. Kane and Wilson advised Prudential Securities that they would be willing to participate with a financial buyer in the acquisition of Equitrac so long as they could sell a substantial portion of their present equity interests in the acquisition. Prudential Securities made each interested financial buyer aware of this.

     Near the end of October 1998, each of the interested potential buyers was invited to submit to Prudential Securities by November 12, 1998 a non-binding indication of interest based on the information provided in the confidential offering memorandum and publicly available information. Of the twenty-four potential financial buyers, nine, including Cornerstone, submitted a preliminary indication of interest. The indications of interest contemplated an acquisition of Equitrac for cash at prices ranging between $20 and $25 per share of common stock. Each indication of interest also contemplated that Equitrac's management would retain a significant equity interest in the surviving corporation and would continue to run the company. The indications of interest were subject to a variety of conditions, including further due diligence investigations.


     During a meeting held on December 1, 1998, the Board of Directors reviewed the activities conducted to date by Prudential Securities. Because Messrs. Kane and Wilson had expressed their interest in participating in a transaction by retaining an equity interest, and each of the indications of interest received by Prudential Securities contemplated their participation, the Board decided that it should appoint a special committee consisting solely of independent directors to review the indications of interest and any acquisition proposals made by the potential financial buyers and to negotiate on behalf of Equitrac's Board and shareholders (other than the Management Group) the terms of any proposed transaction. Messrs. Peter Marx and Marc Watson were appointed to serve on this special committee, and Mr. Marx was subsequently appointed chairman of the special committee.


     During the second week of December 1998, Messrs. Kane and Wilson, together with Messrs. Scott Modist, Chris Rickborn and Steve Smith, Equitrac's Chief Financial Officer, Senior Vice President -- Marketing and Technology and Vice President -- Business Technology Division, respectively, made presentations to representatives of six of the nine potential financial buyers. During these presentations, management discussed and responded to questions concerning Equitrac's history and prospects. Each of the potential financial buyers was also provided with revised financial projections. During these meetings, there were no negotiations of the terms and conditions of any particular transaction. Each of these parties was invited to submit to Prudential Securities by December 22, 1998 a revised, non-binding indication of interest based on the information provided in the confidential offering memorandum and the management presentations.

     Three of the potential financial buyers, including Cornerstone, submitted revised indications of interest. The range of indicated prices per share of common stock was between $23 and $26. Each of the indications of interest was subject to the completion of a more thorough due diligence investigation of Equitrac.

     On December 24, 1998, the special committee held a meeting at which it discussed the three proposals and the activities of Prudential Securities with regard to the bidding process. Based on the advice of Prudential Securities, the special committee authorized Prudential Securities to invite all three candidates to visit Equitrac at its executive offices in Coral Gables, Florida and to conduct an in-depth due diligence review of Equitrac's management, operations, facilities, assets and liabilities.


     From mid January through the beginning of February 1999, Cornerstone and the other two potential financial buyers conducted a due diligence review of Equitrac. Each of them was provided access to a data room containing copies of contracts and other financial and business information, and was given access to Equitrac's senior management to discuss the company's business and operations. There were no negotiations during this period between Equitrac and any of the three potential financial buyers. During this period, the special committee requested Equitrac's counsel, Greenberg Traurig, to prepare a draft merger agreement containing the general terms and conditions under which the company would be willing to be acquired. Each of the potential financial buyers was provided a draft of a merger agreement. The draft agreement set forth the representations, warranties, covenants and conditions under which Equitrac would be willing to engage in a merger, but did not contain any provisions relating to management's participation in the transaction.


     Each of the three interested financial buyers was invited by Prudential Securities to submit by February 8, 1999 a final, binding proposal for the acquisition of Equitrac. Each party was requested to include in its final proposal, among other things, the proposed form of the transaction, the value and form of consideration to be paid for each share of common stock, the sources of funds to be used for the acquisition (including any proposed investment by members of Equitrac's management), copies of commitment letters for any financing required to complete the transaction, a detailed mark-up of the proposed form of merger agreement, and a description of any other material conditions or contingencies to the proposed transaction.

     The special committee held telephone conference meetings on January 7 and February 1, 1999, at which Prudential Securities reviewed with the committee by telephone the status of the bidding process.

     On February 8, 1999, a final proposal was submitted by each of the three interested parties. The proposals contemplated an acquisition of Equitrac for cash at prices ranging between $23.50 and $24.75 per share of common stock. All of the proposals specified the amount of cash equity the potential buyer was willing to commit to the transaction and the amount of equity Equitrac's management would be expected to contribute to the acquiring entity, in the form of a rollover of a portion of their common stock. Two of the three proposals specified the expected sources of other financing. Of the three proposals, the Cornerstone proposal contemplated the highest per share value to be received by Equitrac shareholders and a capital structure which involved the incurrence of the least amount of debt. Each proposal was subject to customary closing conditions.

     On February 9, 1999, Mr. Marx of behalf of the special committee had a conference call with representatives of Prudential Securities and Greenberg Traurig to review the proposals. Representatives of Greenberg Traurig reviewed for Mr. Marx the legal terms of the proposals, including the proposed forms of merger agreements submitted by two of the three potential buyers. Prudential Securities' representatives compared the financial terms of the proposals. Mr. Marx and Prudential Securities generally agreed that the Cornerstone proposal was the most attractive of the three, because of its price, capital structure and financing terms. Mr. Marx and Prudential Securities then discussed whether it would be more prudent to attempt to continue to negotiate with all three potential buyers or to negotiate exclusively with Cornerstone. Mr. Marx and the representatives of Prudential Securities concluded that it would be prudent for Prudential Securities to contact Cornerstone to determine whether it was willing to increase its per share cash price in consideration of an exclusive negotiation period to finalize and document the terms of the proposed transaction.

     On February 10, 1999, after discussions with representatives of Prudential Securities, Cornerstone indicated that it would be willing to increase its offer by $.50 per share to $25.25 from $24.75 in consideration of an exclusive negotiation period. That afternoon, the special committee held a meeting at which Mr. Marx and representatives of Prudential Securities and Greenberg Traurig advised the special committee of their conference call the previous day and the process that resulted in Cornerstone's revised proposal. Representatives of Greenberg Traurig reviewed for the special committee the legal terms of the proposals, including the proposed forms of merger agreements submitted by two of the three potential buyers. Prudential Securities' representatives compared the financial terms of the proposals, including Cornerstone's revised proposal. Prior to adjourning the meeting, the special committee scheduled a meeting for the following day to further deliberate the proposals.

     On February 11, 1999, the special committee, together with representatives of Prudential Securities and Greenberg Traurig, met by telephone to review the proposals again, including Cornerstone's revised proposal. They also discussed generally the terms of the proposed Cornerstone agreement and a timetable for completing the transaction. At the conclusion of the meeting, the special committee determined that Equitrac should pursue Cornerstone's proposal and attempt to complete the transaction as soon as possible.

     During the next several days, Greenberg Traurig, on behalf of Equitrac, and legal counsel retained by Messrs. Kane and Wilson to represent their interests, negotiated with Cornerstone's counsel the terms and conditions of a definitive recapitalization and merger agreement and related documents for the transaction.


     On February 16, 1999, the special committee, together with representatives of Prudential Securities and Greenberg Traurig, met to review Cornerstone's proposal, including the negotiated recapitalization and merger agreement and related agreements. Greenberg Traurig summarized the material terms of the agreements for the special committee. Prudential Securities reviewed for the special committee the bidding process that had resulted in the Cornerstone proposal, including a review of the three final bids received. Prudential Securities then presented the special committee with an analysis that it had performed to produce a range of implied values for Equitrac's common stock. Prudential Securities concluded by delivering its oral opinion to the special committee, which it later confirmed in writing, that the cash merger consideration to be received by Equitrac's shareholders (other than the Management Group) was fair from a financial point of view to such shareholders. Based on Prudential Securities' opinion and valuation analysis presented at the meeting and other factors considered during the meeting, the special committee unanimously determined that the original merger agreement was fair to and in the best interest of Equitrac and its unaffiliated shareholders, and recommended that the Board of Directors approve the original merger agreement and the Transactions.



     Immediately after the special committee's meeting, the Board of Directors of Equitrac met to receive the report of the special committee. At this meeting, the special committee unanimously recommended that the Board of Directors adopt and approve the original merger agreement. After discussing the recommendation of the special committee, the Board determined that the original merger agreement was fair and in the best interest of Equitrac and its unaffiliated shareholders, and unanimously adopted and approved the original merger agreement and the Transactions. Because of their participation as members of the Management Group, Messrs. Kane and Wilson abstained from the vote on the original merger agreement.



     On February 17, 1999, prior to the opening of trading on Nasdaq, Equitrac issued a press release announcing that the Board of Directors, based on the recommendation of the special committee, had approved the original merger agreement and the Transactions.



     Prior to entering into the original merger agreement, Equitrac had provided Cornerstone various financial projections, including financial projections for the fourth quarter of the fiscal year ending February 28, 1999 and for the fiscal year ending February 29, 2000. The terms and conditions of the original merger agreement had been based upon these various projections. In early April, Equitrac provided Cornerstone its preliminary financial results for the fourth quarter of fiscal 1999 and its preliminary fiscal 2000 budget, both of which differed from Equitrac's prior projections.



     On April 12, 1999, Equitrac received notice from Cornerstone that, based upon a review of the preliminary fourth quarter results and the preliminary fiscal 2000 budget, Cornerstone believed that Equitrac had suffered an "adverse change" under the original agreement. Cornerstone also indicated that as a result of this "adverse change" the financing commitments necessary to complete the Transactions were no longer available. A number of conversations occurred that day between members of the special committee and representatives of Prudential Securities and Greenberg Traurig with regard to Cornerstone's notice. At a meeting later that day with representatives of Prudential Securities, Cornerstone indicated that it wanted to proceed with the Recapitalization and Merger but on revised terms. Cornerstone preliminarily indicated that such revised terms would result in Equitrac's shareholders receiving between $19.00 to $20.00 per share in cash.



     Later that night, the special committee, together with representatives of Prudential Securities and Greenberg Traurig, met by telephone to discuss Prudential Securities' meeting with Cornerstone. The special committee also determined that Equitrac should issue a press release announcing Cornerstone's notice and the current status of the Transactions. On April 13, 1999, prior to the opening of trading on Nasdaq, Equitrac issued such a press release.



     Between April 13 and April 20, 1999, representatives of Cornerstone had discussions with the management of Equitrac and conducted further due diligence on the operations of Equitrac in order to formulate a revised proposal. Mr. Watson of the special committee met with Cornerstone to discuss the prospects of a revised proposal. Also during this period, representatives of Cornerstone and Prudential Securities had informal negotiations concerning a revised proposal to acquire Equitrac. On April 20, 1999, as a result of these negotiations, Cornerstone advised Prudential Securities that it intended to deliver a proposal to the special committee to proceed with the Recapitalization and Merger on substantially the same terms as under the original merger agreement but at a revised price of $21.00 per share, and that such revised proposal would be its best and final offer.



     On April 21, 1999, the special committee received the revised proposal from Cornerstone. That day, the special committee, with representatives of Prudential Securities and Greenberg Traurig, met to discuss the revised proposal. Greenberg Traurig reviewed with the members of the special committee their legal duties in connection with consideration of the revised proposal. The special committee considered Equitrac's alternatives, including terminating the original merger agreement and soliciting other offers. Greenberg Traurig advised the special committee that there was uncertainty as to whether Equitrac had the legal right to terminate the original merger agreement and, therefore, that Cornerstone would likely contest any attempted termination. Prudential Securities advised the special committee that it had requested Cornerstone to consider providing Equitrac an opportunity to solicit other offers for a brief period notwithstanding the non-solicitation covenant of the original merger agreement, but such request had been unavailing. The special committee instructed Prudential Securities to revisit the request with Cornerstone. The special committee then considered the revised proposal and determined that it needed further information about the adequacy of the $21.00 per share price and revisions to the original merger agreement. Accordingly, the special committee instructed Prudential Securities to update its analysis of the value of Equitrac and be in a position to report on the fairness of the revised proposal at such time as Cornerstone and Equitrac are prepared to enter into definitive documentation reflecting the terms of the revised proposal. The special committee determined to recommend to the Board of Directors that it authorize Equitrac to proceed with the Recapitalization and Merger, but conditioned its recommendation on the definitive documentation and the receipt of a fairness opinion from Prudential Securities.



     Following the meeting of the special committee on April 21, 1999, the Board of Directors, with representatives of Greenberg Traurig, met by telephone to receive the report of the special committee with regard to the revised proposal. At this meeting, the special committee made its conditional recommendation to the Board of Directors. Based solely on the special committee's recommendation, the Board authorized Equitrac to proceed with the recapitalization and merger at $21.00 per share, but conditioned its authorization upon approval by the special committee of the definitive documentation and receipt of a fairness opinion from Prudential Securities.



     On April 22, 1999, prior to the opening of trading on Nasdaq, Equitrac issued a press release announcing the Board's conditional authorization to proceed with the Transactions at $21.00 per share.



     Between April 23, 1999 and June 3, 1999, Cornerstone and its representatives conducted further due diligence on Equitrac's business and operations. During this period, Equitrac provided Cornerstone and its representatives additional financial information, including revised projections as to revenues and operating income for the first and second quarters of the fiscal year ending February 29, 2000 which were lower than those included in Equitrac's fiscal 2000 budget. Revenues and operating income for the first fiscal quarter were projected to be approximately 7% and 30%, respectively, lower than forecasted in the fiscal 2000 budget. Similarly, revenues and operating income for the second fiscal quarter were projected to be approximately 5% and 18%, respectively, lower than forecasted in the fiscal 2000 budget. During this period, representatives of Equitrac and Cornerstone negotiated the proposed Merger Agreement. Cornerstone agreed to revise the proposed Merger Agreement so that the lower projections for the first and second fiscal quarters of fiscal year 2000 would not be considered a material adverse change to Equitrac. Cornerstone reiterated its position that the proposed Merger Agreement like the original merger agreement did not permit Equitrac to solicit competing offers, though it did agree to reduce the termination fee, which would be payable if Equitrac accepted an unsolicited superior offer, to $2.3 million from $2.5 million. Furthermore, the financial institutions that had committed to provide the debt financing also had their representatives meet by telephone with Equitrac's management to conduct further due diligence and were provided by Cornerstone the lower projections for the first and second fiscal quarters. Both Cornerstone and the financial institutions ultimately indicated to Equitrac that they were satisfied with their due diligence review.



     On June 2, 1999, the special committee, together with representatives of Prudential Securities and Greenberg Traurig, met to consider further the $21.00 per share cash price. The special committee considered the revised proposal in light of Equitrac's lower projections for the first and second fiscal quarters of fiscal year 2000. The special committee generally discussed with representatives of Equitrac's management and Prudential Securities these lower projections. The special committee and Prudential Securities generally discussed Equitrac's inability to solicit competing offers under the proposed Merger Agreement. Greenberg Traurig then reviewed with the special committee the revised terms and conditions of the proposed Merger Agreement, including those relating to the lower projections and the reduction of the termination fee.

     Later that night, the special committee, together with representatives of Prudential Securities and Greenberg Traurig, held a meeting at which Prudential Securities presented an analysis of the $21.00 per share cash price and indicated that it was prepared to deliver an opinion that the $21.00 per share cash price was fair, from a financial point of view, to the unaffiliated shareholders of Equitrac.



     On June 3, 1999, Prudential Securities delivered to the special committee an oral opinion, which was later confirmed in writing as of that date, that the $21.00 per share cash price was fair, from a financial point of view, to the unaffiliated shareholders of Equitrac. Based on the Prudential Securities opinion and the analyses presented by Prudential Securities the night before and other factors considered during the meeting, the special committee unanimously decided to recommend approval and adoption of the $21.00 per share cash price and determined that the Merger Agreement and the Transactions were fair to, and in the best interests of Equitrac, and its unaffiliated shareholders.



     Immediately following the special committee's receipt of Prudential Securities' opinion, the Board of Directors met to receive the special committee's report. At this meeting, the special committee unanimously recommended to the Board of Directors that the Board accept the $21.00 per share cash price and approve and adopt the Merger Agreement. After discussing the recommendations of the special committee, the Board determined that the Merger Agreement was fair and in the best interest of Equitrac and its unaffiliated shareholders, and unanimously adopted the Merger Agreement and the Transactions. Because of their participation as members of the Management Group, Messrs. Kane and Wilson abstained from the vote on the Merger Agreement, just as they had done with regard to the Board's adoption of the original merger agreement.



     On June 4, 1999, Equitrac, following the parties' execution of the Merger Agreement, issued a press release announcing that the Board, based on the recommendation of the special committee, had approved the Merger Agreement and the Transactions.



     A more complete description of the factors considered by the special committee and the Board at their February 16 and their respective June 2 and June 3 meetings is set forth under the caption "Recommendations of the Special Committee and Board of Directors" below.


RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS


     On February 16, 1999, the special committee unanimously determined that the original merger agreement was fair to and in the best interests of Equitrac and its unaffiliated shareholders, and recommended that the Board of Directors approve and adopt the original merger agreement and that it be recommended to the shareholders of Equitrac.



     On February 16, 1999, the Board, based on the unanimous recommendation of the special committee, unanimously determined that the original merger agreement was fair to and in the best interests of the shareholders of Equitrac, and recommended that the shareholders approve and adopt the Merger Agreement.



     Following the events of April and May and the determination of the Board to proceed with the Merger and Recapitalization, the special committee held a meeting on June 2, 1999 and unanimously determined that the revised Merger Agreement and the Transactions are fair to and in the best interests of Equitrac and its unaffiliated shareholders, and recommended that the Board of Directors approve the Merger Agreement and that it be recommended to the shareholders of Equitrac. On June 3, 1999, based solely on the unanimous recommendation of the special committee, the Board unanimously determined that the revised Merger Agreement and the Transactions are fair to and in the best interests of the shareholders of Equitrac, and recommended that the shareholders approve and adopt the Merger Agreement.



     During their deliberations in both February and June, the special committee and Board of Directors were assisted by their financial advisor, Prudential Securities, and their legal counsel, Greenberg Traurig.



     Special Committee Factors. In connection with its initial recommendation in February 1999, the special committee considered a number of factors, including, the following:



          (1) the historical market prices and recent trading activity of Equitrac's common stock, in particular the fact that the cash merger consideration would enable the shareholders to realize a premium over the prices at which Equitrac's common stock historically had traded; the original cash merger consideration of $25.25 per share represented an approximately 35% premium over the average closing price of $18.62 during the 120 business days prior to February 16, 1999, the date on which the special committee made its unanimous recommendation to the Board;



          (2) results of the process undertaken by Prudential Securities to identify and solicit indications of interest from selected potential acquirors with respect to the purchase of Equitrac, including the fact Cornerstone's proposal was one of only three formal proposals received and that no potential acquiror or strategic partner had expressed an interest in engaging in a business combination or other strategic transaction that would likely be on terms as favorable to Equitrac's shareholders as those contained in the original merger agreement;


          (3) the presentation of Prudential Securities to the special committee at its February 16, 1999 meeting, as to the sale process and various financial and other matters;


          (4) the oral opinion of Prudential Securities, later confirmed in writing, addressed and delivered to the special committee on February 16, 1999 as to the fairness from a financial point of view of the original cash merger consideration to be received by Equitrac's shareholders, other than the Management Group, pursuant to the original merger agreement.


          (5) information with respect to the financial condition, results of operations, business and prospects of Equitrac, as well as the risks involved in achieving such prospects, and the general economic and market conditions affecting Equitrac;

          (6) the likelihood of consummation of the Merger, the existence of signed financing commitments, the proposed structure of the Merger and anticipated closing date, and the conclusion that Cornerstone is a significant participant in the capital markets with an established record of completing transactions;

          (7) the fact that consummation of the Merger would preclude the shareholders from having the opportunity to participate in Equitrac's future growth prospects as well as actual or potential conflicts of interests of Messrs. Kane and Wilson and certain other members of the Management Group who will have the opportunity to benefit from any increases in the value of Equitrac following the Merger by reason of their continuing equity interest in the Surviving Corporation;


          (8) the terms and conditions of the original merger agreement, including the ability of Equitrac, to the extent required by fiduciary obligations of the Board of Directors to Equitrac's shareholders, to terminate the original merger agreement in order to approve a Competing Transaction on terms more favorable to Equitrac's shareholders than those set forth in the Merger Agreement, upon the payment to Merger Sub of a $2.5 million termination fee plus its reasonable costs and expenses; and



          (9) the advice of Greenberg Traurig, its legal advisor, with respect to the terms of the original merger agreement and structure of the Recapitalization and the Merger.



     In connection with its June 1999 recommendation, the special committee considered the factors enumerated above, as well as the following additional factors:



          (1) the revised cash merger consideration of $21.00 per share represented an approximately 13% premium over the average closing price of $18.62 during the 120 business days prior to February 16, 1999, the day before the original merger agreement was publicly announced;



          (2) Equitrac's lower than projected operating income, EBITDA and EBITDA less capital expenditures for the fourth quarter ended February 28, 1999 and the lower than projected operating income, EBITDA and EBITDA less capital expenditures anticipated in the fiscal year 2000 budget. The special committee considered in particular that the lower than originally projected results for the fourth quarter ended February 28, 1999 and fiscal year 2000 had not only resulted in Cornerstone's inability to finance the Transactions under their original terms but would also make it unlikely that the other potential acquirors that had submitted acquisition proposals would be able to finance their previously proposed offers or an acquisition of Equitrac at a price substantially higher than $21.00 per share. The special committee also considered that the lower projected revenues and operating income for the first and second quarters of fiscal year 2000 than anticipated in the fiscal year 2000 budget would further reduce the likelihood of any potential acquiror from submitting an offer substantially higher than $21.00 per share. The special committee also determined, based in part on the foregoing and on Prudential Securities' opinion described below, that Equitrac's future prospects are adequately reflected in the cash merger consideration;



          (3) the terms and conditions of the revised Merger Agreement which provide that the lower projections for the first and second quarters of fiscal year 2000 are not to be considered a material adverse change to Equitrac;



          (4) the terms and conditions of the original merger agreement, which prohibited Equitrac from soliciting competing transactions. Although the special committee considered whether Equitrac should seek to terminate the agreement to be able to solicit other offers, the special committee, upon advise of legal counsel, believed there was uncertainty as to whether Equitrac had the legal right to do so and that Cornerstone would contest any attempted termination. The special committee also believed that Equitrac's continued ability to consider unsolicited proposals after the execution of the revised Merger Agreement would act as a "market check" and confirm to the special committee that no other potential superior offers were available or, alternatively, would generate one or more superior offers;



          (5) the ability of Equitrac, on the same terms as the original merger agreement, to terminate the Merger Agreement to approve a Competing Transaction, but requiring a termination fee of $2.3 million, which had been reduced from $2.5 million; and



          (6) the oral opinion of Prudential Securities, later confirmed in writing, addressed to and delivered to the special committee on June 3, 1999 as to the fairness from a financial point of view of the cash merger consideration to be received by Equitrac's shareholders, other than the Management Group, pursuant to the Merger Agreement. A copy of Prudential Securities' June 3, 1999 opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this proxy statement and should be read in its entirety.



     In view of the various factors considered by the special committee in connection with its evaluation of the original merger agreement and the revised Merger Agreement, the special committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by Equitrac's financial advisor and taking into account the existing trading ranges for Equitrac's common stock, the special committee determined that the Recapitalization and Merger, including the cash merger consideration, was fair, to Equitrac's unaffiliated shareholders. In considering the factors described above, individual members of the special committee may have given different weights to different factors. Except for paragraph (7) on page 20, the special committee considered the foregoing factors to be positive factors supporting its determination that the Recapitalization and Merger are fair and in the best interest of Equitrac's unaffiliated shareholders. Notwithstanding the negative factors in such paragraph (7), the special committee believes the Transactions are fair to and are in the best interest of Equitrac's unaffiliated shareholders. The special committee believes, based on the Prudential Securities' analysis and opinion, that Equitrac's future prospects are adequately reflected in the cash merger consideration, so Equitrac's unaffiliated shareholders will be receiving immediate value without having to bear the risks of any decrease in the future value of Equitrac. Although members of the Management Group will have the opportunity to participate in Equitrac's future prospects, they will bear the risk of any decrease in Equitrac's value. As of a result of the Transactions, Equitrac will have significant amounts of indebtedness that may reduce its value in the future.



     The special committee further believes that the following procedural safeguards were sufficient to ensure that the Recapitalization and Merger were considered in a manner that was procedurally fair to Equitrac's unaffiliated shareholders notwithstanding any actual or potentials conflicts of interests of Messrs. Kane and Wilson and other members of the Management Group: (1) the special committee consisted entirely of non-management, non-affiliated independent directors appointed to represent the interests of Equitrac's unaffiliated shareholders; (2) Greenberg Traurig, Equitrac's outside counsel, represented the interests of Equitrac's shareholders (other than the Management Group) in all negotiations relating to the Recapitalization and Merger, whereas Messrs. Kane and Wilson retained and were represented by separate legal counsel. Because only one member of the Board, James Courbier, was neither a member of the special committee nor the Management Group, and the Board had granted the special committee full authority to negotiate the terms and conditions of the Merger Agreement on the Board's behalf, the Board did not consider it necessary to retain separate legal counsel (other than Greenberg Traurig) to represent the Board's interests; (3) the special committee retained Prudential Securities as its financial advisor to assist it in evaluating a potential transaction and received advice from Prudential Securities; (4) the special committee engaged in extensive deliberations in evaluating the sales process; and (5) the $21.00 per share cash consideration and the terms and conditions of the Merger Agreement resulted from arm's-length bargaining between the special committee and its representatives, on the one hand, and Cornerstone and its representatives, on the other hand, and Messrs. Kane and Wilson and their representatives, on the one hand, and Cornerstone and its representatives, on the other hand.



     The special committee did not specifically consider in its deliberations the cash payments the members of the special committee will receive as a result of the termination of stock options held by them pursuant to the Merger. In addition, the special committee did not specifically consider as part of its determination as to the fairness of the Recapitalization and the Merger that the Transactions were not structured to require the approval of at least a majority of unaffiliated stockholders.



     In assessing the fairness of the cash merger consideration under the original merger agreement and the revised cash merger consideration under the Merger Agreement and arriving at its opinions, Prudential employed a discounted cash flow analysis, a comparable companies analysis and a comparable transactions analysis, as described on pages 25 through 29. Although each analysis produced a wide range of implied share values for Equitrac common stock, the special committee recognized that the broad ranges were due to the fact that none of the comparable companies or the acquired entities used by Prudential Securities in its analyses are identical to Equitrac. The special committee, therefore, believes that the wide range of implied share values was inherent in the methodology chosen by Prudential Securities and should not affect the special committee's reliance on Prudential Securities' opinion.



     The special committee believes that both the original merger agreement and the Recapitalization and Merger were considered in a manner that was procedurally fair to Equitrac's shareholders.



     Board of Directors Factors. In connection with its February 16, 1999 recommendation, the Board considered the following factors: (1) the determinations and recommendations of the special committee; (2) the factors referred to above as having been taken into account by the special committee; and (3) the fact that the cash merger consideration and the terms and conditions of the original merger agreement were the result of arm's-length negotiations between the special committee and Equitrac, on the one hand, and Cornerstone, on the other hand, and Messrs. Kane and Wilson, on the one hand, and Cornerstone, on the other hand.



     The Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. Rather, the Board reached a general consensus that the Recapitalization and Merger were advisable and in the best interests of Equitrac, its unaffiliated shareholders and Equitrac's other constituencies. In considering the factors described above, individual members of the Board may have given different weight to different factors. Except for paragraph (7) on page 20 of the special committee factors, the Board considered the foregoing factors to be positive factors supporting its determination that the Recapitalization and Merger are fair and in the best interest of Equitrac's unaffiliated shareholders. For the same reasons as the special committee, the Board believes the Transactions are fair notwithstanding such paragraph (7) of the factors reviewed by the special committee was a negative factor, and, if taken alone, would not support such a determination. The Board did not specifically consider in its deliberations the cash payments the members of the special committee will receive as a result of the termination of stock options held by them pursuant to the Merger. In addition, the Board did not specifically consider as part of its determination as to the fairness of the Recapitalization and the Merger that the Transactions were not structured to require the approval of at least a majority of Equitrac's unaffiliated shareholders.



     The Board determined that the Recapitalization and Merger were procedurally fair because, among other things: (1) the special committee consisted entirely of non-management, non-affiliated independent directors appointed to represent the interests of the Equitrac's unaffiliated shareholders; (2) Greenberg Traurig, Equitrac's outside legal counsel represented the interests of Equitrac's shareholders (other than the Management Group) in all negotiations relating to the Recapitalization and Merger, whereas Messrs. Kane and Wilson retained and were represented by separate legal counsel. Because only one member of the Board, James Courbier, was neither a member of the special committee nor the Management Group, and the Board had granted the special committee full authority to negotiate the terms and conditions of the Merger Agreement on the Board's behalf, the Board did not consider it necessary to retain separate legal counsel (other than Greenberg Traurig) to represent the Board's interests; (3) Equitrac retained Prudential Securities on behalf of the special committee as the special committee's financial advisor to assist it in evaluating a potential transaction and received advice from Prudential Securities; (4) the special committee engaged in extensive deliberations in evaluating the sales process; and (5) the $21.00 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the special committee and its representatives, on the one hand, and Cornerstone and its representatives, on the other hand, and Messrs. Kane and Wilson and their representatives, on the one hand, and Cornerstone and its representatives, on the other hand. The Board believed that such safeguards were sufficient to assure that the Recapitalization and Merger are fair to, and in the best interests of Equitrac's unaffiliated shareholders.



     Fairness of the Merger. Each of Equitrac, the Management Group and Cornerstone had previously concluded that the cash merger consideration of $25.25 per share that Equitrac's unaffiliated shareholders were to receive under the original merger agreement was fair. Based on the factors set forth above, Equitrac also believes that the revised merger consideration of $21.00 per share to be received by its unaffiliated shareholders pursuant to the Merger is fair from a financial point of view. Messrs. Kane and Wilson and the other members of the Management Group who are executive officers of Equitrac also believe that the revised merger consideration of $21.00 per share to be received by Equitrac's unaffiliated shareholders pursuant to the Merger is fair. Their belief is based on the following facts: (1) the fact that the special committee and the Board, based on the factors discussed above, concluded that the Merger is fair to, and in the best interests of, Equitrac's unaffiliated shareholders,
(2) notwithstanding the fact that Prudential Securities' opinion was addressed to the special committee and not to them and that they are not entitled to rely upon such opinion, the fact that Prudential Securities delivered its opinion to the special committee to the effect that, as of the date of such opinion and based on and subject to certain limitations, qualifications and assumptions stated in such opinion, the cash merger consideration to be paid in the Merger is fair to Equitrac's unaffiliated shareholders from a financial point of view and (3) the negotiations between Cornerstone and its representatives, on the one hand, and the special committee and its representatives, on the other hand, and Messrs. Kane and Wilson and their legal counsel, on the one hand, and Cornerstone and its representatives, on the other hand, of the terms of the Merger

Agreement were in each case conducted on an arm's-length basis. The Management Group did not specifically consider the cash payments the members of the special committee will receive as a result of the termination of stock options held by them pursuant to the Merger as a factor in arriving at their belief as to the fairness of the Merger. In addition, the Management Group did not specifically consider as part of its determination as to the fairness of the Recapitalization and the Merger that the Transactions were not structured to require the approval of at least a majority of Equitrac's unaffiliated shareholders. The Management Group did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.



     Cornerstone also believes that the revised cash merger consideration of $21.00 per share to be paid in the Merger is fair to Equitrac's unaffiliated shareholders from a financial point of view. Cornerstone bases its belief upon
(a) the fact that the revised cash merger consideration of $21.00 per share represented an approximately 13% premium over the average closing price during the 120 business days prior to February 16, 1999, the day before the original merger agreement was publicly announced, and (b) the factors considered by the Board in its determination that the Recapitalization and the Merger were procedurally fair, as described above. Cornerstone did not specifically consider the cash payments the members of the special committee will receive as a result of the termination of stock options held by them pursuant to the Merger as a factor in arriving at its belief as to the fairness of the Merger. In addition, Cornerstone did not specifically consider as part of its determination as to the fairness of the Recapitalization and the Merger that the Transactions were not structured to require the approval of at least a majority of Equitrac's unaffiliated shareholders. Cornerstone did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. None of the Equity Investors makes any recommendation as to how Equitrac's shareholders should vote on the Transactions.


EQUITY INVESTORS' PURPOSE AND REASONS FOR THE RECAPITALIZATION AND MERGER

     The purpose of the Equity Investors for engaging in the Transactions is to gain control of Equitrac. The Equity Investors believe that Equitrac's future business prospects can be improved through their active participation in the strategic direction and operations of Equitrac. This assessment is based upon publicly available information regarding Equitrac, the Equity Investors' due diligence investigation of Equitrac and the Equity Investors' investment experience. While the Equity Investors' believe that there will be significant opportunities associated with their investment in Equitrac, there are also substantial risks that such opportunities may not be fully realized.

     The proposed acquisition of Equitrac has been structured as a recapitalization and merger in order to permit the redemption of all of Equitrac's common stock (other than the Converted Shares) and to preserve Equitrac's corporate identity and existing contractual arrangements with third parties. The Equity Investors did not consider other alternatives with respect to the structure of the transaction.


OPINION OF FINANCIAL ADVISOR



     On June 3, 1999, Prudential Securities delivered its oral opinion to the special committee, which opinion was confirmed in writing as of such date, to the effect that, as of such date, the cash merger consideration was fair, from a financial point of view to

Equitrac shareholders other than members of the Management Group. Prudential Securities presented the financial analysis underlying its opinion at a meeting of the special committee on June 2, 1999.


     A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement as Annex B and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. Equitrac shareholders are urged to read the Prudential Securities opinion in its entirety.


     The Prudential Securities opinion is directed only to the fairness of the cash merger consideration to Equitrac shareholders other than members of the Management Group from a financial point of view. It does not constitute a recommendation to any shareholder as to how such shareholder should vote at the meeting or as to any other action such shareholder should take regarding the Recapitalization and Merger.


     In conducting its analysis and arriving at its opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including the following:


     1. a draft, dated June 2, 1999, of the Merger Agreement, including the exhibits thereto;



     2. certain publicly available historical, financial and operating data for Equitrac including, but not limited to, (a) the Annual Report to shareholders and Annual Report on Form 10-K for the fiscal years ended February 28, 1997, 1998 and 1999, and (b) the Quarterly Report on Form 10-Q for the fiscal quarters ended May 30, 1998, August 31, 1998 and November 30, 1998;


     3. historical stock market prices and trading volume for Equitrac common stock;


     4. certain information relating to Equitrac, including financial forecasts, prepared by the management of Equitrac;


     5. publicly available financial, operating and stock market data concerning certain companies engaged in business that Prudential Securities deemed comparable to Equitrac or otherwise relevant to their inquiry;

     6. the financial terms of certain recent transactions that Prudential Securities deemed relevant to their inquiry; and

     7. such other financial studies, analyses and investigations that Prudential Securities deemed appropriate.

     Prudential Securities assumed, with Equitrac's consent, that the draft of the Merger Agreement that they reviewed would conform in all material respects to the Merger Agreement when in final form.

     Prudential Securities discussed with the senior management of Equitrac: (1) the past and current operating and financial condition of Equitrac; (2) the prospects for Equitrac, (3) their estimates of Equitrac's future financial performance and (4) such other matters Prudential Securities deemed relevant.

     In connection with its review and analysis and in the preparation of its opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or provided to it by Equitrac and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to certain financial forecasts Equitrac's management provided to Prudential Securities for Equitrac, Prudential Securities assumed that such information, and the assumptions and bases therefor, represented to Equitrac's management's best then available estimate as to the future financial performance of Equitrac. Further, the Prudential Securities opinion was based on economic, financial and market conditions as they existed on the date thereof and can only be evaluated as of the date of the opinion, and Prudential Securities assumes no responsibility to update or revise its opinion based upon events or circumstances occurring after such date.

     The Prudential Securities opinion, including Prudential Securities' presentation of such opinion to the special committee, was one of the many factors that the special committee took into consideration in making its determination to recommend adoption of the Merger Agreement. Consequently, Prudential Securities' analyses described below should not be viewed as determinative of the opinion of the special committee with respect to the cash merger consideration.

     The Prudential Securities opinion does not address nor should it be construed to address the relative merits of the Transactions or alternative business strategies that may be available to Equitrac.


     In arriving at its opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the special committee at the February 16, 1999 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Equitrac. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the special committee on June 2, 1999 in connection with the delivery of the Prudential Securities Opinion.



     Discounted Cash Flow Analysis. Prudential Securities considered the results of a discounted cash flow analysis of Equitrac. For purposes of this analysis, which was based on the financial projections provided to Prudential Securities by Equitrac, Prudential Securities bifurcated Equitrac's cash flows into two components: one based upon Equitrac's existing products and one based upon products which Equitrac recently introduced or expected to be introduced in the future. Prudential Securities calculated the net present value of each component's projected four-year stream of unlevered free cash flows and projected terminal value. Projected terminal values were calculated as a multiple of fiscal year 2003 earnings before interest, taxes, depreciation and amortization ("EBITDA"). For Equitrac's existing products, Prudential Securities applied discount rates of 13.9%, 12.4% and 10.9% and terminal value multiples of 4.7, 5.7 and 6.7. For Equitrac's new products, Prudential Securities applied discount rates of 70%, 60% and 50% and terminal value multiples of 8.7, 10.7 and 12.7. This analysis resulted in an implied range of equity value per share of $17.57 to $27.15.


     Comparable Companies Analysis. A comparable companies analysis was employed by Prudential Securities to establish a range of implied equity values per share. Prudential Securities analyzed publicly available historical and projected financial results, including:

     - current enterprise value as a multiple of: latest twelve months ("LTM") revenues, LTM EBITDA, LTM earnings before interest and taxes ("EBIT") and LTM EBITDA minus capital expenditures ("EBITDA-Capex"); and


     - current equity value as a multiple of: LTM net income, projected earnings per share for the fiscal year ending December 31, 1999 ("1999 EPS") and projected earnings per share for the fiscal year ending December 31, 2000 ("2000 EPS"), of certain companies considered by Prudential Securities to be reasonably similar to Equitrac. The companies analyzed included Billing Concepts Corp., Brooktrout Technology, Inc., Checkpoint Systems, Inc., Coinmach Laundry Corp., Digi International Inc., GTECH Holdings Corp., Kofax Image Products, Inc., Mac-Gray Corp., Omtool, Ltd., Peerless Systems Corp., PSC Inc., and Sensormatic Electronics Corp.



     The comparable companies were found to have a range of enterprise value as a multiple of LTM Revenues of 0.6x to 2.7x; a range of enterprise value as a multiple of LTM EBITDA of 3.3x to 17.6x; a range of enterprise value as a multiple of LTM EBIT of 4.1x to 25.5x; a range of enterprise value as a multiple of LTM EBITDA-Capex of 3.8x to 25.2x; a range of equity value as a multiple of LTM net income of 9.5x to 24.2x; a range of equity value as a multiple of 1999 EPS of 9.4x to 32.2x; and a range of equity value as a multiple of 2000 EPS of 8.8x to 17.9x. Applying such multiples to Equitrac's LTM revenues, LTM EBITDA, LTM EBIT, LTM EBITDA-Capex, LTM net income, and Equitrac's projected EPS for the fiscal years ending February 29, 2000 and February 28, 2001 resulted in an implied range of equity value per share of $7.93 to $49.61.



     Comparable Transactions Analysis. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions which Prudential Securities deemed to be reasonably similar to the Recapitalization and Merger, and considered the multiple of the acquired entity's enterprise value to its 1999 fiscal year ("LTM") revenues, LTM EBITDA, LTM EBIT and LTM EBITDA-Capex and the multiple of the acquired entity's equity value to its LTM net income based upon publicly available information for such transactions. The transactions considered were the combinations of: (1) Trident International and Illinois Toolworks, (2) Microdyne Corp. and L-3 Communications Holdings, (3) Donnelley Enterprise Solutions and Bowne & Company, Inc., (4) IPC Information Systems Inc., and Cable Systems International, (5) Holmes Protection Group Inc. and Tyco International Ltd., (6) Shared Technologies Fairchild Inc. and Intermedia Communications Inc., (7) DH Technology Inc. and Axiohm S.A., and (8) Colonial Data Technologies and U.S. Order Inc. The comparable transactions were found to imply for the acquired entities a range of enterprise value as a multiple of LTM revenues of 0.9x to 3.5x; a range of enterprise value as a multiple of LTM EBITDA of 6.1x to 11.9x; a range of enterprise value as a multiple of LTM EBIT of 7.9x to 19.8x; a range of enterprise value as a multiple of LTM EBITDA-Capex of 7.1x to 21.0x; a range of equity value as a multiple of LTM net income of 12.2x to 29.8x. Applying such multiples to Equitrac's LTM revenues, LTM EBITDA, LTM EBIT, LTM EBITDA-Capex and LTM net income resulted in an implied range of equity value per share of $12.84 to $49.29.



     None of the comparable companies or the acquired entities used in the above analyses for comparative purposes is, of course, identical to Equitrac. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and the acquired entities and other factors that could affect the operating results for each of the comparable companies and the consideration paid for each of the acquired entities as well as that of Equitrac.



     The special committee selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions and because it has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter with Prudential Securities, Equitrac paid Prudential Securities a retainer of $50,000 in July 1998 and an additional $250,000 following delivery of the opinion rendered in connection with the original merger agreement. An additional fee of $1,080,000 will be payable upon the consummation of the Merger. In addition, the engagement letter with Prudential Securities provides that Equitrac will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and its related persons against certain liabilities, including liabilities under securities laws, arising out of the merger or its engagement. In the ordinary course of business, Prudential Securities may actively trade shares of Equitrac common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


CONFLICTS OF INTEREST

     In considering the recommendations of the special committee and Board of Directors, Equitrac's shareholders should be aware that Messrs. Kane and Wilson, who are members of the Board of Directors have interests in the Merger that are different from the interests of Equitrac shareholders generally and which may create potential conflicts of interest.


     Equity Investment and Cash Payments. Pursuant to the Recapitalization, some of the shares of common stock and stock options of Equitrac held by members of the Management Group will be converted into shares of preferred stock of Equitrac. The Recapitalization will occur immediately prior to the Merger, and at the effective time of the Merger, the shares of the preferred stock held by the Management Group will be converted into the Converted Shares of the Surviving Corporation. In addition, members of the Management Group will be granted New Options, which options will be subject to time and performance vesting criteria. The Management Group is expected to consist of approximately 7 members of Equitrac's management, including John T. Kane, Chairman of the Board, George P. Wilson, President and Chief Executive Officer, Chris Rickborn, Senior Vice President -- Marketing and Technology, Steve Smith, Vice President -- Business and Technology, Patrick J. Raftery, Senior Vice President, U.S. Professional

Division, Cid Yousefi, Vice President -- Product Development, and John P. Jones, Vice President -- Sales, International Division.


     It is currently expected that the Management Group will invest an aggregate of approximately $6.7 million in the Surviving Corporation, consisting of the fair value of their Converted Shares. A significant number of shares of common stock and options held by members of the Management Group will not be exchanged in the Recapitalization but will be converted in the Merger into the right to receive aggregate cash merger consideration of approximately $22 million. The amount to be invested by and the amount of cash to be received by each member of the Management Group is set forth below. All such information is estimated and subject to change prior to closing.



                                                               AMOUNT       AMOUNT OF
NAME                                                         INVESTED($)     CASH($)
----                                                         -----------    ----------
John T. Kane...............................................   3,114,720     11,823,030
George P. Wilson...........................................   2,628,045      9,608,349
Chris Rickborn.............................................     149,100        127,400
Steve Smith................................................     198,450         93,330
Patrick J. Raftery.........................................     308,700        159,283
Cid Yousefi................................................     105,000        237,713
John P. Jones..............................................     158,400             --



     As of the record date for the special meeting, the Management Group owned an aggregate of approximately 1,197,464 shares of Equitrac's common stock and held options to purchase an aggregate of 346,100 shares of common stock.



     Following the Merger, and the consummation of the other transactions contemplated thereby, including, but not limited to the incurrence of approximately $44 million of indebtedness, it is expected that the Management Group will own, in the aggregate, Converted Shares representing approximately 21% of the Surviving Corporation's outstanding common stock and preferred stock on a fully-diluted basis, and New Options representing approximately 5% of the Surviving Corporation's common stock on a fully-diluted basis.



     In connection with the Merger and related transactions, Equitrac may make loans to certain members of the Management Group in amounts not to exceed $50,000 per member. These loans will be secured by shares of common stock of Equitrac held by these members following the Merger.



     Certain Arrangements with the Equity Investors. The Cornerstone Group will receive shares of common stock and preferred stock representing approximately 79% of the Surviving Corporation's common stock outstanding immediately after the Merger on a fully-diluted basis for an aggregate consideration of approximately $24.9 million. Cornerstone will enter into agreements with the Surviving Corporation that are customary in transactions of this type, including an advisory agreement with the Surviving Corporation pursuant to which it will render certain management and advisory services to the Surviving Corporation for which it will receive from the Surviving Corporation an aggregate fee in an amount to be determined, which will be customary for transactions of this type.


     In connection with the Merger, Surviving Corporation, the Cornerstone Group and Messrs. Kane and Wilson of the Management Group will enter into a stockholders agreement, registration rights agreement and subscription agreement, which will provide for, among other things, restrictions on transfer, "drag-along" and "tag-along" rights, registration rights, and preemptive rights.

     Employment and Consulting Agreements. George P. Wilson has agreed to terminate his existing employment agreement with Equitrac upon completion of the Merger and to enter into a one-year employment agreement, subject to automatic renewals, with the Surviving Corporation pursuant to which he will serve as President and Chief Executive Officer of the Surviving Corporation. The terms and conditions of Mr. Wilson's employment agreement with the Surviving Corporation will be substantially similar to those of his current employment agreement with Equitrac, except for the calculation of Mr. Wilson's annual bonus, the reduction of retirement benefits to which he is entitled and the elimination of certain benefits to which he is entitled upon a change of control of Equitrac. John T. Kane has agreed to terminate his existing employment agreement with Equitrac upon completion of the Merger and to enter into a one-year consulting agreement, subject to automatic renewals, with the Surviving Corporation which provides for an annual consulting fee of $24,000 and certain healthcare benefits. As a result of the termination of Mr. Kane's employment agreement, he will receive a cash payment of approximately $120,000 that otherwise would have been payable following his retirement.


     Treatment of Stock Options. Under the terms of the Merger Agreement, each holder of outstanding options (other than options converted into preferred stock by the Management Group in the Recapitalization), whether or not such options are exercisable, will be entitled to receive an amount in cash equal to the product of (1) the difference between $21.00 and the weighted average exercise price of such options and (2) the number of shares of Equitrac's common stock subject to such options. The directors and executive officers of Equitrac who own options will receive this option consideration as a result of the Merger for all of their options other than those converted by the Management Group in the Recapitalization. As of June__ , 1999, there were options outstanding to purchase an aggregate of 644,500 shares of Equitrac's common stock at a weighted average exercise price of $11.32 per share.



     The following table sets forth information as to the options outstanding on June__ , 1999, for which cash payment will be received upon consummation of the Merger, and the proceeds expected to be received upon termination of such options by the directors and executive officers of Equitrac. All such information is estimated and subject to change prior to closing.



                                                                NUMBER        CASH
NAME                                                          OF OPTIONS   PAYMENT($)
----                                                          ----------   ----------
John T. Kane................................................         --            --
George P. Wilson............................................         --            --
Jim Courbier................................................      5,000        52,625
Peter Marx..................................................     15,000       192,625
Marc Watson.................................................     33,000       590,925
Scott J. Modist.............................................     24,000       215,480
Chris Rickborn..............................................     20,822        95,838
Steve Smith.................................................      2,946        40,822
Patrick J. Raftery..........................................     15,080       121,419
Cid Yousefi.................................................     10,833        40,272
John P. Jones...............................................         --            --
All directors and executive officers as a group (11
  persons)..................................................    126,681     1,350,006


     Director and Officer Indemnification and Insurance. The Merger Agreement provides that the Surviving Corporation generally will indemnify all directors and officers of Equitrac to the fullest extent permitted by Florida law and in the Articles of Incorporation and Bylaws of Equitrac, as in effect as of the date of the Merger Agreement, from and against all liabilities, costs, expenses and claims arising out of actions taken prior to the Merger in performance of their duties as directors and officers of Equitrac. The Merger Agreement further provides that, except as may be limited by applicable law, for a period of six years after the Merger the indemnification obligations set forth in Equitrac's Articles of Incorporation and Bylaws shall survive the Merger and shall not be amended or modified by either Equitrac or the Surviving Corporation in a manner adverse to the rights of former and current officers and directors of Equitrac with respect to matters occurring prior to the Merger. In addition, the Merger Agreement provides that the Surviving Corporation will maintain in effect, for three years or until expiration of the applicable statute of limitations but in no event longer than four years, after the Merger to maintain directors' and officers' liability insurance for the benefit of its directors and officers who are currently covered under Equitrac's directors' and officers' liability insurance on terms not materially less favorable than the existing insurance coverage; provided, however, the Surviving Corporation is not required to pay an annual premium in excess of 200% of the last annual premium paid by Equitrac prior to the date of the Merger Agreement.


     Special Committee and Board Compensation. Compensation paid to the members of the special committee and the Board for services rendered in their capacity as members of the special committee or the Board for the period from December 1998 through June 1999, including, among other things, their analysis and evaluation of the proposal of the Equity Investors as well as their negotiation of the terms of the Merger Agreement, amounted to $25,087 for Mr. Marx and $1,500 for Mr. Watson.


                              THE SPECIAL MEETING

DATE, TIME AND PLACE


     The special meeting will be held on July 27, 1999, at          a.m., local
time, at [             ]. At the special meeting, Equitrac shareholders will be
asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Transactions.


RECORD DATE; VOTING POWER; QUORUM


     Shareholders of record of Equitrac common stock at the close of business on June 18, 1999 are entitled to notice of and to vote at the special meeting. As
of the record date, there were        shares of Equitrac common stock issued and
outstanding held by approximately        holders of record.


     Holders of record of Equitrac common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Equitrac common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     Under Florida law, the affirmative vote of the holders of a majority of the shares of Equitrac common stock outstanding on the record date is required to approve the Merger Agreement and the Transactions. For purposes of determining whether the Merger Agreement and the Transactions have received a majority vote, abstentions and broker non-votes (shares held in "street name" through a broker or other nominee as to which voting instructions with regards to the Merger Agreement and the Transactions have not been received from the beneficial owners and such broker or other nominee is not permitted to exercise voting discretion with regards to the Merger Agreement or the Transactions) will not be included in the vote total, although an abstention and a broker non-vote will have the effect of a vote against the Merger Agreement and the Transactions. Abstentions and broker non-votes will, however, be counted for determining whether there is a quorum.


     As of the record date for the special meeting, Equitrac's executive officers and directors owned, in the aggregate, 1,197,664 shares of Equitrac common stock or 33.8% of the votes represented by the shares of Equitrac common stock then outstanding. Of such shares, 1,176,864 are held by Messrs. Kane and Wilson, both of whom have granted Merger Sub an irrevocable proxy under a voting agreement to vote these shares in favor of the Merger Agreement and the Transactions. Therefore, holders of only an additional 17% of the outstanding shares of Equitrac common stock need to vote in favor of the Merger Agreement for the Transactions to be approved. Equitrac's other executive officers and directors have indicated that they will vote their shares in favor of the Merger Agreement and the Transactions. See "Beneficial Ownership of Common Stock" on page 48.


VOTING AGREEMENT; IRREVOCABLE PROXY

     Under the Voting Agreement, Messrs. Kane and Wilson will: (i) vote (or cause to be voted) their shares of Equitrac common stock at the special meeting in favor of the Merger Agreement and the Transactions; and (ii) vote (or cause to be voted) their shares of Equitrac common stock against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone, or attempt to discourage the Transactions, such as the adoption by Equitrac of a proposal regarding the acquisition of Equitrac by a third party by merger, tender offer or otherwise. Under the Voting Agreement, Messrs. Kane and Wilson also granted an irrevocable proxy to Merger Sub to vote their shares at the special meeting in favor of the Merger Agreement. The shares beneficially owned by such shareholders represent approximately 33% of the outstanding shares of Equitrac common stock entitled to vote at the special meeting. Merger Sub intends to vote the shares represented by such proxy in favor of approval of the Merger Agreement and the Transactions.

PROXIES

     Shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope.

     Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the special meeting. A later dated proxy or written notice of revocation given prior to the vote at the special meeting to the Secretary of Equitrac will serve to revoke such proxy. Also, a shareholder who attends the special meeting in person may, if he or she wishes, vote by ballot at the special meeting, thereby canceling any proxy previously given. Mere presence at the special meeting will not serve to revoke any proxy previously given.

SOLICITATION OF PROXIES

     In addition to the use of mails, proxies may be solicited by persons regularly employed by Equitrac, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and Equitrac may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Equitrac will bear the costs of the special meeting and of soliciting proxies therefor. Equitrac may engage a proxy solicitor to assist in the solicitation of proxies.


                        THE RECAPITALIZATION AND MERGER


     Mechanics of the Recapitalization.  In the Recapitalization:

     - Equitrac will amend its Articles of Incorporation to create and authorize the issuance of preferred stock; and


     - the Cornerstone Group will make an approximately $24.9 million equity contribution to Equitrac in exchange for preferred stock, and the Management Group will exchange some of their shares of Equitrac common stock and stock options for preferred stock.


     Mechanics of the Merger.  In the Merger:

     - Merger Sub will be merged into Equitrac, and Equitrac will be the Surviving Corporation;


     - each share of Equitrac's common stock will be converted into the right to receive $21.00 in cash, without interest; and


     - each share of Equitrac' preferred stock held by the Equity Investors as a result of the Recapitalization will be converted into the right to receive shares of preferred stock and common stock of the Surviving Corporation.

     Consequences of the Recapitalization and Merger. As a result of the Recapitalization and Merger:

     - the entire equity interest in Equitrac will be owned by the Equity Investors (consisting of the Cornerstone Group and the Management Group);

     - the unaffiliated shareholders of Equitrac will no longer have any interest in, and will not be shareholders of Equitrac, and therefore will not participate in its future earnings and growth;

     - Equitrac will incur significant amounts of indebtedness;

     - the Equity Investors will have the opportunity to benefit from any earnings and growth of Equitrac, and will bear the risk of any decrease in Equitrac's value;

     - Equitrac's common stock will no longer be traded on The Nasdaq National Market, price quotations will no longer be available and the registration of Equitrac's common stock under the Exchange Act will be terminated. After such registration is terminated, Equitrac will no longer be required to file periodic reports with the Commission;

     - the present Board of Directors of Equitrac will be replaced by the Board of Directors of Merger Sub which is comprised of Messrs. Kane and Wilson, Mark Rossi, Stephen L. Larson and Michael E. Najjar. Mr. Wilson will be entitled to designate one member of the Board of Directors of the Surviving Corporation prior to the consummation of an initial public offering of the Surviving Corporation's common stock and so long as he owns at least 4% of the Surviving Corporation's common stock on a fully diluted basis; and

     - the officers of Equitrac will be the officers of the Surviving Corporation after the Effective Time. See "Certain Information Concerning
       Merger Sub and the Equity Investors" on page   .

     The Equity Investors expect that, following consummation of the Merger, the business and operations of Equitrac will be continued substantially as they are currently being conducted. The Board of Directors and management of Equitrac will, however, continue to evaluate Equitrac's business, operations, corporate structure and organization and will make such changes as they deem appropriate.

     As a result of the borrowings to be incurred to finance the Merger and Equitrac's post-Merger operations, Equitrac will be significantly leveraged. As a result, Equitrac's financial and operating flexibility may be reduced.

FINANCING


     The total amount of funds necessary to fund the Merger and related transactions is expected to be approximately $85.1 million. These funds are expected to come from the following sources, although the actual amounts attributable to these sources may differ at closing:



     - an equity investment made by the Cornerstone Group of approximately $24.9 million;



     - an equity investment on the part of the Management Group of approximately $6.7 million, consisting of the Converted Shares (valued at $21.00 per share);



     - cash of Equitrac on hand at the Effective Time estimated to be $9.5 million; and



     - borrowings by Equitrac totaling approximately $44.0 million under senior secured credit facility and senior subordinated notes (collectively the "Debt Financing") described below.



     Senior Secured Credit Facility. Cornerstone has obtained a commitment from Fleet to provide Equitrac with a senior secured credit facility (the "Senior Facility") in an aggregate amount of $46 million. The Senior Facility will be comprised of (i) a $30 million senior term loan maturing May 31, 2005 and (ii) a $16 million revolving credit facility (the "Revolver") maturing May 31, 2005. The Revolver will have a sublimit available for the issuance of letters of credit and a sub-facility in an amount to be agreed upon by the parties.


     Equitrac and its subsidiaries will be the borrower under the Senior Facility and all present and future subsidiaries of Equitrac, and if Equitrac is owned by a holding company or companies, such holding company or companies will guarantee the Senior Facility. In addition, the Senior Facility will be secured by (i) substantially all of the assets of Equitrac (including its subsidiaries) and each of the guarantors and
(ii) a pledge of all of the capital stock of Equitrac's present and future domestic subsidiaries and 65% of the capital stock of Equitrac's present and future foreign subsidiaries.

     The interest rates under the Senior Facility will be, at Equitrac's option, either (i) the Prime Rate (higher of Fleet's prime lending rate or 1/2 of 1% per annum in excess of the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System) plus an applicable margin or (ii) Euro Rate (LIBOR 360 day basis)) plus an applicable margin. The initial applicable margins for the first six months will be fixed. Thereafter, the applicable margins will be the rate per annum above the Prime Rate or Euro Rate within four levels, which vary based upon a leverage test of Equitrac's total debt to earnings before interest, taxes, depreciation and amortization ("EBITDA").

     The documents for the Senior Facility will contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the Senior Facility.

     The funding of the Senior Facility is subject to the satisfaction of customary conditions for similar secured financing and others appropriate in the judgment of Fleet.


     Senior Subordinated Notes. Cornerstone has obtained a commitment from Mainsail to purchase from Equitrac on a fully underwritten basis $9.0 million aggregate principal amount of 11.75% Senior Subordinated Notes due 2006 (the "Senior Notes") to assist in financing the Merger. The Senior Notes will bear interest at 11.75% per annum compounded quarterly and will mature in 2006. The Senior Notes will be senior to all future and other existing indebtedness of Equitrac, other than senior bank debt such as the Senior Facility. Prior to the fourth anniversary, the Senior Notes are prepayable at par plus accrued interest together with a prepayment premium on the principal amount outstanding ranging from 1% to 4%. After the fourth anniversary, no prepayment premium shall be payable.


     The documents for the Senior Notes will contain affirmative, negative and financial covenants, representations and warranties and events of default customary for senior subordinated note financing.


     The Senior Notes will be bundled with detachable warrants that will be exercisable at a nominal exercise price into shares of Equitrac's common stock representing 8% of the common stock outstanding on a fully diluted basis at the Effective Time. The warrants will be exercisable for a term of ten years commencing on the earlier of third anniversary of the Effective Time or upon the occurrence of certain events, including the date on which Equitrac files a registration statement with the Commission for a public securities offering.


     Consummation of the Senior Note offering is subject to the satisfaction of customary conditions for similar senior subordinated note offerings.

FEDERAL INCOME TAX CONSEQUENCES

     Although there will be no federal income tax consequences of the Recapitalization to the holders of Equitrac common stock, there will be federal income tax consequences of the Merger to the holders of the Equitrac common stock. The material tax consequences of the Merger are summarized in the following discussion, which is based on the current provisions of the Internal Revenue Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Equitrac common stock as described herein. The following discussion is addressed to a shareholder that holds Equitrac common stock as a capital asset and that, for federal income tax purposes, is a U.S. citizen or resident or a domestic corporation, partnership, trust or estate. This summary does not purport to deal with all aspects of taxation that may be relevant to a particular shareholder in light of his, her or its particular circumstances, to a shareholder who holds both common and preferred stock prior to the Merger, or to certain types of taxpayers subject to special treatment under the federal income tax law, including financial institutions, broker-dealers, foreign persons (including a foreign person that is a partner in a U.S. partnership), persons holding Equitrac common stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction") or persons who acquired their Equitrac common stock through the exercise of an employee stock option or otherwise as compensation.


     A holder of Equitrac common stock will recognize capital gain or loss for federal income tax purposes on each share of Equitrac common stock exchanged for the cash merger consideration pursuant to the Merger. The amount of gain or loss recognized on a share will be equal to the difference between $21.00 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the Merger. In the case of individuals, certain trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 20 percent. Receipt of the cash merger consideration in exchange for Equitrac common stock pursuant to the Merger also may be a taxable transaction under applicable state, local and foreign tax laws.


     A holder of Equitrac common stock may be subject to backup withholding at the rate of 31 percent with respect to the cash merger consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or
(b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules. To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Equitrac common stock pursuant to the Merger, each holder must provide the Paying Agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Equitrac common stock that does not provide his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Equitrac (or its agent) will report to the holders of Equitrac common stock and to the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.


     The federal income tax consequences set forth in this proxy statement are for general information only. The tax consequences for a particular shareholder will depend upon the facts and circumstances applicable to that shareholder. Accordingly, each shareholder is urged to consult his, her or its own tax adviser to determine the tax consequences of the

Merger to the shareholder in light of his, her or its particular circumstances, including the applicability and effect of state, local, foreign and other tax laws and any possible changes in those laws. The foregoing discussion may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation.



ACCOUNTING TREATMENT



     Equitrac expects that the Merger will be accounted for as a recapitalization for accounting purposes. As a result, the historical cost basis of Equitrac's assets and liabilities will not change. The aggregate cost of repurchasing the common stock will be accounted for as a charge to shareholders' equity.


DISSENTERS' APPRAISAL RIGHTS

     Equitrac's shareholders are not entitled under the Florida law or Equitrac's articles of incorporation to exercise dissenters' appraisal rights in connection with the Transactions.

DELISTING AND DEREGISTRATION OF COMMON STOCK

     Following the Merger, Equitrac's common stock will be no longer traded on the Nasdaq National Market, price quotations will no longer be available and the registration of Equitrac's common stock under the Exchange Act will be terminated. After such registration is terminated, Equitrac will no longer be required to file periodic reports with the Commission.

REGULATORY APPROVALS

     Equitrac is not aware of any material governmental or regulatory approvals, other than federal antitrust clearance, which are required for consummation of the Transactions.


LEGAL PROCEEDINGS



     Equitrac's counsel was recently notified that a stockholder class action complaint has been filed in a Florida court by a stockholder purporting to act individually and on behalf of all public shareholders of Equitrac, other than the defendants, who are similarly situated. The defendants named in the case are Equitrac, George P. Wilson, John T. Kane, Marc M. Watson, Peter A. Marx, Scott Modist, Sharon Jones and James F. Courbier. The plaintiff alleges breach of fiduciary duties, unjust enrichment and other matters relating to the defendants' actions in connection with the Transactions. The plaintiff seeks to have the court certify the complaint as a class action, enjoin consummation of the Transactions, and award the plaintiff and other alleged class members compensatory damages and attorneys' fees and other costs. Equitrac believes that the lawsuit is without merit and intends to vigorously defend the action.


                              THE MERGER AGREEMENT

OVERVIEW

     The terms and conditions of the Recapitalization and the Merger are set forth in the Merger Agreement, the complete text of which is attached as Appendix A to this proxy statement and is incorporated herein by reference. The summary of the Merger Agreement contained in this proxy statement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of such document.

     In the Recapitalization:

     - Equitrac will amend its Articles of Incorporation to create and authorize the issuance of preferred stock; and


     - the Cornerstone Group will make an approximately $24.9 million equity contribution to Equitrac in exchange for preferred stock and the Management Group will exchange some of their shares of Equitrac common stock and stock options for preferred stock.


     In the Merger:

     - Merger Sub will be merged into Equitrac, and Equitrac will be the Surviving Corporation upon completion of the Merger; and


     - each share of Equitrac's common stock will be converted into the right to receive $21.00 in cash, without interest, and each share of Equitrac's preferred stock held by the Equity Investors as a result of the Recapitalization will be converted into the right to receive shares of preferred stock and common stock of the Surviving Corporation.


     As a result of the Transactions, Equitrac will incur significant amounts of indebtedness.

EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK

     Instructions with regard to the surrender of Equitrac's stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to Equitrac's shareholders as promptly as practicable after the completion of the Merger. In order to receive the cash merger consideration, shareholders will be required to surrender their stock certificates, together with a duly completed and executed letter of transmittal, to a paying agent (the "Paying Agent") designated by Merger Sub and approved by Equitrac. Promptly after completion of the Merger, the cash merger consideration will be deposited in trust with the Paying Agent. Upon receipt of such stock certificates and letter of transmittal, the Paying Agent will deliver the cash merger consideration to the registered holder or his transferee of the shares of Equitrac's common stock. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates.


     Shareholders should not submit their stock certificates for exchange until the instructions and letter of transmittal are received.


     After the effective time of the Merger, there will be no further transfers on the stock transfer books of Equitrac of the shares of Equitrac's common stock that were outstanding immediately prior to the Merger. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the cash merger consideration.

     Each certificate representing shares of Equitrac's common stock immediately prior to the effective time of the Merger will, at such effective time, be deemed for all purposes to represent only the right to receive the cash merger consideration into which the shares of Equitrac's common stock represented by such certificate were converted in the Merger.

     Any cash merger consideration delivered or made available to the Paying Agent and not exchanged for stock certificates within 180 days after the Merger will be returned by the Paying Agent to the Surviving Corporation, which will thereafter act as Paying Agent. If any certificates representing shares of Equitrac common stock are not surrendered within five years after the Merger then the unclaimed cash merger consideration payable in exchange for such certificates shall, to the extent permitted under applicable abandoned property, escheat or similar law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of Merger Sub, Messrs. Kane and Wilson, Equitrac or the Paying Agent will be liable to a holder of shares of Equitrac's common stock for any of the cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


TREATMENT OF OUTSTANDING STOCK OPTIONS



     The Merger Agreement provides that each holder of outstanding options (other than those converted into preferred stock by certain members of the Management Group in the Recapitalization), whether or not such options are exercisable, will be entitled to receive an amount in cash equal to the product of (1) the difference between $21.00 and the average weighted exercise price of such options and (2) the number of shares of Equitrac's common stock subject to such options. As of June__ , 1999, there were options outstanding to purchase an aggregate of 644,500 shares of Equitrac's common stock at a weighted average exercise price of $11.32 per share. The director and executive officers who hold options will receive this option consideration as a result of the Merger for all of their options other than those converted into preferred stock by the Management Group in the Recapitalization. See "Special Factors -- Conflicts of Interest" on page 29.


REPRESENTATIONS AND WARRANTIES


     Equitrac has made representations and warranties in the Merger Agreement regarding, among other things its organization and good standing, authority to enter into the transactions, its capitalization, its financial statements, the absence of certain changes in its business since February 28, 1999, the content and submission of forms and reports required to be filed by Equitrac with the Commission, requisite governmental and other consents and approvals, compliance with all applicable laws, absence of litigation to which Equitrac is a party, brokers and finders fees, requisite tax filings, absence of defaults under material contracts, employee benefit plans, and environmental matters.


     Merger Sub has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transactions, the requisite governmental and other consents and approvals, financing, litigation and the accuracy of information supplied by it for submission on forms and reports required to be filed by Equitrac with the Commission.

     Messrs. Kane and Wilson have made representations and warranties in the Merger Agreement regarding their authority to enter into the transactions, requisite governmental and other consents and approvals and the ownership of their shares of Equitrac common stock.

CORNERSTONE'S GUARANTEE


     Under the Merger Agreement, Cornerstone agreed to absolutely and unconditionally guarantee to Equitrac the performance by Merger Sub of its covenants, duties and obligations thereunder; provided, that Cornerstone's aggregate liability to Equitrac shall not exceed, in the aggregate $24.9 million. The Cornerstone guarantee shall be a continuing guaranty and will remain in effect until the earliest of (1) the effective time of the Merger, (2) except for any obligation of Merger Sub to reimburse Equitrac for Equitrac's reasonable out-of-pocket expenses and costs incurred in the event of termination of the Merger Agreement due to a breach by Merger Sub of any of its representations, warranties or agreements, and (3) the time that Cornerstone has, taken together with any amounts funded in connection with the Recapitalization, incurred and satisfied liabilities equal to or exceeding $24.9 million.


CONDUCT OF BUSINESS PENDING THE MERGER

     Equitrac has agreed that during the period from the date of the Merger Agreement to the effective time of the Merger, except as set forth in its disclosure schedules to the Merger Agreement or otherwise provided in the Merger Agreement, unless consented to by Merger Sub, it shall, and shall cause its subsidiaries, to, among other things, conduct its business in the ordinary course and in a manner consistent in all material respects with past practice and to use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with which it or its subsidiaries has significant business relations and maintain all insurance necessary to the conduct of its business as currently conducted. Equitrac has further agreed that it shall not, and shall cause its subsidiaries not to, to take, without the prior written consent of Merger Sub, enumerated actions which include the following:

     - declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

     - acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

     - incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or any person, or make any loans, advances or capital contributions to or investments in, any other person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $150,000; and

     - authorize capital expenditures which are, in the aggregate, in excess of $500,000.

NO SOLICITATION

     The Merger Agreement prohibits Messrs. Kane and Wilson, Equitrac, its subsidiaries, and any of Equitrac's or its subsidiaries' directors, officers, employees, agents or representatives from directly or indirectly: (i) initiating, soliciting, or encouraging any inquiries, discussions or making any proposal with respect to any merger, consolidation or other business combination involving Equitrac or any acquisition of any kind of a material portion of the assets or capital stock of Equitrac or its subsidiaries (a "Competing Transaction"); or (ii) negotiating, exploring or otherwise communicating in any way with any third party with respect to any Competing Transaction or entering into or consummating any agreement arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger.


     However, prior to the special meeting (or any postponement thereof), Equitrac (including, but not limited to, the officers and directors of the Company who may be Messrs. Kane and Wilson) may, if Equitrac's Board of Directors determines in good faith by a majority vote, based upon the advice of its outside counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors under applicable law, in response to a Competing Transaction from any person that was not solicited by Equitrac and that did not otherwise result from the breach of Equitrac's obligations to refrain from soliciting any Competing Transaction, and upon notifying Merger Sub of the particulars of such Competing Transaction and otherwise complying with these obligations, (x) furnish information with respect to the Equitrac to such person pursuant to a customary confidentiality agreement and (y) participate in discussion or negotiations with such person regarding any Competing Transaction; provided that such proposal is not subject to conditions that are materially different from those set forth in the Merger Agreement and such proposal is, in the business judgment of Equitrac's Board of Directors, more favorable to Equitrac's shareholders (other than Messrs. Kane and Wilson) from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustments to the terms and conditions of the Merger Agreement proposed by Merger Sub in response to such Competing Transaction).


INDEMNIFICATION

     The Merger Agreement provides that the Surviving Corporation generally will indemnify all directors and officers of Equitrac to the fullest extent permitted by Florida law and in the Articles of Incorporation and Bylaws of Equitrac, as in effect as of the date of the Merger Agreement, from and against all liabilities, costs expenses and claims arising out of actions taken prior to the effective time of the Merger in performance of their duties as directors and officers of Equitrac in connection with the Merger Agreement.

     The Merger Agreement further provides that, except as may be limited by applicable law, for a period of six years from and after the Effective Time the indemnification obligations set forth in Equitrac's Articles of Incorporation and Bylaws shall survive the Merger and shall not be amended or modified by either Equitrac or the Surviving Corporation in a manner adverse to the rights of former and current officers and directors of Equitrac with respect to matters occurring prior to the Effective Time. In addition, Equitrac and the Surviving Corporation have agreed that, except as may be limited by applicable laws, the indemnification obligations of Equitrac as set forth in other indemnification agreements to which it is a party and as disclosed on Equitrac's disclosure schedule to the Merger Agreement, shall not be amended, repealed or otherwise modified after the Effective Time except as permitted by the terms and provisions of those agreements.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Merger Agreement provides that the Surviving Corporation shall maintain in effect, for three years or until the applicable statute of limitations expires but in no event longer than four years after the Merger, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers (the "Covered Parties") by Equitrac's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Merger; provided, however, in the event the annual premium for such coverage exceeds an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by Equitrac for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 200% of the last annual premium paid immediately prior to the date hereof by Equitrac, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternate coverage up to an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Equitrac for such coverage.

CONDITIONS TO THE MERGER

     Each party's respective obligations to effect the Merger is subject to satisfaction of the following conditions:

     - the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Equitrac's common stock in accordance with Florida Law and Equitrac's Articles of Incorporation;

     - the waiting period under federal antitrust laws applicable to the Merger shall have expired or terminated;

     - no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's or Merger Sub's conduct or operation of the business of Equitrac after the Merger; and

     - all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

     The obligations of Merger Sub, on the one hand, and Equitrac and Messrs. Kane and Wilson, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of further conditions including:

     - Equitrac and Messrs. Kane and Wilson, and Merger Sub, as the case may be, shall have performed all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time;

     - each of the representations and warranties of Equitrac and Messrs. Kane and Wilson, and Merger Sub, as the case may be, contained in the Merger Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time;

     - the Surviving Corporation shall have obtained the debt financing on the terms and conditions set forth in the commitment letters from Fleet and Mainsail or otherwise obtained debt financing sufficient to consummate the Merger and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation, all on terms reasonably satisfactory to the Surviving Corporation and the Cornerstone Group; and

     - since the date of the Merger Agreement, no event shall have occurred which has or which would reasonably be expected to have a material adverse effect on Equitrac and Merger Sub, as the case may be, except that any changes, effects, occurrences, conditions or developments that are substantially consistent with certain of the financial information provided by Equitrac to Cornerstone and Merger Sub or their representatives before June 4, 1999 shall not be deemed to have a material adverse effect on Equitrac.


TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the effective time of the Merger, whether before or after approval by Equitrac's shareholders, by:

     - the mutual written consent of Equitrac and Merger Sub;


     - either Merger Sub or Equitrac if the Merger has not been consummated by September 30, 1999, unless the failure by the terminating party to fulfill any obligation under the Merger Agreement caused or resulted in the failure of the Merger to be consummated by September 30, 1999;


     - Merger Sub if Equitrac's Board of Directors (or any committee thereof),
       (a) withdraws or modifies or refrains from giving its approval or recommendation of the Merger Agreement or Merger, or (b) approves or recommends Competing Transactions;

     - Equitrac or Merger Sub if the Equitrac shareholders do not approve the Merger Agreement at the special meeting;

     - Equitrac or Merger Sub if the other party breaches any of its representations, warranties and agreements under the Merger Agreement and such breach is not cured within 30 days of notice; and


     - by Equitrac if it accepts a Competing Transaction and enters into a definitive agreement with respect thereto after satisfying the following conditions: (a) the Equitrac Board determines in good faith by a majority vote based upon the advice of its outside counsel that the Board is required to do so by its fiduciary obligations, (b) Merger Sub has been notified of the Competing Transaction and has been provided a ten business day period to submit to Equitrac a proposal adjusting the terms and conditions of the Merger Agreement, but after receiving such proposal the Board determines, in its business judgment, that the Competing Transaction is more favorable to Equitrac's unaffiliated shareholders from a financial point of view then Merger Sub's revised proposal; and
       (c) Equitrac pays Merger Sub a termination fee of $2.3 million plus an amount equal to Merger Sub's out-of-pocket expenses and costs.


FEES AND EXPENSES

     Equitrac and Merger Sub will pay their own fees, costs, and expenses incurred in connection with the Merger Agreement (except that Equitrac will bear all expenses incurred in connection with this proxy statement and Equitrac and Merger Sub shall share equally all expenses incurred by them in connection with anti-trust filings with the Federal Trade Commission and Department of Justice). However, Equitrac will pay Merger Sub a termination fee of $2.3 million plus an amount equal to Merger Sub's costs and expenses if Equitrac approves, enters into, or consummates a Competing Transaction, or if the Board or the special committee recommends a Competing Transaction or withdraws its recommendation of the Merger Agreement.



     Equitrac also will reimburse Merger Sub for its reasonable costs and out-of-pocket expenses if the Merger Agreement is terminated because: (1) the Merger is not completed by September 30, 1999 unless the failure to complete the Merger by such date is caused by Merger Sub's failure to fulfill any of its obligations under the Merger Agreement; (ii) the Merger Agreement is not approved by Equitrac's shareholders; or (iii) there is a breach by Equitrac of a representation, warranty or agreement under the Merger Agreement that is not cured within 30 days notice.


     Merger Sub will reimburse Equitrac for its reasonable costs and out-of-pocket expenses if the Merger Agreement is terminated because of a breach by Merger Sub of a representation, warranty or agreement under the Merger Agreement and such breach is not cured within 30 days notice

ESTIMATED FEES AND EXPENSES OF THE MERGER

     Estimated fees and expenses incurred or to be incurred by the Surviving Corporation in connection with the Merger are approximately as follows:


DESCRIPTION                                                       AMOUNT
-----------                                                   --------------
Advisory fees and expenses(1)...............................   $  1,475,000
Debt financing fees and expenses(2).........................      1,250,000
Legal fees and expenses(3)..................................        800,000
Paying Agent fees and expenses..............................         10,000
Transaction fees and expenses...............................        800,000
Accounting fees and expenses................................         12,000
Proxy solicitation fees and expenses........................         10,000
Securities and Exchange Commission filing fee...............         17,815
Printing and mailing costs..................................         75,000
Miscellaneous expenses......................................         50,185
Total.......................................................   $  4,500,000


-------------------------

(1) Includes the fees and expenses of Prudential Securities Incorporated.
(2) Includes the fees and expenses of Fleet National Bank and Mainsail Capital.
(3) Includes the estimated fees and expenses of counsel for Equitrac, and the Cornerstone Group. Also includes the estimated fees and expenses of counsel for Messrs. Kane and Wilson, which are expected to be reimbursed by the Surviving Corporation following the Merger.

                         CERTAIN INFORMATION CONCERNING
                      MERGER SUB AND THE EQUITY INVESTORS

     Merger Sub. Merger Sub is a Florida corporation incorporated on February 16, 1999 at the direction of Cornerstone for the purpose of the Recapitalization and the Merger. It is anticipated that Merger Sub will not have any significant assets or liabilities prior to the effective date of the Merger nor engage in any activities other than those involving the Transactions.

     The services of Cornerstone and its affiliates in connection with the Transactions include forming Merger Sub, planning the capital structure of Merger Sub and the Surviving Corporation, obtaining commitments for debt financing and negotiating definitive agreements with respect to the financing and negotiation of the Merger Agreement.

     Cornerstone. Cornerstone Equity Investors, LLC ("Cornerstone Equity") is the general partner of Cornerstone. Since 1984, Cornerstone Equity has managed four funds with aggregate committed capital of $1.2 billion and has invested in over 80 companies through management buyouts and expansion financings. The firm specializes in sponsoring management buyouts of growth companies in the business services, technology, healthcare and consumer products industries.


     Management Group. The Management Group is expected to consist of approximately 7 members of management, including Messrs. Kane, Wilson, Rickborn, Smith, Raftery, Yousefi and Jones. Each member of the Management Group is a citizen of the United States and has a business address at 836 Ponce de Leon Boulevard, Coral Gables, Florida 33134. Information relating to transactions involving Equitrac's common stock effected by or on behalf of each member of the Management Group and his respective affiliates since March 1, 1997 through the date of this proxy statement is set forth on Appendix D to this proxy statement. For further information concerning the Management Group, see "Special
Factors -- Conflicts of Interest."


     Subsequent to the consummation of the Merger, it is anticipated that the directors and executive officers of the Surviving Corporation will be as follows:


NAME                                                         POSITION
----                                                         --------
George P. Wilson.......................  President and Chief Executive Officer
Chris Rickborn.........................  Senior Vice President -- Marketing and Technology
Patrick J. Raftery.....................  Senior Vice President, U.S. Professional Division
Steve Smith............................  Vice President -- Business Technology Division
John P. Jones..........................  Vice President -- Sales, International Division
Cid Yousefi............................  Vice President -- Product Development
John T. Kane...........................  Director
Mark Rossi.............................  Director
Stephen L. Larson......................  Director
Michael E. Najjar......................  Director


     Set forth below is a brief description of the business experience for each of the new directors of the Surviving Corporation:

     Mark Rossi, co-founded the predecessor of Cornerstone in 1984. Mr. Rossi's industry focus is on Technology and Consumer Products. Mr. Rossi currently serves on the Board of Directors of Accolade, Inc., Automata, Inc., Centurion International, Inc., True Temper Sports, MCMS, Inc., Nest Entertainment, Inc., Maxwell Technologies, Inc. and StorMedia, Inc. He received his B.A. degree from Saint Vincent College and his M.B.A. from the Kellogg School at Northwestern University.

     Stephen L. Larson, joined Cornerstone Equity Investors in April 1998. Prior to joining, he served as Managing Director of C.F. Capital Corporation, a Connecticut-based merchant bank where he actively managed acquisitions and corporate finance in consolidating industries. Mr. Larson also acted as an intermediary in financing mid-size companies. He currently serves on the Board of Directors of VIPS Inc. Mr. Larson is a

CPA and a graduate of the University of Illinois, where he received his B.S. and the University of Chicago where he received his M.B.A.

     Michael E. Najjar, was previously associated with Advanta Partners prior to joining Cornerstone in 1997. Prior to that, Mr. Najjar worked at Donaldson, Lufkin & Jenrette in the corporate finance department. Mr. Najjar's industry focus is on Technology and Business Services. Mr. Najjar currently serves as a Director of Automata, Inc., International Language Engineering Corp., and MCMS, Inc. Mr. Najjar is a graduate of Cornell University, where he received his B.A., and the Wharton School at the University of Pennsylvania, where he received his M.B.A.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK


     The following table sets forth certain information regarding the beneficial ownership of Equitrac's common stock as of May 31, 1999 for (1) each person who is known by Equitrac to own beneficially more than 5% of the outstanding shares of common stock, (2) the Chief Executive Officer and the four other most highly compensated executive officers of Equitrac, (3) each director of Equitrac, and
(4) all of the directors and executive officers of Equitrac as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.



                                                          SHARES
NAME                                                BENEFICIALLY OWNED      PERCENT OWNED
----                                                ------------------      -------------
John T. Kane......................................        744,416(1)(3)         20.5
George P. Wilson..................................        615,780(2)(3)         16.9
Fidelity Low-Priced Stock Fund....................        353,000(4)             9.9
Safeco Corporation................................        390,500(4)            11.0
Peak Investment Limited Partnership...............        214,900(4)             6.1
Marc M. Watson....................................         36,000(3)             1.0
James F. Courbier.................................         13,000(3)               *
Peter Marx........................................         16,000(3)               *
Scott J. Modist...................................         24,200(3)               *
Patrick J. Raftery................................         40,000(3)             1.1
John P. Jones.....................................         10,400(3)               *
All directors and executive officers
  as a group (11 persons).........................      1,561,596(3)            40.1


-------------------------

* Less than 1% of the outstanding shares.

(1) Includes (i) 646,750 shares of Common Stock directly owned and (ii) 6,000 shares of Common Stock owned by Mr. Kane's spouse.
(2) Includes (i) 372,500 shares of Common Stock directly owned, (ii) 116,414 shares owned by a general partnership, the sole managing partner of which is a corporation all the outstanding stock of which is owned by Mr. Wilson and
    (iii) 35,200 shares of Common Stock held in trust, of which the trustee is Mr. Wilson, for the Kane family.

(3) Includes shares of Common Stock subject to stock options exercisable as of May 31, 1999 or within 60 days thereof in the following amounts: John T. Kane (91,666), George P. Wilson (91,666), James F. Courbier (5,000), Marc M. Watson (33,000), Peter Marx (15,000), Scott J. Modist (24,000), Patrick J. Raftery (38,200), John P. Jones (5,000), and all directors and executive officers as a group (353,432).

(4) Based solely upon reports of beneficial ownership filed by the named person with the Commission.

                         INDEPENDENT PUBLIC ACCOUNTANTS


     Equitrac's consolidated balance sheet as of February 28, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two year period ended February 28, 1999, incorporated by reference in this proxy statement, have been audited by Arthur Andersen LLP, independent public accountants. Equitrac's consolidated balance sheet as of February 28, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended February 28, 1997, incorporated by reference in this proxy statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants. A representative of Arthur Andersen LLP will not be at the special meeting.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission by Equitrac ( File No. 0-2189) are incorporated by reference in this proxy statement:


     - Annual Report on Form 10-K, as amended, for the year ended February 28, 1999; and



     - Current Report on Form 8-K, dated June 4, 1999.


     All documents filed by Equitrac with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this proxy statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


     This proxy statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this proxy statement is delivered, on written or oral request to Equitrac at 836 Ponce de Leon Boulevard, Coral Gables, Florida 33134 Attn: Investor Relations Department (telephone number 305-442-2060). Such documents will be provided to such person by first class mail or other equally prompt means within one business day of receipt of such request. In order to ensure delivery of the
documents prior to the special meeting, requests should be received by July   ,
1999.

                             AVAILABLE INFORMATION

     Equitrac, Merger Sub, the Equity Investors and the Management Group have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Equitrac is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission.


     Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information filed by Equitrac, can be inspected and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.



     Equitrac's SEC filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the Commission at http://www.sec.gov.

                                   APPENDIX A


                            ------------------------


                              AMENDED AND RESTATED


                 RECAPITALIZATION AGREEMENT AND PLAN OF MERGER


                                     AMONG


                          CHARGEBACK ACQUISITION CORP.


                                  SHAREHOLDERS


                                      AND


                              EQUITRAC CORPORATION

                            ------------------------

                                  JUNE 4, 1999

                               TABLE OF CONTENTS



                                                                           PAGE
                                                                           ----
ARTICLE I  THE RECAPITALIZATION AND THE MERGER...........................   A-5
  Section 1.1    Issuance of Preference Stock............................   A-5
  Section 1.2    Debt Financing..........................................   A-5
  Section 1.3    The Merger..............................................   A-5
  Section 1.4    Effective Time; Closing.................................   A-6
  Section 1.5    Effect of the Merger....................................   A-6
  Section 1.6    Articles of Incorporation; By-laws......................   A-6
  Section 1.7    Directors and Officers..................................   A-6
  Section 1.8    Additional Actions......................................   A-7
ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
  DEPOSIT................................................................   A-7
  Section 2.1    Effect on Capital Stock and Company Stock Options.......   A-7
  Section 2.2    Exchange of Certificates................................   A-9
  Section 2.3    Company Stock Options; Plans............................  A-11
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-11
  Section 3.1    Organization and Qualification; Subsidiaries............  A-11
  Section 3.2    Articles of Incorporation and By-laws...................  A-12
  Section 3.3    Capitalization..........................................  A-12
  Section 3.4    Authority Relative to this Agreement....................  A-13
  Section 3.5    No Conflict; Required Filings and Consents..............  A-13
  Section 3.6    SEC Filings; Financial Statements; Undisclosed
                 Liabilities.............................................  A-14
  Section 3.7    Absence of Certain Changes or Events....................  A-15
  Section 3.8    Absence of Litigation...................................  A-16
  Section 3.9    Stockholder Vote Required...............................  A-17
  Section 3.10   Opinion of Financial Advisor............................  A-17
  Section 3.11   Brokers.................................................  A-17
  Section 3.12   Company Action; State Takeover Statutes.................  A-17
  Section 3.13   Information Supplied....................................  A-17
  Section 3.14   Environmental Matters...................................  A-17
  Section 3.15   Real Property...........................................  A-18
  Section 3.16   Personal Property.......................................  A-19
  Section 3.17   Contracts...............................................  A-19
  Section 3.18   Insurance Policies......................................  A-20
  Section 3.19   Compliance with Laws....................................  A-20
  Section 3.20   Tax Matters.............................................  A-20
  Section 3.21   Employment Agreements...................................  A-22
  Section 3.22   Change of Control Provisions............................  A-22
  Section 3.23   Employees...............................................  A-22
  Section 3.24   Permits.................................................  A-22
  Section 3.25   Employee Benefit Plans..................................  A-22
  Section 3.26   Intellectual Property Rights............................  A-23
  Section 3.27   Year 2000...............................................  A-24
  Section 3.28   Appraisal Rights........................................  A-24
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF MERGER SUB.................  A-25
  Section 4.1    Organization and Qualification; Subsidiaries............  A-25
  Section 4.2    Charter Documents and By-laws...........................  A-25
  Section 4.3    Authority Relative to this Agreement....................  A-25
  Section 4.4    No Conflict; Required Filings and Consents..............  A-25
  Section 4.5    Interim Operations of Merger Sub........................  A-26
  Section 4.6    Information Supplied....................................  A-26

                                                                           PAGE
                                                                           ----
  Section 4.7    Brokers.................................................  A-26
  Section 4.8    Financing...............................................  A-26
  Section 4.9    Litigation..............................................  A-27
  Section 4.10   Capitalization..........................................  A-27
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS............  A-27
  Section 5.1    No Conflict; Required Filings and Consents..............  A-27
  Section 5.2    Ownership of Owned Shares...............................  A-28
ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER.......................  A-28
  Section 6.1    Conduct of Business by the Company Pending the Merger...  A-28
ARTICLE VII  ADDITIONAL AGREEMENTS.......................................  A-30
  Section 7.1    Shareholders' Meeting...................................  A-30
  Section 7.2    Preparation of Proxy Statement..........................  A-31
  Section 7.3    Appropriate Action; Consents; Filings; Further
                 Assurances..............................................  A-32
  Section 7.4    Access to Information; Confidentiality..................  A-33
  Section 7.5    No Solicitation.........................................  A-34
  Section 7.6    Indemnification and Insurance...........................  A-36
  Section 7.7    Notification of Certain Matters.........................  A-37
  Section 7.8    Public Announcements....................................  A-38
  Section 7.9    Employment Agreements...................................  A-38
  Section 7.10   Assistance with Financing...............................  A-39
  Section 7.11   Stockholder Approval....................................  A-39
  Section 7.12   Exchange Act and NASDAQ Filings.........................  A-39
  Section 7.13   Noncompetition; Nonsolicitation.........................  A-39
  Section 7.14   Representations.........................................  A-40
  Section 7.15   Voting Agreement........................................  A-40
  Section 7.16   Guarantee...............................................  A-40
ARTICLE VIII  CONDITIONS TO THE MERGER...................................  A-41
  Section 8.1    Conditions to the Obligations of Each Party.............  A-41
  Section 8.2    Conditions to the Obligations of Merger Sub.............  A-41
  Section 8.3    Conditions to the Obligations of the Company and the
                 Shareholders............................................  A-43
  Section 8.4    Conditions to the Obligations of the Investors..........  A-44
  Section 8.5    Conditions to the Obligations of the Shareholders.......  A-44
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER............................  A-44
  Section 9.1    Termination.............................................  A-44
  Section 9.2    Method of Termination; Effect of Termination............  A-45
  Section 9.3    Fees and Expenses.......................................  A-46
  Section 9.4    Amendment...............................................  A-47
  Section 9.5    Waiver..................................................  A-47
ARTICLE X  GENERAL PROVISIONS............................................  A-47
  Section 10.1   Non-Survival of Representations, Warranties and
                 Agreements..............................................  A-47
  Section 10.2   Notices.................................................  A-48
  Section 10.3   Certain Definitions.....................................  A-49
  Section 10.4   Accounting Terms........................................  A-51
  Section 10.5   Severability............................................  A-51
  Section 10.6   Entire Agreement; Assignment............................  A-51

                                                                           PAGE
                                                                           ----
  Section 10.7   Parties in Interest.....................................  A-51
  Section 10.8   Specific Performance....................................  A-51
  Section 10.9   Governing Law...........................................  A-51
  Section 10.10  Headings................................................  A-52
  Section 10.11  Counterparts............................................  A-52
  Section 10.12  Construction............................................  A-52
  Section 10.13  Obligations of the Shareholders.........................  A-52
  Section 10.14  Interpretation; Schedules and Exhibits..................  A-52

                     AMENDED AND RESTATED RECAPITALIZATION
                          AGREEMENT AND PLAN OF MERGER


     This Amended and Restated Recapitalization Agreement and Plan of Merger dated June 4, 1999 (this "Agreement") among Chargeback Acquisition Corp., a Florida corporation, ("Merger Sub"), Equitrac Corporation, a Florida corporation (the "Company"), and for purposes of Articles I, V, VII and VIII only, John T. Kane and George P. Wilson (collectively, the "Shareholders").



     WHEREAS, the parties hereto have entered into that certain Recapitalization Agreement and Plan of Merger, dated as of February 17, 1999 (the "Original Agreement");



     WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety as set forth below;



     WHEREAS, Merger Sub is a new corporation formed by Cornerstone Equity Investors IV, L.P. ("Cornerstone") and/or its affiliates;



     WHEREAS, the Board of Directors of the Company has deemed it advisable in connection with the transactions contemplated by this Agreement and subject to the terms and conditions hereof that the Company amend its Articles of Incorporation (the "Preference Amendment") to provide for the authorization to create and issue up to (i) 2,000,000 shares of Series A Preferred Stock, $0.01 par value (the "Series A Preference Stock"), of the Company and (ii) 2,000,000 shares of Series B Preferred Stock, $0.01 par value (the "Series B Preference Stock" and, together with the Series A Preference Stock, the "Preference Stock") of the Company;



     WHEREAS, immediately prior to the Effective Time (as defined below), the Shareholders shall convert an aggregate of 273,465 shares of their Common Stock, par value $0.01, of the Company (the "Company Common Stock") into Series B Preference Stock in the amounts set forth on Exhibit A;



     WHEREAS, immediately prior to the Effective Time, Cornerstone, its affiliates and/or other investors (the "Investors") shall make a $24,826,327 equity contribution into the Company for shares of Series A Preference Stock;



     WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger (the "Surviving Corporation"), and the Board of Directors of the Company has recommended that the holders of shares of Company Common Stock (as such term is defined in Section 3.03) approve the Merger and the other transactions contemplated by this Agreement upon the terms of this Agreement;



     WHEREAS, the Boards of Directors of Merger Sub and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;



     WHEREAS, the Merger described herein is subject to the approval of a majority of the outstanding shares of Company Common Stock and satisfaction of certain other conditions described in this Agreement;

     WHEREAS, it is intended that the transactions contemplated by this Agreement be recorded as a recapitalization of the Company for financial reporting purposes; and



     WHEREAS, the Surviving Corporation shall, contemporaneously with the Merger, obtain the debt financing (the "Debt Financing") described in the Commitment Letters (as defined below) to fund a portion of the Merger Consideration (as defined below).



     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Merger Sub, the Shareholders and the Company hereby agree as follows:


                                   ARTICLE I

                      THE RECAPITALIZATION AND THE MERGER



     Section 1.1  Issuance of Preference Stock



          (a) Authorization. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, the Company shall have amended its Articles of Incorporation to authorize the creation, issuance and sale of Preference Stock.



          (b) Conversion of Company Common Stock into Preference Stock. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, the Shareholders agree to convert an aggregate of 273,465 shares of Company Common Stock into Series B Preference Stock (the "Preference Exchange"), as set forth on Exhibit A, such that immediately after the Equity Contribution and the Preference Exchange, the Shareholders will own an aggregate of 18.79% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to
     Section 2.01(f).



          (c) Equity Contribution. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Cornerstone agrees, by affixing the signature of its duly authorized officer on the signature page attached hereto, to make an aggregate equity contribution of $24,826,327 into the Company (the "Equity Contribution") in exchange for that number of shares of Series A Preference Stock such that immediately after the Equity Contribution and the Preference Exchange, Cornerstone will own 81.21% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f). Notwithstanding anything to the contrary contained herein, Cornerstone may assign a portion of its obligations pursuant to this Section 1.01 to the other Investors, but, in no event, shall such assignment relieve Cornerstone of its obligations under the Guarantee or this Agreement if such assignee does not perform such obligations.



     Section 1.2 Debt Financing. Contemporaneously with the Merger, the Surviving Corporation will consummate the Debt Financing.



     Section 1.3 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 607.1101 of the Florida Business Corporation Act ("Florida Law"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.4 Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), including, without limitation, the approval of the Merger by an affirmative vote of a majority of the holders of the outstanding shares of the Company Common Stock (as defined below), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with, Section 607.1105 of Florida Law. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida (or such later time as may be agreed by the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing will be held at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022 (or such other place as the parties may agree) (the date on which such closing takes place being the "Closing Date").



     Section 1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.



     Section 1.6 Articles of Incorporation; By-Laws.


          (a) From and after the Effective Time, subject to the terms of Section 7.06, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to read as follows: "The name of the Corporation is Equitrac Corporation."

          (b) From and after the Effective Time, subject to the terms of Section 7.06, at the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.


     Section 1.7 Directors and Officers.



          (a) Directors. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.



          (b) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.


     Section 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.


                                   ARTICLE II

          CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT



     Section 2.1 Effect on Capital Stock and Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of capital stock of Merger
Sub:



          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $1,000.



          (b) Cancellation of Company Owned Stock. All shares of Company Common Stock and Preference Stock (if any) that are held in the treasury of the Company or by any wholly owned subsidiary of the Company shall be canceled and retired and shall cease to exist without any consideration payable therefor.



          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to Effective Time (other than shares of the Company Common Stock referred to in Section 2.01(b)) shall be converted into (as provided in and subject to the limitations set forth in this Article II) the right to receive from the Surviving Corporation in cash, without interest, $21.00 (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Common Stock have been converted by the Merger as provided in this Section 2.01(c).



     (d) Conversion of Preference Stock.


             (i) Each share of Series A Preference Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preference Stock to be canceled pursuant to Section 2.01(b)) shall be converted into (as provided in and subject to the limitations set forth in this Article II) and become one fully paid and nonassessable share of Common Stock, par value $0.01, of the Surviving Corporation (the "Surviving Corporation Common Stock") and one fully paid and nonassessable share of Series A Preferred Stock, par value $0.01, of the Surviving Corporation (the "Surviving Corporation Series A Preferred Stock") having the terms set forth on Exhibit B hereof and otherwise being acceptable to Shareholders and Cornerstone, upon the surrender of the certificates previously representing such shares of Series A Preference Stock, such that immediately after the consummation of the Merger, the Investors in the aggregate will own 81.21% of the issued and outstanding Surviving Corporation Common Stock and 81.21% of the issued and outstanding Surviving Corporation Preferred Stock (as defined below).



             (ii) Each share of Series B Preference Stock issued and outstanding immediately prior to the Effective Time (other than shares of Series B Preference Stock to be canceled pursuant to Section 2.01(b)) shall be converted into (as provided in and subject to the limitations set forth in this Article II) and become one fully paid and nonassessable share of Surviving Corporation Common Stock and one fully paid and nonassessable share of Series B Preferred Stock, par value $0.01, of the Surviving Corporation (the "Surviving Corporation Series B Preferred Stock" and, together with the Surviving Corporation Series A Preferred Stock, the "Surviving Corporation Preferred Stock") having the terms set forth on Exhibit B hereof and otherwise being acceptable to Shareholders and Cornerstone, upon the surrender of the certificates previously representing such shares of Series B Preference Stock, such that immediately after the consummation of the Merger, the Shareholders in the aggregate will own 18.79% of the issued and outstanding Surviving Corporation Common Stock and 18.79% of the issued and outstanding Surviving Corporation Preferred Stock.



          (e) Conversion of Company Stock Options. Each Company Stock Option (as defined in Section 2.03(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into (as provided in and subject to the limitations set forth in this Article II) the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 2.03(a) hereof) without interest thereon. As of the Effective Time, all such Company Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Company Stock Options have been converted by the Merger as provided in this
     Section 2.01(e) and Section 2.03(a).


          (f) Notwithstanding any provision to the contrary, to the extent requested by Merger Sub, the parties agree to amend this Agreement prior to Closing to permit shares of Company Common Stock and/or Company Stock Options (as defined below) owned by certain employees of the Company to be converted into shares of Series B Preference Stock with corresponding adjustments to be made to this Agreement.

     Section 2.2 Exchange of Certificates.



          (a) Paying Agent. Prior to the Effective Time, Merger Sub shall, with the approval of the Company, designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent").


          (b) At the Closing, Merger Sub shall deliver:


             (i) to each Person identified on a list to be provided to Merger Sub by the Company no later than five days before the Closing who shall have surrendered to the Company and the Merger Sub at the Closing one or more certificates, which immediately prior to the Effective Time, represented shares of Company Common Stock (such certificates, the "Certificates"), the amount of cash into which the shares of Company Common Stock represented by the Certificates so surrendered have been converted pursuant to the provisions of this Article II;


             (ii) to the Shareholders who shall have surrendered to the Merger Sub at the Closing the certificates which, immediately prior to the Effective Time, represented all of the shares of outstanding Series B Preference Stock, the securities of the Surviving Corporation into which the shares of Series B Preference Stock represented by such certificates have been converted pursuant to the provisions of this Article II; and

             (iii) to the Paying Agent, for the benefit of the holders of Company Common Stock not so listed, funds in the aggregate amount into which such shares of Company Common Stock shall have been converted pursuant to the provisions of this Article II.


          (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of record (other than the Investors) of Certificates not surrendered pursuant to Section 2.02(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to
     Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01.

     No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the cash payable in respect of the shares represented by such Certificate as determined in accordance with this
     Article II, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

          (d) Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Common Stock such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.


          (e) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
     Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
     Article II.



          (f) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, however, with respect to any Certificates which shall not have been surrendered prior to five years after the Closing Date, the unclaimed cash payable in exchange for such Certificates shall, to the extent permitted by applicable abandoned property, escheat or similar law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of Merger Sub, the Shareholders, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.3 Company Stock Options; Plans.



          (a) Except as set forth in this Section 2.03 and except to the extent that Merger Sub and the holder of any option otherwise agree, the Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's Amended and Restated 1992 Stock Option Plan or the Company's 1992 Director's Stock Option Plan (collectively, the "Company Stock Option Plans"), in settlement of each such Company Stock Option, whether or not exercisable or vested, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its settlement (the "Option Consideration") (such payment to be net of applicable withholding taxes). Upon receipt of the Option Consideration, the Company Stock Option shall be canceled. The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Company Stock Option.


          (b) Prior to the Effective Time, the Company shall use its best efforts to obtain any consents from holders of the Company Stock Options and make any amendments to the terms of the Company Stock Option Plans or arrangements that are necessary to give effect to the transactions contemplated by Section 2.01(e) and this Section 2.03.

          (c) Except as may otherwise be agreed by Merger Sub and the Company, the Company Stock Option Plans shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plans shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

          (d) Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY



     Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Merger Sub that:



     Section 3.1 Organization and Qualification; Subsidiaries.


          (a) Each of the Company and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means, when used in connection with the Company, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (excluding industry and general economic changes) or (ii) the ability of the Company to perform its obligations under this Agreement.



          (b) Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. All outstanding shares of stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.



     Section 3.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Merger Sub complete and correct copies of its Articles of Incorporation and By-laws, each as amended to the date hereof. Such Articles of Incorporation and By-laws are in full force and effect. The Company is not in violation of any provision of its Articles of Incorporation or By-laws.



     Section 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock par value $0.01 per share ("Company Common Stock"), and (ii) no shares of Preference Stock as of the date hereof (and 2,000,000 shares of Series A Preference Stock and 2,000,000 shares of Series B Preference Stock after giving effect to the Preference Amendment). As of the date hereof, there are 3,539,600 shares of Company Common Stock issued and outstanding and no shares of Preference Stock issued or outstanding. Section
3.03 of the Company Disclosure Statement identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion and the exercise or conversion price of each outstanding Company Stock Option (the "Company Common Stock Equivalents"). Except for the Company Common Stock Equivalents or as contemplated by this Agreement, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 3.03 of the Company Disclosure Statement, there are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Company. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. All shares of Preference Stock to be issued to (i) the Shareholders pursuant to the Preference Exchange and (ii) the Investors in connection with the Equity Contribution, shall, when issued, be duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. The Company has not had more than 300 shareholders of record at any time during the three (3) years preceding the date hereof.


     Section 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger and the Preference Amendment, the adoption of this Agreement and the Preference Amendment by the holders of a majority of the shares of Company Common Stock and the filing and recordation of appropriate merger documents and the Preference Amendment as required by Florida Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



     Section 3.5 No Conflict; Required Filings and Consents.


          (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not (i) conflict with or violate the Articles of Incorporation or By-laws of the Company or any of its subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company, its subsidiaries or by which any of its properties or assets is bound or affected, except for such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company, its subsidiaries or any of its properties or assets is bound or affected, except as disclosed in Section 3.05(a) of the Company Disclosure Schedule and except for any violations, such breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect and will not prevent or delay the consummation of the Transactions.

          (b) Except as disclosed in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the rules of the National Association of Securities Dealers ("NASD"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Florida Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.



     Section 3.6 SEC Filings; Financial Statements; Undisclosed Liabilities.



          (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since March 1, 1995 and has made available to the Merger Sub all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since March 1, 1995 and prior to the date of this Agreement (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company will deliver to the Merger Sub as soon as they become available true and complete copies of any Company SEC Reports filed subsequent to the date hereof and prior to the Effective Time.



          (b) Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements (the "Interim Financial Statements"), to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).



          (c) Since February 28, 1999, except as disclosed in the Company SEC Reports and Section 3.06 of the Company Disclosure Statement, there has not been any Company Material Adverse Effect, or any event, condition or development which the Company believes is reasonably likely to result in a Company Material Adverse Effect; provided, however, that any changes, effects, events, occurrences, conditions or developments substantially consistent with items 1, 2, 3, 4, 7, 9 and 10 of the Disclosed Information (as defined in Section 8.02(f)) shall not be deemed to constitute a Company Material Adverse Effect.

          (d) Neither the Company nor its subsidiaries have any material liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) other than such liabilities or obligations (i) disclosed in the Company Disclosure Statement, (ii) that have been specifically disclosed or provided for in the most recent audited consolidated balance sheet of the Company filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet of the Company filed with the SEC, or (iv) that are not required by GAAP to have been included in the Company's consolidated balance sheet and would not, individually or in the aggregate, have a Company Material Adverse Effect.


     Section 3.7 Absence of Certain Changes or Events. Except as disclosed in
Section 3.07 of the Company Disclosure Statement or the Company SEC Reports or as contemplated by this Agreement, since February 28, 1999, neither the Company nor its subsidiaries have, directly or indirectly:


          (a) redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of capital stock of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell, deliver or grant any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its subsidiaries, other than pursuant to and in accordance with (i) the Company Stock Option Plans or (ii) the terms of the Company Common Stock Equivalents listed in Section 3.03 of the Company Disclosure Statement;

          (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any indebtedness for borrowed money,
     (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, (iii) entered into any commitment or transaction material to the Company or its subsidiaries, (iv) incurred any liabilities except for liabilities which, individually and in the aggregate, would not have a Company Material Adverse Effect; or (v) mortgaged, pledged or subjected to any lien or encumbrance, any asset having a book or market value in excess of $500,000;

          (d) instituted any change in its accounting methods, principles or practices;

          (e) revalued any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables except for amounts previously reserved as reflected in the February 28, 1999 balance sheet;

          (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate, have a Company Material Adverse Effect;

          (g) suffered any adverse change, or any development involving a prospective adverse change, except for those changes or prospective changes which, individually and in the aggregate, would not have a Company Material Adverse Effect; provided, however, that any changes, effects, events, occurrences, conditions or developments substantially consistent with items 1, 2, 3, 4, 7, 9 and 10 of the Disclosed Information (as defined in Section 8.02(f)) shall not be deemed to constitute a Company Material Adverse Effect;


          (h) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and employees, except for increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice;

          (i) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees other than changes which do not materially increase the aggregate cost of such plan or contract;

          (j) except for provision of services or sales in the ordinary course of business and consistent with past practice and except for the sale of the Company's computer service division, (i) sold, leased, licensed, transferred or otherwise disposed of any of its assets or property having a book or market value, in excess of $250,000 or (ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

          (k) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith in excess of $1,000,000 in the aggregate;

          (l) acquired or agreed to acquire by merging or consolidating with, or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business of any other person;

          (m) made any cancellation or waiver of (i) any right material to the operation of the business of the Company or its subsidiaries, or (ii) any debts or claims against any affiliate of the Company;

          (n) made any disposition of, or failed to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or its subsidiaries;

          (o) entered into any agreement, arrangement or transaction with any affiliate of the Company; or

          (p) agreed to (i) do any of the things described in the preceding clauses (a) through (o) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article III untrue or incorrect.


     Section 3.8 Absence of Litigation. Except as disclosed in the Company SEC Reports or in Section 3.08 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company, its subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims (or claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation), would have a Company Material Adverse Effect. As of the date hereof, neither the Company nor its subsidiaries nor any of its properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.


     Section 3.9 Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement, the Preference Amendment and the transactions contemplated hereby.



     Section 3.10 Opinion of Financial Advisor. The Company has received the opinion, dated as of the date hereof, of Prudential Securities Incorporated (the "Company Financial Advisor"), to the effect that the Merger Consideration is fair to the Company stockholders (other than the Shareholders) from a financial point of view.



     Section 3.11 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger, and there has been no amendments to such agreements.



     Section 3.12 Company Action; State Takeover Statutes. The Company's Board of Directors (at a meeting duly called and held) has by requisite vote of directors (i) approved and adopted this Agreement and the Transactions, and such approval is sufficient to render inapplicable to this Agreement and the Transactions, the provisions of Sections 607.0901, 607.0902 and 607.1302 of the Florida Law to the extent, if any, any such section is applicable to this Agreement and the Transactions and (ii) agreed to recommend that the stockholders of the Company approve and adopt this Agreement and the Transactions.



     Section 3.13 Information Supplied. The Proxy Statement (as defined below) and any other document to be filed with the SEC or any Governmental Authority in connection with the Transactions(the "Other Filings") will not, at the respective times filed with the SEC or other Governmental Authority contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.



     Section 3.14 Environmental Matters.


          (a) With respect to the Leased Premises, neither the Company nor its subsidiaries has caused or allowed the generation, treatment, storage or disposal of hazardous wastes or substances (as such terms are defined in any applicable Law with respect to environmental matters and including petroleum and petroleum by-products) at such location other than materials incidental to the operation of the Company's business that have been and are currently used in compliance with applicable Law, except where such noncompliance would not have a Company Material Adverse Effect.

          (b) Each of the Company and its subsidiaries has complied with all applicable Law with respect to environmental matters, except where such noncompliance would not have a Company Material Adverse Effect.

          (c) Since January 1, 1995, neither the Company nor its subsidiaries have received any written notice from any Governmental Authority or any other person alleging that the Company or its subsidiaries is liable under or in breach of any applicable Law with respect to environmental matters, except where such liability or breach would not have a Company Material Adverse Effect.

          (d) Except as disclosed in Section 3.14 of the Company Disclosure Statement, to the Company's Knowledge, neither the Company nor its subsidiaries have either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability of any other person under applicable Law with respect to environmental matters, including without limitation any obligation for corrective or remedial action.


     Section 3.15 Real Property.



          (a) Section 3.15 of the Company Disclosure Statement identifies by street address all real estate leased, subleased or otherwise occupied pursuant to an agreement (the "Leases") by the Company or its subsidiaries involving an amount in excess of $150,000 in annual rent (the "Leased Premises"). The Leased Premises are leased to the Company or its subsidiaries pursuant to written leases, copies of which have been made available to Merger Sub. With respect to each Lease: (i) the Company or its subsidiaries, as applicable, have a good and valid leasehold interest in and to all of the Leased Premises, and, to the Company's Knowledge, such leasehold interest is subject to no Liens other than those disclosed on
     Section 3.15 of the Company Disclosure Statement and those which would not have a material adverse effect on the Company's leasehold interest; (ii) each Lease is in full force and effect and is enforceable in accordance with its terms and neither the Company nor its subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; (iii) there exists no default by the Company or condition which, with the giving of notice, the passage of time or both, could become a default by the Company under any Lease; and (iv) except as disclosed on Section 3.15 of the Company Disclosure Statement, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.


          (b) The Leased Premises constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company or its subsidiaries as currently conducted. The Leased Premises are in good condition and repair (subject to normal wear and tear) and is sufficient and appropriate for the conduct of business by the Company and its subsidiaries. To the Company's Knowledge, (i) all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Premises have been obtained, are in full force and effect had have not been violated by the Company in any material respect and

     (ii) there exists no violation by the Company of any material covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Premises. All facilities located on the Leased Premises are supplied with adequate utilities and other services necessary for the conduct of the Company's business as currently conducted. There is no pending or, to the Knowledge of the Company, threatened condemnation proceeding, or material lawsuit or administrative action affecting an portion of the Leased Premises to which the Company or its subsidiaries is a named party.


     Section 3.16 Personal Property.


          (a) Each of the Company and its subsidiaries has good title to all personalty of any kind or nature which the Company or its subsidiaries purport to own, free and clear of all Liens, except for (i) Liens disclosed on Section 3.16 of the Company Disclosure Statement, (ii) Liens for non-delinquent taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory Liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security,
     (v) purchase money Liens, and (vi) Liens which do not materially detract from the value or use of said personalty. The Company and its subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company or its subsidiaries as now used, possessed and controlled by the Company or its subsidiaries, as applicable.

          (b) All machinery, equipment and other tangible assets currently being used by the Company or its subsidiaries which are owned or leased by the Company or its subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other condition of any machinery, equipment or other tangible asset would not have a Company Material Adverse Effect.


     Section 3.17 Contracts. Section 3.17 of the Company Disclosure Statement is a complete list of all written agreements of the Company or its subsidiaries (other than contracts or leases for the sale in the ordinary course of business of the Company's services or products) that are currently in effect (except for those set forth in clause (x) below) and that are (i) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company or its subsidiaries which provide for the receipt or expenditure by the Company or its subsidiaries after the date of this Agreement, of more than $150,000; (ii) contracts or commitments for capital expenditures or acquisitions in excess of $150,000 for one project or set of related projects; (iii) guarantees of third party obligations; (iv) agreements (including non competition agreements) which restrict the kinds of businesses in which the Company or its subsidiaries may engage or the geographical area in which any of them may conduct their business; (v) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company, the granting of Liens by the Company or lines of credit by the Company, in each case, involving an amount in excess of $150,000; (vi) collective bargaining agreements; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any patent and trademark rights; (viii) brokerage or finder's agreements; (ix) joint venture agreements, partnership agreements or similar agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $150,000; (xi) employment, consulting or management agreements; or (xii) agreements or other arrangements with any director or executive officer of the Company or its affiliates (other than customary at will employment arrangements) (all items required to be disclosed in Section 3.17 of the Company Disclosure Statement being hereinafter referred to as "Contracts"). True and correct copies of all the Contracts have been made available to Merger Sub. Except as disclosed in
Section 3.17 of the Company Disclosure Statement, (i) all Contracts are valid and subsisting and in full force and effect, and each of the Company and its subsidiaries has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company, its subsidiaries, or, to the Company's Knowledge, by any other party thereto, has occurred, except where such breach or default would not reasonably be expected to have a Company Material Adverse Effect.



     Section 3.18 Insurance Policies. Section 3.18 of the Company Disclosure Statement contains a summary description of all material insurance policies of the Company and its subsidiaries, and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company or its subsidiaries with respect to any such policy. To the Knowledge of the Company, there are no pending claims against such insurance by the Company or its subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.



     Section 3.19 Compliance with Laws. Except for matters relating to environmental matters (which are the subject of Section 3.14), neither the Company nor its subsidiaries are in violation of or have violated or failed to comply with any Law or Judgment applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.



     Section 3.20 Tax Matters.


          (a) The Company and each subsidiary of the Company has filed all Tax Returns that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and each subsidiary of the Company (whether or not shown on any Tax Return) have been paid. None of the Company or any subsidiary of the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any subsidiary of the Company does not file Tax Returns that the Company so not filing is or may be subject to taxation by that jurisdiction. To the Company's Knowledge, there are no security interests on any of the assets of any of the Company or any subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of the Company and each subsidiary of the Company has withheld and paid all Taxes required to have been withheld and paid by applicable Law.

          (c) To the Company's Knowledge, there is no dispute or claim concerning any Tax liability of any of the Company or any subsidiary of the Company. Section 3.20 of the Company Disclosure Statement lists all federal, state and foreign income Tax

     Returns filed with respect to any of the Company and any subsidiary of the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Investor correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any subsidiary of the Company since December 31, 1996.

          (d) None of the Company nor any subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.


          (e) None of the Company nor any subsidiary of the Company has filed a consent under Code sec.341(f) concerning collapsible corporations. None of the Company nor any subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code sec.280G. None of the Company nor any subsidiary of the Company has been a United States real property holding corporation within the meaning of Code sec.897(c)(2) during the applicable period specified in Code sec.897(c)(1)(A)(ii). Each of the Company and any subsidiary of the Company has disclosed on its federal, state, local and foreign Tax Returns all positions taken therein that could give rise to a substantial understatement of, federal, state, local and foreign Tax within the meaning of Code sec.6662 or similar provisions under any state, local or foreign Law. None of the Company nor any subsidiary of the Company is a party to any Tax allocation or sharing agreement. Neither the Company nor any subsidiary of the Company has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company.



          (f) None of the Company nor any subsidiary of the Company has any liability for the Taxes of any person other than the Company and the subsidiaries of the Company (i) under Treas. Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.



          (g) Except as disclosed on Section 3.20(h) of the Company Disclosure Statement, none of the Company nor any subsidiary of the Company will be required to make an adjustment to taxable income under Code sec.481 (or any similar provision of state, local, or foreign law) for any period ending on or after the Closing Date by reason of a voluntary change in accounting method initiated by the Company or any subsidiary of the Company on or prior to the Closing Date and neither the Internal Revenue Service nor any other governmental authority has initiated or proposed any such change in accounting method.



          (h) Except as disclosed on Section 3.20(i) of the Company Disclosure Statement, none of the Company nor any subsidiary of the Company is a "controlled foreign corporation" within the meaning of Code sec.957.


          (i) None of the Company nor any subsidiary of the Company owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.


     Section 3.21 Employment Agreements. Except as disclosed on Section 3.21 of the Company Disclosure Statement, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any directors, officers, or other employees of the Company.


     Section 3.22 Change of Control Provisions. Except as disclosed on Section
3.22 of the Company Disclosure Statement, none of the arrangements, agreements or understandings set forth in Article III hereof and none of the Company's employee benefit plans, programs or arrangements contain any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Transactions.



     Section 3.23 Employees. To the Knowledge of the Company, as of the date of this Agreement, no key employee, or group of employees, of the Company or its subsidiaries has any plans to terminate employment with the Company. Each of the Company and its subsidiaries has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and does not have any labor relations problems (including, without limitation, threatened or actual strikes or work stoppages or material grievances) other than such problems that would not have a Company Material Adverse Effect.



     SECTION 3.24 Permits. Each of the Company and its subsidiaries has all Permits, except for those Permits the failure to have would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.24 of the Company Disclosure Statement contains a complete list of the material Permits, exclusive of any Permits with respect to state or local sales, use or other Taxes or business or occupational licenses. To the Knowledge of the Company, all of the Permits are in full force and effect except where the failure to be so in effect would not have a Company Material Adverse Effect. No outstanding notice of cancellation or termination has been delivered to the Company or its subsidiaries in connection with any such Permit nor, to the Knowledge of the Company, has any such cancellation or termination been threatened. To the Knowledge of the Company, no application, action or proceeding for the modification of any such Permits is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any material Permits. Each of the Company and its subsidiaries has filed when due all documents required to be filed with any Governmental Authority in connection with such Permits and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.



     Section 3.25 Employee Benefit Plans.



          (a) Section 3.25 of the Company Disclosure Statement contains a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each plan, program, policy, practice, arrangement or contract (whether group or individual) providing for payments, deferred compensation or benefits or reimbursements to employees or former employees (or their beneficiaries or dependents) of the Company or with respect to which the Company has any liability or potential liability. For purposes of this Section 3.25, "Company" shall be deemed to include any entity required to be aggregated with the "Company" under Section 414(b), (c), (m) or (o) of the Code or
     Section 4001 of ERISA, at any relevant time. Each item listed in Section
     3.25 of the Company Disclosure Statement is a "Benefit Plan."


          (b) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue

     Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code, and, to the Company's Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan.

          (c) The Company does not have any liability or potential liability (including, but not limited to, withdrawal liability) with respect to (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

          (d) Except as disclosed on Section 3.25 of the Company Disclosure Statement, none of the Benefit Plans obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

          (e) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

          (f) The Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and the Company has no obligation under any Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Company or any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA.

          (g) With respect to each Benefit Plan, the Company has provided the Merger Sub with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent summary plan description provided to participants, and (v) the most recent determination letter received from the IRS.

          (h) With respect to each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing shall have been made or properly accrued on the November 30, 1998 balance sheet. None of the Benefit Plans has any material unfunded liabilities.


     Section 3.26 Intellectual Property Rights.


          (a) Section 3.26 of the Company Disclosure Statement sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent applications and other applications for registrations of Intellectual Property Rights owned or filed by or on behalf of the Company or its subsidiaries; (ii) all trade names and unregistered trademarks and service marks owned or used by the Company or its subsidiaries and material to the conduct of its business; and (iii) all material licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company or its subsidiaries is a party (either as a licensor or licensee).

          (b) Except as disclosed in Section 3.26 of the Company Disclosure
     Statement: (i) each of the Company and its subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property Rights necessary for the operation of the business of the Company and its subsidiaries as currently conducted free and clear of all encumbrances, licenses or other restrictions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the material Intellectual Property Rights owned or used by the Company or its subsidiaries has been made, is currently outstanding or is threatened, and to the Knowledge of the Company, there are no grounds for the same; (iii) the loss or expiration of any Intellectual Property Right owned or used by the Company or its subsidiaries would not have a Company Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) neither the Company nor its subsidiaries have received any notices of, and, to the Company's Knowledge, there is no infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights owned or used by the Company or its subsidiaries (including, without limitation, any demand or request that the Company or its subsidiaries license any rights from a third party); (v) neither the Company nor its subsidiaries, to the Company's Knowledge, have infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights or other rights of any third parties and, to the Company's Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and its subsidiaries as currently conducted and as currently proposed to be conducted; and (vi) each of the Company and its subsidiaries has taken commercially reasonable steps to protect, maintain and safeguard the material Intellectual Property Rights owned or used by the Company or its subsidiaries.


     Section 3.27 Year 2000. The Company is currently in the process of implementing a new enterprise wide information system that is designed to be Year 2000 Compliant (as defined below) (and that, to the Company's Knowledge, is Year 2000 Compliant) (the "New System"), which will replace all of the computer software computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are material to the Company's financial and informational systems (collectively, the "System Software"). The Company expects to complete the implementation of the New System on or before June 30, 1999, and the Company is using and will continue to use commercially reasonable efforts to complete such implementation on or before June 30, 1999. To the best of the Company's Knowledge, except as disclosed on Section 3.27 of the Company Disclosure Statement, all current versions of the product lines sold, licensed, rendered, or otherwise provided by the Company or its subsidiaries to customers in the conduct of their businesses are Year 2000 Compliant. "Year 2000 Compliant" means, with respect to any System Software, that such System Software will (i) operate prior to, during and after the calendar year 2000 without error relating to the date related data, and (ii) properly recognize and indicate dates in the calendar year 2000 and beyond as both input and output.



     Section 3.28 Appraisal Rights. None of the holders of shares of Company Common Stock has any appraisal or dissenter rights under Florida Law in connection with this Agreement, the Merger, the Preference Amendment or the other Transactions.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Merger Sub to the Company prior to the execution of this Agreement (the "Merger Sub Disclosure Schedule"), Merger Sub hereby represents and warrants to the Company that:



     Section 4.1 Organization and Qualification; Subsidiaries. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Merger Sub Material Adverse Effect. The term "Merger Sub Material Adverse Effect" means, when used in connection with the Merger Sub, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Merger Sub (excluding industry and general economic changes) or (ii) the ability of Merger Sub to perform its obligations under this Agreement.



     Section 4.2 Charter Documents and By-Laws. Merger Sub has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and By-laws, each as amended to date, of Merger Sub. Such charter documents are in full force and effect. Merger Sub is not in violation of any provision of its charter documents.



     Section 4.3 Authority Relative to this Agreement. Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Florida Law). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.



     Section 4.4 No Conflict; Required Filings and Consents.


          (a) The execution and delivery of this Agreement by Merger Sub does not, and the consummation of the Transactions by Merger Sub will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Merger Sub Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Merger Sub does not, and the consummation of this Agreement by Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Florida Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, individually or in the aggregate is not reasonably likely to have a Merger Sub Adverse Effect.


     Section 4.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement) and has conducted its operations only as contemplated hereby.



     Section 4.6 Information Supplied. None of the information supplied or to be supplied by Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, at the respective time filed with the SEC or such other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined below), contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.



     Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Merger Sub.



     Section 4.8 Financing. Cornerstone has received written commitments from
(a) Fleet National Bank, ("Fleet"), dated April 23, 1999 and as amended June 3, 1999 (the "Fleet Commitment Letter"), pursuant to which Fleet has committed, subject to the terms and conditions contained therein, to provide up to $46,000,000 in financing for the Transactions and (b) Mainsail Capital, an affiliate of Fleet ("Mainsail"), dated April 23, 1999 and as amended June 3, 1999 (the "Mainsail Commitment Letter" and, together with the Fleet Commitment Letter, the "Commitment Letters"), pursuant to which Mainsail has committed, subject to the terms and conditions contained therein, to provide up to $9,000,000 in financing for the Transactions. The proceeds from the Debt Financing, to the extent funded pursuant to the Commitment Letters, together with the Equity Contribution, shall provide sufficient funds to pay, pursuant to the Merger, the Merger Consideration and the Option Consideration and to pay all fees and expenses related to the Transactions. Merger Sub and/or the Investors have delivered true, correct and complete copies of the Commitment Letters to the Company.

     Section 4.9 Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Merger Sub threatened against Merger Sub, before any court, arbitrator or Governmental Authority, or (ii) outstanding judgment, order, writ, injunction or decree of any court, arbitrator or Governmental Authority in a proceeding to which Merger Sub or any of its assets is subject except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.



     Section 4.10 Capitalization. Immediately prior to the Effective Time, the authorized capital stock of Merger Sub will consist of shares of Common Stock, par value $0.01 per share and shares of preferred stock, par value $0.01 per share. Except as provided in, or contemplated by, this Agreement, there are no authorized or outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which Merger Sub is a party or by which Merger Sub is bound, obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of Merger Sub or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right commitment, preemptive right or agreement.


                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS


     Each Shareholder hereby severally but not jointly represents and warrants to the Company that:


     Section 5.1 No Conflict; Required Filings and Consents.


          (a) The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Transactions by such Shareholder will not, (i) violate any Law applicable to such Shareholder, (ii) prevent or materially delay the consummation of the Merger or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party.

          (b) The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Transactions by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by Florida Law or any other applicable state law.


     Section 5.2 Ownership of Owned Shares. Such Shareholder is the sole record and beneficial owner of the Owned Shares owned by such Shareholder, free and clear of any liens or encumbrances and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of the Owned

Shares or any interest therein) except pursuant to this Agreement or applicable securities Laws. The Owned Shares constitute all of the capital stock of the Company owned of record or beneficially owned by such Shareholder.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER



     Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Merger Sub shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to conduct its business in the ordinary course and in a manner consistent in all material respects with past practice. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, (iii) preserve the current relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has significant business relations, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Company's business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner, (vii) maintain and protect all of its material Intellectual Property Rights in a manner consistent in all material respects with past practice and (viii) complete the implementation of the New System on or before June 30, 1999. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Merger Sub:


          (a) amend or otherwise change its Articles of Incorporation or By-laws, except to the extent contemplated by the Preference Amendment;


          (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company (other than in connection with the Preference Exchange or the Equity Contribution) or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interests), of the Company or its subsidiaries or (ii) any assets of the Company or its subsidiaries, except for sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $150,000;


          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than in connection with the Preference Exchange;

          (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

          (f) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $150,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $500,000;

          (g) acquire, or agree to acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory, in each case, in the ordinary course of business consistent with past practice;

          (h) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, or grant any salary or wage increase (other than in the ordinary course consistent with past practice);

          (i) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than as may be required by applicable law);

          (j) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

          (k) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

          (l) make or institute any change in accounting procedures or practices in its accounting procedures and practices unless mandated by GAAP;

          (m) take any action that, if taken after February 28, 1999 but prior to the date hereof, would have required to be disclosed in Section 3.07 of the Company Disclosure Statement (provided that, notwithstanding anything contained herein, no Company Material Adverse Effect which occurred prior to the date hereof would have to be listed on Section 3.07 of the Company Disclosure Statement);

          (n) enter into any agreement or other arrangement with any director, officer, employee or stockholder of the Company, its subsidiaries or any affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

          (o) enter into any agreement or other arrangement that is reasonably likely to be material to the business of the Company or its subsidiaries, except in the ordinary course of business consistent with past practice;

          (p) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its subsidiaries, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or its subsidiaries;

          (q) take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would have a Company Material Adverse Effect;

          (r) license, assign or otherwise transfer to any person or entity any rights to any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past practice;

          (s) fail to maintain or enforce any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past practice; or

          (t) authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 6.01.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS



     Section 7.1 Shareholders' Meeting.



          (a) Subject to the provisions of Section 7.05 and Section 9.01, the Company shall, consistent with applicable law, call and hold a meeting of the holders of shares of Company Common Stock (the "Shareholders' Meeting") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Transactions. The Company, through its Board of Directors or a committee thereof, shall recommend to its shareholders approval and adoption of this Agreement and the Transactions, which recommendation shall be contained in the Proxy Statement (as defined below); provided, however, that the Board of Directors of the Company or a committee thereof may fail to make its recommendation to the shareholders of the Company or may withdraw, modify or change its recommendation to the shareholders of the Company, in accordance with Section 7.05(b). The Company shall solicit from the holders of shares of Company Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by Florida Law.



          (b) Merger Sub shall vote (or consent with respect to) any shares of Company Common Stock beneficially owned by it, or with respect to which it has the power

     (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement at any meeting of the shareholders of the Company at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the shareholders of the Company by consent in lieu of a meeting).


     Section 7.2 Preparation of Proxy Statement.



          (a) The Company shall, as soon as practicable, but in any event within thirty (30) days after the date hereof, prepare and file (after providing Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13e-3 filing, if required to be filed under the Exchange Act) relating to the meeting of the holders of shares of Company Common Stock to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the "Proxy Statement") (or, if requested by Merger Sub and applicable, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after providing Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Shareholders' Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing the Merger Sub the reasonable opportunity to review and comment thereon and without the approval of Merger Sub, which approval shall not be unreasonably withheld. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions.


          (b) The Company agrees to include in the Proxy Statement the unanimous recommendation of the voting members of the Company's Board of Directors, subject to any modification, amendment or withdrawal thereof, and represents that the Company's Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

     Section 7.3 Appropriate Action; Consents; Filings; Further Assurances.



          (a) The Company and Merger Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and make effective the Merger as promptly as practicable, (ii) take all reasonable actions required for the consummation of the financing of the transactions contemplated hereby by Merger Sub; provided, however, that the effectiveness of any such action by the Company shall be conditioned upon consummation of the Merger, (iii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided, that Merger Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term "Surviving Corporation Material Adverse Effect" means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Surviving Corporation or its subsidiaries, taken as a whole.


          (b) The Company, the Shareholders and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

          (c) Each of Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the Transactions, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time.

             (i) In the event that Merger Sub or the Company shall fail to obtain any third party consent described in subsection (c)(i) above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Merger Sub, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Company and Merger Sub will take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

          (e) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement (including the Shareholders) shall take all such necessary action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


     Section 7.4 Access to Information; Confidentiality.



          (a) The Company and Merger Sub shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated November 6, 1998 (the "Confidentiality Agreement") between the Company and Merger Sub. Notwithstanding the Confidentiality Agreement, the Company acknowledges that Merger Sub may cause an information memorandum to be prepared and used in connection with the consummation of the financing of the Transactions; provided, that any recipient of such information memorandum shall be subject to customary confidentiality requirements.



          (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to) provide to Merger Sub (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which Merger Sub may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or its subsidiaries.


          (c) From the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to): (i) provide to Merger Sub and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Merger Sub or its Representatives may reasonably request.

          (d) No investigation by Merger Sub, whether prior to the execution of this Agreement or pursuant to this Section 7.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.


     Section 7.5 No Solicitation.



          (a) The Company and the Shareholders shall not, and the Company shall cause its subsidiaries not to, and the Company agrees that it shall not authorize nor permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or acquisition of any kind of a material portion of the assets or capital stock of the Company or its subsidiaries (a "Competing Transaction") or negotiate, explore or otherwise communicate in any way with any person (other than Merger Sub or its directors, officers, employees and representatives) with respect to any Competing Transaction or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that prior to the vote of the shareholders of the Company for approval of the Merger, the Company (including, but not limited to, the officers and directors of the Company who may be Shareholders) may, if and so long as the Company's Board of Directors determines in good faith by a majority vote, based upon the advice of its outside counsel that failing to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors under applicable law, in response to a Competing Transaction from any person that was not solicited by the Company and that did not otherwise result from the breach of this Section 7.05, and subject to compliance with
     Section 7.05(c), (x) furnish information with respect to the Company to such person pursuant to a customary confidentiality agreement and (y) participate in discussion or negotiations with such person regarding any Competing Transaction; provided, that such proposal is not subject to conditions that are materially different from those set forth in this Agreement and such proposal is, in the business judgment of the Board of Directors of the Company, more favorable to the stockholders of the Company (other than the Shareholders) from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the terms and conditions of such transactions proposed by Merger Sub is response to such Competing Transaction pursuant to Section 7.05(b) below).


          (b) Neither the Company (or any of its subsidiaries) nor the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Merger Sub, the approval, adoption or recommendation by the Board of Directors of the Company or any such committee of this Agreement, the Merger or the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other relating to any Competing Transaction or propose or agree to do any of the foregoing, or (iv) submit any Competing Transaction at the Shareholder's Meeting for purposes of voting upon approval and adoption of the Competing Transaction; provided, however, that prior to the vote of the shareholders of the Company for approval of the Merger, the Company may, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority vote of the Board of Directors of the Company based on the advice of its outside counsel, and after compliance with the following sentence, terminate this Agreement pursuant to Section 9.01(g) (provided that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Competing Transaction). If the Company shall exercise its right to terminate this Agreement pursuant to this
     Section 7.05(b), the Company shall deliver to Merger Sub (or at Merger Sub's direction, to Cornerstone) (i) by check or wire transfer of same day funds in the amount of (A) Merger Sub's Reimbursable Expenses (as defined in Section 9.03(b)) as the same may have been estimated by Merger Sub in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Merger Sub's definitive determination of such Merger Sub's Reimbursable Expenses and (B) the amount of Termination Fee as provided in Section 9.03(c) and (ii) written acknowledgment from the Company and from the other person to the Competing Transaction that the Company and such other person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 7.05(b) at a time that is after the tenth business day following Merger Sub's receipt of written notice (the "Competing Notice") advising Merger Sub that the Board of Directors of the Company is prepared, subject to any action taken by Merger Sub pursuant to this sentence, to cause the Company to accept a Competing Transaction, specifying the material terms and conditions of such Competing Transaction and identifying the person making such Competing Transaction (it being understood and agreed that any amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new ten business day period following a new notice referred to above shall be required under this sentence); provided, however, that Merger Sub shall have the right during such ten business day period after receipt of the Competing Notice to offer to adjust the terms and conditions of the Transactions by tendering to the Company a new proposal for such terms and conditions (the "Revised Proposal"); provided, further, that if the Revised Proposal, in the business judgment of the Board of Directors of the Company, is substantially the same as the Competing Transaction, or is more favorable to the stockholders of the Company (other than the Shareholders) from a financial point of view than the Competing Transaction, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of the Revised Proposal, the Company shall reject the Competing Transaction and recommend to its shareholders the approval and adoption of the Revised Proposal.


          (c) The Company promptly (and in any event within 12 hours of the relevant event) shall advise Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the person making any such Competing Transaction or inquiry, and, in each case, the terms and conditions thereof, including any amendment or other modification to the terms of any such Competing

     Transaction or inquiry. The Company shall keep Merger Sub fully apprised of the status of any proposal relating to a Competing Transaction on a current basis.

          (d) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement.


     Section 7.6 Indemnification and Insurance.


          (a) The Surviving Corporation and the Company agree that, except as may be limited by applicable Laws, for six years from and after the Effective Time, the indemnification obligations set forth in the Company's Articles of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time. In addition, the Surviving Corporation and Company agree that, except as may be limited by applicable Laws, the indemnification obligations of the Company as set forth in other indemnification agreements to which it is a party and as disclosed in Section 7.06 of the Company Disclosure Statement, shall not be amended, repealed or otherwise modified after the Effective Time except as permitted by the terms and provisions of those agreements.


          (b) The Company shall maintain in effect, for three years or until the applicable statute of limitations expires but in no event longer than four years, from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers (the "Covered Parties") by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, in the event the annual premium for such coverage exceeds an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternate coverage up to an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage.



          (c) In addition to, and not in lieu of the foregoing, the Surviving Corporation shall indemnify, defend and hold harmless all officers and directors of the Company (the "Indemnified Parties") to the fullest extent permitted by Florida Law and in the Articles of Incorporation and By-laws of the Company, as in effect as of the date hereof, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Surviving Corporation in a manner consistent with applicable provisions of the Surviving Corporation's By-laws) arising out of the actions taken prior to the Effective Time in performance of their duties as directors or officers of the Company, in connection with the Merger and other transactions contemplated hereby, which may be asserted against the Indemnified Parties from and after the date of this Agreement provided, however, that Surviving Corporation's obligations to the Indemnified Parties under this Section 7.06(d) shall not be effective until consummation of the Merger; provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is determined pursuant to a final non-appealable judgment rendered by a court of competent jurisdiction to be prohibited by applicable Law or if the indemnification of the Indemnified Party is not within the power of the Surviving Corporation under Florida Law.


          (d) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.


     Section 7.7 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:


          (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any party to effect the Merger not to be complied with or satisfied;

          (b) the failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

          (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

          (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

     (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting the Company or Merger Sub, which relates to the consummation of the Transactions;


     in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule or the Merger Sub Disclosure Statement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.



     Section 7.8 Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions. Prior to the Closing, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which Merger Sub or the Company is a party and, in such case, shall use reasonable effects to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which Merger Sub and the Company will announce the execution of this Agreement.


     Section 7.9 Employment Agreements.


          (a) From and after the Effective Time, Merger Sub shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date hereof.


          (b) Merger Sub shall cause the Surviving Corporation, for a period of one year following the Effective Date, to offer compensation and benefits to Company's employees that are substantially equivalent to the compensation and benefits that such employees enjoyed before the Effective Time; provided, that nothing in this Section 7.09 shall obligate the Surviving Corporation to renew any employment agreements after their expiration or termination; provided, further, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws and subject to Section 7.09(a).



          (c) Prior to the Effective Time, John T. Kane and the Company agree to terminate (i) the Employment Agreement, dated June 12, 1997 and amended May 27, 1998 ("Kane's Previous Employment Agreement"), by and between the Company and John T. Kane, and (ii) the Trust Agreement, dated October 7, 1998 (the "Trust Agreement") by and between the Company and Delaware Charter Guarantee & Trust Company, as trustee (the "Trustee") with respect to John T. Kane, and upon such termination, the liabilities and obligations of the Company and such Shareholder under such agreements shall be extinguished. In consideration for terminating these agreements pursuant to this Section 7.09(c), the Company shall cause the Trustee to pay to John T. Kane, the amount accumulated in such trust for his benefit as of the date the Trust Agreement is terminated.



     (d) Prior to the Effective Time, George P. Wilson and the Company agree to
(i) terminate the Employment Agreement, dated June 12, 1997 and amended May 27, 1998 ("Wilson's Previous Employment Agreement"), by and between the Company and George P. Wilson and upon such termination, the liabilities and obligations of the Company and such Shareholder under such agreement shall be extinguished and
(ii) amend the Trust Agreement with respect to George P. Wilson to eliminate the requirement that, upon a Change of Control (as defined in the Trust Agreement), the Company make an irrevocable contribution to the trust sufficient to pay the retirement benefits that George P. Wilson would have been entitled pursuant to Wilson's Previous Employment Agreement.



     Section 7.10 Assistance with Financing. In order to assist with the financing of the Transactions, at or prior to Closing, the Company shall, and shall cause its subsidiaries to, take such commercially reasonable steps as are necessary to cause the following to occur:


          (a) At Cornerstone's request, with respect to each of the Leased Premises, the Company shall deliver to Merger Sub a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor, landlord and/or licensor of such Leased Premise, in each case, in form and substance reasonably acceptable to Merger Sub;

          (b) At Cornerstone's request, the Company shall furnish such financial statements as may be reasonably requested by Merger Sub in connection with the financing of the Transactions;

          (c) At Cornerstone's request, the Company shall take or cause to be taken any other actions necessary to consummate the financing of the Transactions; and

          (d) No actions taken by or on behalf of the Company in connection with its obligation under this Section 7.10 or arising as a result of the taking of such action shall constitute a breach of any representation or warranty of the Company contained in this Agreement for any purpose hereunder. Notwithstanding anything to the contrary set forth herein, the effectiveness of any such actions by the Company shall be conditioned upon the consummation of the Merger.


     Section 7.11 Stockholder Approval. The Company shall take all action necessary in accordance with Florida Law and its Article of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company.



     Section 7.12 Exchange Act and NASDAQ Filings. Unless an exemption shall be expressly applicable to the Company, or unless Merger Sub agrees otherwise in writing, the Company will file with the SEC and the National Association of Security Dealers ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



     Section 7.13 Noncompetition; Nonsolicitation. For a period of three (3) years from and after the Closing, the Shareholders shall not, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, as stockholder or partner or any other similar capacity with any business which is in competition with or potential competition with the business of the Company as conducted immediately prior to the consummation of Merger, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company, the Surviving Corporation, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company, the Surviving Corporation, or any successor to any of the foregoing in a supervisory or more senior capacity. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this Section 7.13. The restrictive covenant contained in this
Section 7.13 is a covenant independent of any other provision of this Agreement, and the existence of any claim which the Shareholders may allege against Merger Sub, the Company, the Surviving Corporation or any of their affiliates, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. The Shareholders agree that a breach of this Section 7.13 shall cause irreparable harm to Merger Sub, the Company, the Surviving Corporation and their affiliates, that Merger

Sub's, the Company's and the Surviving Corporation's remedies at law for any breach or threat of breach of the provisions of this Section 7.13 shall be inadequate, and that Merger Sub, the Company and/or the Surviving Corporation shall be entitled to an injunction or injunctions to prevent breaches of this
Section 7.13 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Merger Sub, the Company and/or the Surviving Corporation may be entitled at law or in equity. The three year period shall be tolled during any period of violation of this Section 7.13 and during any other period required for litigation during which Merger Sub, the Company and/or the Surviving Corporation seeks to enforce this covenant. In the event that this Section 7.13 shall be determined by an court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.


     Section 7.14 Representations. Each of the Company and the Merger Sub (a) will use reasonable best efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (c) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.



     Section 7.15 Voting Agreement. Each of the Shareholders and Merger Sub shall comply with all of their respective obligations under the Voting Agreement.



     Section 7.16 Guarantee. Cornerstone will be a substantial equity investor in the Surviving Corporation. In that regard, Cornerstone has a substantial interest in and a desire to assure that the Company enter into this Agreement and that the Transactions are consummated. Therefore, as a material inducement to the Company to enter into this Agreement and to consummate the Transactions, Cornerstone, by affixing the signature of its duly authorized officer on the signature page attached hereto, hereby guarantees (the "Guarantee"), absolutely and unconditionally as a primary obligor, to the Company, the performance by Merger Sub of its covenants, duties and obligations hereunder ("Merger Sub Obligations"); provided, that Cornerstone's aggregate liability to the Company due to the Merger Sub Obligations shall not exceed, in the aggregate, the Equity Contribution. The Guarantee shall be a continuing guaranty and shall remain in effect until the earliest of (i) the Effective Time, (ii) except for any obligation of Merger Sub pursuant to Section 9.03(d) hereof, the termination of this Agreement and (iii) the time that Cornerstone has, taken together with any amounts funded in connection with the Equity Contribution, incurred and satisfied liabilities equal to or exceeding $24,826,327.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER



     Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and the Shareholders to consummate the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exist) of the following conditions:

          (a) this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with Florida Law and the Company's Articles of Incorporation;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's or Merger Sub's conduct or operation of the business of the Company after the Merger; and

          (d) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.


     Section 8.2 Conditions to the Obligations of Merger Sub. The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub of the following further conditions:


          (a) The Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and (iii) Merger Sub shall have received a certificate signed by an executive officer of the Company as to compliance with the conditions set forth in this paragraph 8.02(a);

          (b) Merger Sub shall have received an opinion, dated on or about the Closing Date, of Greenberg Traurig, P.A., similar in form and substance to opinions normally given in transactions of this kind and which is reasonably satisfactory to Merger Sub;

          (c) Each of the Shareholders shall have performed all of his obligations hereunder required to be performed by it at or prior to the Effective Time, including its obligation to consummate the Preference Exchange; (ii) each of the representations and warranties of the Shareholders contained in this Agreement shall be true and correct, in each case as of the Closing Date, as if made at and as of such time; and (iii) Merger Sub shall have received a certificate signed by the Shareholders as to compliance with the conditions set forth in this paragraph 8.02(c);


          (d) Shareholders shall have executed and delivered a Stockholders Agreement in form and substance reasonably satisfactory to Merger Sub, containing the terms set forth in the term sheet annexed hereto as Exhibit C;


          (e) Surviving Corporation shall have obtained the Debt Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt financing sufficient to consummate the Transactions and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation, all on terms reasonably satisfactory to the Surviving Corporation and the Investors;


          (f) Each of the Company's revenues, taken as a whole, and earnings before interest and taxes ("Operating Income"), taken as a whole, for the first fiscal quarter of the fiscal year ending February 29, 2000 shall have been substantially consistent with the projected revenues, taken as a whole, and Operating Income, taken as a whole, set forth on the information listed on Section 8.02(f) of the Company Disclosure Schedule (the "Disclosed Information"), which Disclosed Information was previously provided by the Company to Merger Sub and Cornerstone or their representatives;



          (g) Since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that any changes, effects, events, occurrences, conditions or developments substantially consistent with items 3, 4, 7, 9 and 10 of the Disclosed Information shall not be deemed to constitute a Company Material Adverse Effect;


          (h) The Company shall have amended its Articles of Incorporation in connection with the Preference Amendment;

          (i) The Shareholders shall have converted an aggregate of 273,465 shares of Company Common Stock into that number of shares of Series B Preference Stock such that immediately after the Equity Contribution and the Preference Exchange, the Shareholders will own an aggregate of 18.79% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f);

          (j) The Company shall have issued to the Investors in exchange for the Equity Contribution that number of shares of Series A Preference Stock such that immediately after the Equity Contribution and the Preference Exchange, the Investors will own 81.21% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f);

          (k) All Company Stock Options shall be extinguished and as of immediately prior to Closing, the Company shall have no liability or obligation with respect to any such Company Stock Options, except as provided in Section 2.03;

          (l) All outstanding indebtedness for borrowed money of the Company shall be paid in full, (ii) any letters of credit of the Company shall be terminated and (iii) the Company shall have obtained (x) the release of all liens or encumbrances on the capital stock of the Company and all assets securing such Indebtedness and (y) the release of all guarantees by the Company of indebtedness of any other person for borrowed money. At the Closing, the Company shall provide or arrange to be provided to Merger Sub all releases and other documents in form and substance reasonably satisfactory to Merger Sub demonstrating the release of such liens, encumbrances and guarantees;


          (m) At the Closing, (i) the Company and George P. Wilson shall execute and deliver the form of Employment Agreement attached hereto as Exhibit D (with such amendments as the Company and George P. Wilson shall mutually agree upon, the "Employment Agreement"), (ii) Wilson's Previous Employment Agreement shall terminate, and all obligations and liabilities of the Company and George P. Wilson under such agreement shall be extinguished and
     (iii) the Trust Agreement shall, with respect to George P. Wilson, be amended to eliminate the requirement that, upon a Change of Control (as defined in the Trust Agreement), the Company make an irrevocable contribution to the trust sufficient to pay the retirement benefits that George P. Wilson would have been entitled pursuant to Wilson's Previous Employment Agreement;

          (n) Each of (i) Kane's Previous Employment Agreement and (ii) the Trust Agreement, with respect to John T. Kane, shall terminate, and all obligations and liabilities of the Company and John T. Kane under such agreement shall be extinguished; and

          (o) The Company shall have obtained all consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to Merger Sub, which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Surviving Corporation to conduct their business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have a Company Material Adverse Effect.


     Section 8.3 Conditions to the Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company or the Shareholders, as the case may be, of the following further conditions:


          (a) Merger Sub shall have performed all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Merger Sub contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and (iii) the Company and Shareholders shall have received a certificate signed by an executive officer of Merger Sub as to compliance with the conditions set forth in this paragraph 8.03(a):

          (b) The Company shall have received an opinion, dated on or about the Closing Date, of Kirkland & Ellis, similar in form and substance to opinions normally given in transactions of this kind and which is reasonably satisfactory to the Company;

          (c) Investors shall have made the Equity Contribution in exchange for the Series A Preference Stock;


          (d) Investors shall have executed and delivered a Stockholders Agreement in form and substance reasonably satisfactory to Shareholders, containing the terms set forth in the term sheet annexed hereto as Exhibit C;


          (e) Surviving Corporation shall have obtained the Debt Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt financing sufficient to consummate the Transactions and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation;

          (f) The Company shall have obtained all consents, authorizations, approvals and waivers from third parties which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Surviving Corporation to conduct their business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have a Company Material Adverse Effect; and

          (g) With respect to the obligations of the Company, the Shareholders shall have converted an aggregate of 273,465 shares of Company Common Stock into that number of shares of Series B Preference Stock such that immediately after the Preference Exchange and the Equity Contribution, the Shareholders will own an aggregate of 18.79% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f).


     Section 8.4 Conditions to the Obligations of the Investors. The obligations of Investors to make the Equity Contribution are subject to the satisfaction or, if permitted by applicable Law, waiver by the Investor of the following conditions:


          (a) the conditions set forth in Section 8.01 of this Agreement; and

          (b) the conditions set forth in paragraphs (a), (c), (d), (e), (f),
     (g), (h), (i), (j), (l) and (o) of Section 8.02, except that the references to Merger Sub in paragraphs (a), (c), (d), (l), and (o) shall be replaced by a reference to the Investors.


     Section 8.5 Conditions to the Obligations of the Shareholders. The obligations of the Shareholders to consummate the Preference Exchange are subject to the satisfaction, or if, permitted by applicable Law, waiver by the Shareholders of the following conditions:


          (a) the conditions set forth in Section 8.01 of this Agreement;

          (b) the conditions set forth in paragraphs (e), (h) and (o) of Section 8.02;

          (c) the conditions set forth in paragraphs (a) (other than subparagraph (iii)) and (d) of Section 8.03; and


          (d) the Company shall have executed and delivered the Employment Agreement with George P. Wilson and shall have entered into a consulting services agreement with John T. Kane containing the terms set forth in the term sheet annexed hereto as Exhibit E.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER



     Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:


     (a) by written consent of the Company and Merger Sub;


     (b) by Merger Sub or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 30, 1999, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (provided, however, that neither party may terminate this Agreement pursuant to this Section 9.01(b)(ii) prior to September 30, 1999 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 30, 1999; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;


          (c) by Merger Sub or the Company, if the Shareholders' Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to the Company if its failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to obtain such shareholder approval;


          (d) by Merger Sub if the Board of Directors of the Company or any committee thereof (i) shall withdraw, modify in a manner adverse to Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or (ii) recommends a Competing Transaction with respect to the Company to the Company's stockholders pursuant to Section 7.05;


          (e) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
     Section 8.03(a) would not be satisfied; provided, however, that, if such breach is curable by Merger Sub through the exercise of its best efforts and Merger Sub continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 9.01(e) for a period of 30 days from the date on which the Company delivers to Merger Sub written notice setting forth in reasonable detail the circumstances giving rise to such breach;



          (f) by Merger Sub, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
     Section 8.02(a) or Section 8.02(c) would not be satisfied; provided, however, that, if such breach is curable by the Company or the Shareholders, as the case may be, through the exercise of its best efforts and the Company or the Shareholders, as the case may be, continues to exercise such best efforts, Merger Sub may not terminate this Agreement under this Section 9.01(f) for a period of 30 days from the date on which Merger Sub delivers to the Company or the Shareholders, as the case may be, written notice setting forth in reasonable detail the circumstances giving rise to such breach; or


          (g) by the Company in accordance with Section 7.05(b).


     Section 9.2 Method of Termination; Effect of Termination.


          (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided in Section 10.02. Any such right of termination shall not be an exclusive remedy hereunder but shall in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.


          (b) Except as provided in Section 10.01, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for (i) fraud and (ii) as set forth in
     Section 9.03; provided, however, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any intentional breach by the other party or parties of this Agreement.


     Section 9.3 Fees and Expenses.



          (a) In the event that it is judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to the remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the Transactions, the related documentation and the shareholders' meetings and consents ("Costs").



          (b) In the event that this Agreement is terminated pursuant to paragraphs (b), (c), (d), (f) or (g) of Section 9.01, the Company shall, within five business days of such termination, pay Merger Sub (or at Merger Sub's direction, to Cornerstone) by wire transfer of immediately available funds to an account specified by Merger Sub in reimbursement for Merger Sub's expenses an amount in cash equal to the aggregate amount of (i) the Costs incurred in connection with pursuing the transactions contemplated by this Agreement (including without limitation, legal, accounting, investment banking and commitment fees) and (ii) out-of-pocket expenses (together with such Costs, the "Reimbursable Expenses"), in each case, of Merger Sub and Cornerstone (as such Reimbursable Expenses may be estimated by Merger Sub in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Merger Sub's definitive determination of such Reimbursable Expenses); provided, however, that Merger Sub shall have no right to receive Reimbursable Expenses pursuant to this Section 9.03(b) if Merger Sub's failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement. For purposes of this Agreement, Merger Sub's Reimbursable Expenses shall include the Costs and out-of-pocket expenses of Cornerstone incurred in connection with this Agreement or on behalf of Merger Sub.



          (c) In the event that this Agreement is terminated by Merger Sub or the Company pursuant to Section 9.01(d) or Section 9.01(g), the Company shall, within five business days of such termination, pay Merger Sub (or at Merger Sub's direction, to Cornerstone) by wire transfer of immediately available funds to an account specified by Merger Sub a payment in the amount equal to $2,300,000 (the "Termination Fee").



          (d) In the event that this Agreement is terminated pursuant to paragraph (e) of Section 9.01, Merger Sub shall, within five business days of such termination, pay the Company in reimbursement for the Company's expenses an amount in cash equal to the aggregate amount of the Company's Reimbursable Expenses (as such Reimbursable Expenses may be estimated by the Company in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon the Company's definitive determination of such Reimbursable Expenses); provided, however, that the Company shall have no right to receive Reimbursable Expenses pursuant to this Section 9.03(d) if the Company's failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement.

          (e) Except as provided in this Section 9.03, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (i) the Company shall bear all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (ii) Merger Sub and the Company shall bear equally all expenses incurred by the parties hereto and their respective affiliates, if applicable, in connection with any filing under the HSR Act due to the transactions contemplated herein.



     Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would (a) change the amount or the type of Merger Consideration to be received by the shareholders of the Company pursuant to the Merger, (b) change any other term or condition of the Agreement if such change would materially and adversely affect the Company or the holders of shares of Company Common Stock or Preference Stock or (c) without the vote of the stockholders entitled to vote on the matter, change any term of the Articles of Incorporation of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.



     Section 9.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (b) of Section 8.01) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE X

                               GENERAL PROVISIONS



     Section 10.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 7.03(e), 7.06, 7.09, 7.10, 7.13 and 7.14 shall survive the Effective Time indefinitely, and those set forth in Sections 7.08, 9.02 and 9.03 and this Article X shall survive termination indefinitely.



     Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02): if to Merger Sub:


          Cornerstone Equity Investors L.L.C.
          717 Fifth Avenue

          New York, New York 10022
          Telecopy: (212) 826-6798
          Attention: Mark Rossi, Michael Najjar and Stephen Larson

          with copies to:

          Kirkland & Ellis
          Citicorp Center
          153 East 53rd Street
          New York, New York 10022
          Telecopy: (212) 446-4900
          Attention: Frederick Tanne

          if to the Company:

          Equitrac Corporation
          836 Ponce de Leon Boulevard
          Coral Gables, Florida 33134
          Telecopy: (305) 442-0687
          Attention: George P. Wilson

          with copies to:

          Greenberg Traurig, P.A.
          1221 Brickell Avenue
          Miami, Florida 33131
          Telecopy: (305) 579-0717
          Attention: Kenneth C. Hoffman, Esq.


     Section 10.3 Certain Definitions.



          (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;



          (b) "Beneficial Owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;


          (c) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Miami, Florida;



          (d) "Code" means the Internal Revenue Code of 1986, as amended;



          (e) "Control" (including the terms "Controlled By" and "Under Common Control With") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;



          (f) "Governmental Authority" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;



          (g) "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights;



          (h) "Knowledge" means the actual knowledge, after reasonable investigation, of any of John T. Kane, Chairman of the Board of Directors, George P. Wilson, President and Chief Executive Officer, Scott J. Modist, Chief Financial Officer and, for purposes of Section 3.20 only, Lilly O'Brien, the Tax Manager;



          (i) "Lien" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;



          (j) "Owned Shares" means the aggregate shares of Company Common Stock owned beneficially and of record by the Shareholders as of the date hereof (as such number may be reduced as a result of the conversion of shares into Series B Preference Stock as contemplated by this Agreement);



          (k) "Permits" shall mean all franchises, licenses, authorizations, approvals, permits, consents or other rights granted by an Governmental Authority and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company as currently conducted or used.

          (l) "Person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;



          (m) "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business;



          (n) "Subsidiary" or "Subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;



          (o) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not;



          (p) "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof; and



          (q) "Transactions" means the Merger, the Preference Amendment and the other transactions contemplated hereby this Agreement.



          (r) "Voting Agreement" means that certain Voting Agreement, dated as February 17, 1999, by and among Merger Sub and the Shareholders, as amended.



     Section 10.4 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.



     Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.



     Section 10.6 Entire Agreement; Assignment. This Agreement (including the Exhibits, the Merger Sub Disclosure Schedule and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement amends and restates the Original Agreement in its entirety. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, except that Merger Sub may assign all or any of its rights and obligations hereunder to any affiliate of Merger Sub, and Merger Sub and the Company may assign their respective rights and obligations hereunder as collateral security to any person providing financing to Merger Sub and/or the Company; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.



     Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).



     Section 10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.



     Section 10.9 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding that is otherwise permitted under this Agreement or any other agreement executed in connection with this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.



     Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.



     Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 10.12 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.



     Section 10.13 Obligations of the Shareholders. Notwithstanding anything to the contrary set forth herein, the representations and warranties of each Shareholder shall be limited to those set forth in Article V hereof. The obligations of the Shareholders under this Agreement shall be limited to those set forth in Sections 1.01(b), 7.03(b), 7.03(e), 7.05(a), 7.09(c), 7.09(d), 7.13
and 7.15 hereof. The conditions governing the obligations of the Shareholder shall be governed by Sections 8.01, 8.03 and 8.05 hereof. Notwithstanding anything to the contrary set forth herein, the Shareholders shall have no other obligations under this Agreement. Notwithstanding anything to the contrary set forth herein, it is understood that the obligations of the Shareholders under this Agreement are limited to acts or omissions by such Shareholder in its capacity as a stockholder of the Company and not in its capacity as an officer or director of the Company.



     Section 10.14 Interpretation; Schedules and Exhibits. For purposes of this Agreement, all representations and warranties contained herein shall be deemed to have been made as of the date hereof, except for representations and warranties contained herein that speak as of a specific date (which representation and warranty shall speak as of such specific date). The schedules and exhibits attached to the Original Agreement shall be deemed to be the schedules and exhibits to this Agreement except that (a) Sections 3.06 and 8.02(f) of the Company Disclosure Schedule attached hereto shall be added to the Company Disclosure Schedule attached to the Original Agreement and (b) Sections 3.03, 3.07, 3.08, 3.17, 3.17(viii), 3.21 and 3.25 of the Company Disclosure
Schedule attached hereto replaces Sections 3.03, 3.07, 3.08, 3.17, 3.17(viii),
3.21 and 3.25 of the Company Disclosure Schedule, respectively, attached to the Original Agreement.

     In Witness Whereof, Merger Sub, Shareholders and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          CHARGEBACK ACQUISITION CORP.

                                          By:     /s/ STEPHEN L. LARSON
                                             -----------------------------------
                                              Name: Stephen L. Larson
                                              Title: Secretary

                                          EQUITRAC CORPORATION

                                          By:      /s/ GEORGE P. WILSON
                                             -----------------------------------
                                              Name: George P. Wilson
                                              Title: President and Chief
                                             Executive
                                                 Officer

                                          FOR PURPOSES OF ARTICLES I, V,

                                          VII AND VIII ONLY


                                          SHAREHOLDERS

                                          By: /s/ JOHN T. KANE
                                             -----------------------------------
                                              Name: John T. Kane
                                          Title:

                                           /s/ GEORGE P. WILSON
                                          --------------------------------------
                                           Name: George P. Wilson
                                          Title:

CORNERSTONE EQUITY INVESTORS IV, L.P.
HEREBY JOINS THIS AGREEMENT FOR THE EXPRESS
AND LIMITED PURPOSE SET FORTH IN SECTION 1.01(c)
AND SECTION 7.16 HEREOF.

CORNERSTONE EQUITY INVESTORS IV, L.P.

By:  Cornerstone IV, L.L.C.
Its: General Partner
By:      /s/ STEPHEN L. LARSON
    ----------------------------------
    Name: Stephen L. Larson
    Title: Managing Director

                                   APPENDIX B

                                              Prudential Securities Incorporated
                                          One New York Plaza, New York, NY 10292
                                                                  (212) 778-1000

PRIVATE AND CONFIDENTIAL


                                                                    June 3, 1999


The Special Committee of the Board of Directors
Equitrac Corporation
836 Ponce de Leon Boulevard
Coral Gables, Florida 33134

Members of the Special Committee of the Board of Directors:


     We understand that Equitrac Corporation, a Florida corporation (the "Company"), and Chargeback Acquisition Corporation ("Acquisition Corp."), a Florida corporation and wholly-owned subsidiary of Cornerstone Equity Investors IV, L.P., a Delaware limited partnership ("Cornerstone") propose to enter into an Amended and Restated Recapitalization Agreement and Plan of Merger (the "Agreement"), pursuant to which Acquisition Corp. will merge with and into the Company (the "Merger"). In addition, Cornerstone, John T. Kane, Chairman of the Board of Directors and George P. Wilson, President and Chief Executive Officer, will enter into the Agreement for certain limited purposes specified therein. Pursuant to the Agreement, immediately prior to the effective time of the Merger, a portion of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), held by Messrs. Kane and Wilson, and to the extent the Agreement is amended pursuant to section 2.01(f) thereof, certain other senior executives of the Company (together with Messrs. Kane and Wilson, the "Management Investors"), will be converted into newly issued shares of preferred stock, par value $0.01 per share, of the Company. At the effective time of the Merger, each then outstanding share of Company Common Stock will be converted into the right to receive $21.00 in cash (the "Consideration").



     You have requested our opinion as to the fairness from a financial point of view of the Consideration to be received by the holders of the Company Common Stock (other than the Management Investors) in the Merger.


     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:


          (i) a draft, dated June 2, 1999, of the Agreement, including the exhibits thereto;



          (ii) certain publicly available historical, financial and operating data for the Company including, but not limited to, (a) the Annual Reports to shareholders and Annual Reports on Form 10-K for the fiscal years ended February 28, 1997, 1998 and 1999, and (b) the Quarterly Reports on Form 10-Q for the fiscal quarters ended May 30, 1998, August 31, 1998 and November 30, 1998;

                                     Prudential Securities Incorporated

                                     June 3, 1999

                                     Page 2

          (iii) historical stock market prices and trading volumes for the Company Common Stock;

          (iv) certain information relating to the Company, including financial forecasts, prepared by the management of the Company;

          (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the Company or otherwise relevant to our inquiry;

          (vi) the financial terms of certain recent transactions, we deemed relevant to our inquiry; and

          (vii) such other financial studies, analyses and investigations we deemed appropriate.

     We have assumed, with your consent, that the draft of the Agreement we reviewed will conform in all material respects to the Agreement when in final form.


     We have met with the senior management of the Company to discuss (i) the past and current operating and financial condition of the Company, (ii) the prospects for the Company, (iii) their estimates of the Company's future financial performance and (iv) such other matters we deemed relevant.


     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to certain financial forecasts provided to us by the management of the Company, we have assumed that such information (and the assumptions and bases therefor) represents the Company's management's best currently available estimate as to the future financial performance of the Company. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

     Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company.

     As you know, we have been retained by the Company on behalf of the Special Committee to render this opinion and will receive a fee for such service, a portion of which fee is contingent upon the consummation of the Merger. In the ordinary course of business we may actively trade the shares of Company Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                                     Prudential Securities Incorporated

                                     June 3, 1999

                                     Page 3

     This letter and the opinion expressed herein are for the use of the Special Committee of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote in connection with the Merger or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement relating to the Merger sent to the Company's stockholders and filed with the Securities and Exchange Commission.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock (other than the Management Investors) in the Merger is fair to such holders from a financial point of view.

                                     Very truly yours,

                                     PRUDENTIAL SECURITIES INCORPORATED

                                   APPENDIX C

                                  AMENDMENT TO
                           ARTICLES OF INCORPORATION
                            OF EQUITRAC CORPORATION

     Resolved, that Article III of the Amended and Restated Articles of Incorporation of Equitrac be amended to read in its entirety as follows:

        The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares, consisting of Fourteen Million (14,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

A. PROVISIONS RELATING TO THE PREFERRED STOCK.

     1. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.

     2. Preferences. Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state, by resolution or resolutions from time to time adopted providing for the issuance thereof, the following:

          (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

          (b) the number of shares to constitute the class or series and the designations thereof;

          (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

          (d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

          (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;

          (g) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

          (i) such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

     3. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

B. PROVISIONS RELATING TO THE COMMON STOCK.

     1. Voting Rights. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

     2. Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise.

     3. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Sock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock."

                                   APPENDIX D

            TRANSACTIONS INVOLVING EQUITRAC'S COMMON STOCK EFFECTED
            BY MEMBERS OF THE MANAGEMENT GROUP AND THEIR RESPECTIVE
                AFFILIATES SINCE MARCH 1, 1997 THROUGH THE DATE
                             OF THE PROXY STATEMENT

                                                                                      NUMBER OF   EXERCISE
                                                   TRANSACTION               DATE      SHARES      PRICE     SALE PRICE
                                                   -----------             --------   ---------   --------   ----------
1.   John Kane........................  Sale*                               4/22/97      1,400                 13.25
                                        Option Grant                        5/19/97     30,000     12.00
                                        Sale                                7/31/97     22,000                 15.00
                                        Sale                                7/31/97     13,000                 14.50
                                        Sale                                11/4/97     25,000                 16.00
                                        Gift                                11/3/97      2,000
                                        Sale                                2/19/98     34,750                 17.44
                                        Option Grant                         4/8/98     20,000     19.63
                                        Sale                                5/20/98     34,500                 20.44
                                        Sale*                                8/7/98      1,000                 10.00
                                        Gift                                2/12/99     70,000
                                        Gift                                2/12/99      4,000
                                        Transfer**                          2/12/99    600,000
2.   George Wilson....................  Option Grant                        5/19/97     30,000     12.00
                                        Sale                                11/4/97     25,000                 16.00
                                        Gift                                11/5/97      6,250
                                        Sale                                2/19/98     34,750                 17.44
                                        Option Grant                         4/8/98     20,000     19.63
                                        Sale                                5/20/98     34,500                 20.44
                                        Transfer**                          2/12/99    370,500
3.   Scott Modist.....................  Option Grant                        5/19/97     15,000     12.00
                                        Cashless Exercise of Options        2/12/98     12,000      4.25       17.44
                                        (sale through broker to pay
                                        exercise price)
                                        Option Grant                         4/8/98     12,000     19.63
4.   Chris Rickborn...................  Option Grant                        5/19/97     15,000     12.00
                                        Recipient of Gift*                  7/15/97      6,800
                                        Sale*                               7/22/97      5,000                 15.00
                                        Recipient of Gift***                11/3/97      1,000                            by child
                                        Option Grant                         4/8/98     12,000     19.63
                                        Sale*                               5/19/98        300                 20.25
                                        Cashless Exercise of Options         8/3/98      3,000      4.25       20.00
                                        (sale through broker to pay
                                        exercise price)
                                        Stock Sale                           8/3/98      1,000                 20.00
5.   Steve Smith......................  Option Grant                        5/19/97      2,500     12.00
6.   Patrick Raftery..................  Option Grant                        5/19/97      7,500     12.00
                                        Option Grant                        2/28/99      7,500     19.63

                                                                                      NUMBER OF   EXERCISE
                                                   TRANSACTION               DATE      SHARES      PRICE     SALE PRICE
                                                   -----------             --------   ---------   --------   ----------
7.   Cid Yousefi......................  Option Grant                        5/19/97     15,000     12.00
                                        Cashless Exercise of Options        7/18/97      3,000      7.00       13.63
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options        4/22/98      1,000      7.00       21.25
                                        (sale through broker to pay
                                        exercise price)
                                        Option Grant                         4/8/98      7,500     19.63
                                        Cashless Exercise of Options        5/11/98      1,000      7.00       20.50
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options        5/12/98        300      9.00       20.75
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options        5/13/98      1,700      9.00       20.50
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options        5/20/98      8,000      9.00       20.44
                                        (sale through broker to pay
                                        exercise price)
8.   John Jones.......................  Cashless Exercise of Options        4/28/97      4,000      4.25       13.00
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options         9/5/97      2,800      1.78
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options        2/12/98      5,000      9.00       17.44
                                        (sale through broker to pay
                                        exercise price)
                                        Cashless Exercise of Options        2/12/98      2,000      7.00       17.44
                                        (sale through broker to pay
                                        exercise price)

-------------------------

  * By such person's spouse.

 ** Transfer of shares to the person by the trustee of a trust in which such shares were held for the benefit of such person.

*** By such person's child.

                              EQUITRAC CORPORATION
                           836 PONCE DE LEON BOULEVARD
                           CORAL GABLES, FLORIDA 33134

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints George P. Wilson and John T. Kane, and either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the special meeting of shareholders of Equitrac to be held on July 27, 1999, at __________, local time, at [_________________________], and at any adjournment or postponement thereof, as indicated on the reverse side.

1. A proposal to approve and adopt the Merger Agreement and the Transactions described in the accompanying proxy statement.

         / / FOR             / / AGAINST        / / ABSTAIN

         CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING DATED JUNE __, 1999 AND THE ACCOMPANYING PROXY STATEMENT.

         PLEASE SIGN AND DATE THIS PROXY BELOW

Date:                           , 1999

--------------------------------------


-------------------------------------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
ON LEFT. WHEN SIGNING AS ATTORNEY,
EXECUTOR, ADMINISTRATOR, GUARDIAN OR
CORPORATE OFFICIAL, PLEASE GIVE FULL

TITLE.